   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SONOMA SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3669                                   95-4582073
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                           --------------------------

                         4640 ADMIRALTY WAY, SUITE 600
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 827-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           --------------------------

                    GREGORY W. KOSS, CHIEF EXECUTIVE OFFICER
                              SONOMA SYSTEMS, INC.
                         4640 ADMIRALTY WAY, SUITE 600
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 827-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                           --------------------------

                                   COPIES TO:

              K.C. SCHAAF, ESQ.                           GREG T. WILLIAMS, ESQ.
           MICHAEL E. FLYNN, ESQ.                            PATTY H. LE, ESQ.
            MARK L. SKAIST, ESQ.                          KANDY L. WILLIAMS, ESQ.
            MARC G. ALCSER, ESQ.                      BROBECK, PHLEGER & HARRISON LLP
    STRADLING YOCCA CARLSON & RAUTH, P.C.                   38 TECHNOLOGY DRIVE
    660 NEWPORT CENTER DRIVE, SUITE 1600                 IRVINE, CALIFORNIA 92618
       NEWPORT BEACH, CALIFORNIA 92660                        (949) 790-6300
               (949) 725-4000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                  TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM                  AMOUNT OF
                SECURITIES TO BE REGISTERED                       AGGREGATE OFFERING PRICE(1)        REGISTRATION FEE
Common Stock ($.01 par value per share)....................               $69,000,000                     $18,216

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SUBJECT TO COMPLETION,       , 2000
We will amend and complete the information in this prospectus. Although we are permitted by US federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
            , 2000

                                     [LOGO]

                       ____________SHARES OF COMMON STOCK

----------------------------------------------------------------------

SONOMA SYSTEMS, INC.:

- We are a leading developer and supplier of Asynchronous Transfer Mode-based broadband integrated access devices for network service providers.

- Sonoma Systems, Inc.
  4640 Admiralty Way, Suite 600
  Marina del Rey, California 90292
  (310) 827-8000

PROPOSED SYMBOL & MARKET:

- SNMA/Nasdaq National Market

THE OFFERING:

- We are offering       shares of our common stock.
- The underwriters have an option to purchase an additional       shares from us
  to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be
  between $         and $         per share.

- We plan to use a portion of the net proceeds to redeem the outstanding shares of our Series A preferred stock and the balance for general corporate purposes.

- Closing:       , 2000.

--------------------------------------------------------------------------------
                                                              Per Share   Total
--------------------------------------------------------------------------------
  Public offering price:                                      $           $
  Underwriting fees:
  Proceeds to Sonoma Systems, Inc.:
--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

J.P. MORGAN & CO.                                   DONALDSON, LUFKIN & JENRETTE

                                     CIBC WORLD MARKETS

                                                                  DLJDIRECT INC.

                                   [ARTWORK]

    [Graphic depicting a diagram titled "Broadband Integrated Access Solutions" depicting the transmission of network traffic from a network service provider's, or NSP's, ATM-based network backbone through our broadband integrated access devices, the Sonoma INTEGRATOR XI and the Sonoma ACCESS, to their subscribers.]

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary...................      1
Risk Factors.........................      7
Special Note Regarding
  Forward-Looking Statements.........     22
Use of Proceeds......................     23
Dividend Policy......................     23
Capitalization.......................     24
Dilution.............................     26
Selected Consolidated Financial
  Data...............................     27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     29

                                         PAGE
Business.............................     40
Management...........................     53
Certain Relationships and Related
  Transactions.......................     63
Security Ownership of Certain
  Beneficial Owners and Management...     67
Description of Capital Stock.........     69
Shares Eligible for Future Sale......     73
Underwriting.........................     76
Legal Matters........................     80
Experts..............................     80
How to Get Additional Information
  About Sonoma.......................     80
Index to Consolidated Financial
  Statements.........................    F-1

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  OUR COMPANY

    We are a leading developer and supplier of Asynchronous Transfer Mode, or ATM, based broadband integrated access devices, or broadband IADs. Our products are designed to enable network service providers, or NSPs, to leverage their existing ATM-based infrastructures and deliver to subscribers a customized bundle of services, including data, voice and video through a single high-speed access link. Through the deployment of our products, NSPs can offer a comprehensive range of high-performance services such as intranets, networked applications, virtual private networks, managed networks, video conferencing, web-hosting, multimedia entertainment, real-time telecommuting, branch office internetworking and Internet access.

    Through our carrier-class traffic shaping capabilities, the process of precisely allocating bandwidth, our broadband IADs enable NSPs to allocate bandwidth to subscribers in accordance with specific service level agreements. Our products are designed for quick installation by field personnel, ease of configuration with our proprietary software and low overall cost of ownership. Service upgrades and maintenance related to our products can be accomplished by NSPs from their central offices, thereby eliminating the cost of traveling to subscribers' premises.

    We have designed our products to leverage industry-standard components. This flexible design, combined with our modular product architecture, allows us to rapidly integrate best of breed solutions, which enable NSPs to offer an increasingly broad range of services based on emerging technologies. Our broadband IADs interoperate with a wide range of subscribers' existing enterprise equipment and are compatible with a wide array of local area network protocols. In addition, our broadband IADs perform industry-standard inverse multiplexing over ATM-based network backbones, which enables NSPs to use existing copper lines to provide high-speed connections and give subscribers a fault-tolerant access connection.

    Our current products include:

    - Sonoma INTEGRATOR, a broadband IAD that allows NSPs to deliver high-speed business-class data and voice services for branch office applications.

    - Sonoma ACCESS, a customizable broadband IAD that allows NSPs to provide a comprehensive range of high-speed services for regional and branch office applications.

    - Sonoma VIEW, configuration and installation software that provides a simple, intuitive method for installing and configuring our products in the field.

                             OUR MARKET OPPORTUNITY

    The amount of data, voice and video traffic being carried over communications networks has grown rapidly over the past several years and is expected to continue to grow. To accommodate the increasing volume of network traffic, NSPs have installed high-capacity transmission equipment in and between their central office switching centers, known as the network backbone. Many NSPs have adopted ATM as the transport protocol for their network backbones since ATM supports the high-speed transmission of all types of traffic, including data, voice and video over a single network. ATM's cell-based format provides consistent quality of service that guarantees end-to-end bandwidth at predetermined levels for all traffic types. Consequently, ATM is the transport protocol of choice for the delivery of data, voice and video over all types of mediums including fiber-optic, copper lines, including T-1 and DSL, and wireless.

    Even though capacity constraints in network backbones have been addressed by high-capacity transmission equipment, a bottleneck continues to exist at the access connection point between NSPs' central offices and subscribers' premises. Traditionally, NSPs with ATM-based network backbones used either routers with high-speed ATM interfaces or local area network switches with ATM uplinks to connect subscribers to ATM network backbones. However, these devices have limitations with respect to price, performance, ease of installation and cost of deployment and maintenance. In addition, NSPs with ATM-based network backbones can use first generation ATM-based access devices to connect subscribers, although these access devices were designed as either data or voice access devices and, as a result do not offer an integrated solution.

    To address these limitations, NSPs continue to seek flexible, high-speed, ATM-based integrated access solutions that provide superior price/performance capabilities to integrate data and voice services and reduce overall cost of ownership.

                                  OUR STRATEGY

    Our objective is to build upon our position as an innovative developer and supplier of ATM-based broadband IADs for NSPs and telecommunications OEMs. Key elements of our strategy include:

    - BUILDING MARKET SHARE BY LEVERAGING EARLY ACCEPTANCES OF OUR PRODUCTS

        To date, our products have been deployed by numerous NSPs, including ALLTEL Communications, Lightpath, a division of Cablevision, Electric Lightwave, Pacific Bell, SAVVIS Communications and Southwestern Bell. We intend to leverage these early acceptances of our products to build our market share.

    - BROADENING RELATIONSHIPS WITH TELECOMMUNICATIONS OEMS AND OTHER DISTRIBUTION PARTNERS

        We have existing relationships with a number of telecommunications OEMs including Cabletron Systems, Newbridge Networks, Nortel Networks and Siemens AG, and we intend to aggressively pursue additional OEM relationships with large telecommunications equipment manufacturers and expand our other indirect customer relationships.

    - INCREASING DIRECT SALES EFFORTS

        We are continuing to build our direct sales force domestically and a sales representative organization internationally to complement our OEM relationships in marketing to major NSPs throughout the world.

    - DELIVERING CUSTOM VOICE TELEPHONY CAPABILITIES

        We believe the voice capabilities of our products differentiate our solutions and we are enhancing our system software to continue providing advanced telephony features within our products.

    - ENABLING NSPS TO BROADEN VALUE-ADDED SERVICE OFFERINGS

        We intend to leverage our flexible product architecture to enable NSPs to offer an increasingly broad range of services based on emerging technologies, such as business-class DSL and high-speed wireless.

                                  THE OFFERING

Common stock offered by Sonoma..........................  shares

Common stock outstanding after the offering.............  shares

Use of proceeds.........................................  We intend to use the net proceeds from this offering as follows:

                                                              - approximately $1.1 million to
                                                                redeem the outstanding shares of
                                                                our Series A preferred stock; and

                                                              - the balance for general corporate
                                                                purposes, including working
                                                                capital, entering into
                                                                relationships with new OEM
                                                                partners, expanding our direct
                                                                sales efforts, additional product
                                                                development, expanding our
                                                                customer support organization and
                                                                possible acquisitions.

Proposed Nasdaq National Market symbol..................  SNMA

    The total number of shares of common stock to be outstanding after this offering is based on the actual number of shares of common stock outstanding as of December 31, 1999, and includes 30,101,534 shares of common stock issuable upon the conversion of all outstanding shares of our convertible preferred stock which will automatically occur immediately prior to the closing of this offering.

    The total number of shares of common stock to be outstanding after this offering excludes:

    - 8,465,966 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1999, at a weighted average exercise price of $1.23 per share;

    - 406,457 additional shares of common stock reserved for future issuance under our stock option plans;

    - 6,178,962 shares of common stock issuable upon exercise of outstanding common stock purchase warrants at a weighted average exercise price of $3.92 per share; and

    - 600,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan.

                             CORPORATE INFORMATION

    We were incorporated in California in April 1996 as Internetworking Solutions, Inc., a wholly-owned subsidiary of Retix, now Vertel Corporation. We completed our spin-off from Retix in January 1998. We will be reincorporated in the State of Delaware prior to the effective date of this offering. Our principal executive offices are located at 4640 Admiralty

Way, Suite 600, Marina del Rey, California 90292, and our telephone number is
(310) 827-8000. Our fiscal year ends December 31.

    We maintain a web site at http://www.sonoma-systems.com. The reference to our web address does not constitute incorporation by reference into this prospectus of the information contained at that site. Our logo and certain titles and logos of our publications and products mentioned in this prospectus are our service marks and trademarks. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

    Unless otherwise specifically stated, information throughout this prospectus:

    - reflects (1) the conversion of all of our convertible preferred stock outstanding as of December 31, 1999 into 27,766,340 shares of our common stock which will automatically occur immediately prior to the closing of this offering and (2) the issuance in February 2000 of an aggregate of 2,335,194 shares of our Series E convertible preferred stock for $8.5 million and the conversion of these shares into 2,335,194 shares of our common stock which will automatically occur immediately prior to the closing of this offering;

    - assumes outstanding options and warrants to purchase shares of our common stock have not been exercised; and

    - assumes no exercise of the underwriters' over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

    The pro forma data gives effect, as of December 31, 1999, to:

    - the issuance of 27,766,340 shares of common stock upon the conversion of all outstanding shares of our convertible preferred stock as of December 31, 1999 which will automatically occur immediately prior to the closing of this offering;

    - the issuance in February 2000 of an aggregate of 2,335,194 shares of Series E convertible preferred stock; and the conversion of these shares into 2,335,194 shares of common stock which will automatically occur immediately prior to the closing of this offering; and

    - a deemed dividend of approximately $2.0 million associated with the beneficial conversion feature of the Series E convertible preferred stock issued in February 2000.

    The pro forma as adjusted data reflects:

    - the conversion of the preferred stock and deemed dividend;

    - our receipt of the estimated net proceeds from the sale of shares of our common stock at the assumed initial public offering price of
      $      per share in this offering; and

    - the redemption of all outstanding shares of our Series A preferred stock for approximately $1.1 million upon the closing of this offering.

                                                    YEARS ENDED
                                                   DECEMBER 31,                     QUARTERS ENDED
                                                -------------------   ------------------------------------------
                                                                      MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                  1998       1999       1999       1999       1999        1999
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues:
  Broadband integrated access.................  $  4,081   $  7,077   $  1,044   $  1,504   $  2,014    $  2,515
  Internetworking.............................     2,728         --         --         --         --          --
                                                --------   --------   --------   --------   --------    --------
    Total net revenues........................     6,809      7,077      1,044      1,504      2,014       2,515
Gross profit..................................     3,762      3,287        420        718      1,024       1,125
Loss from operations..........................    (9,294)   (14,102)    (3,490)    (3,088)    (3,460)     (4,064)

Net loss......................................  $ (9,142)  $(14,005)  $ (3,408)  $ (3,071)  $ (3,443)   $ (4,083)
                                                ========   ========   ========   ========   ========    ========
Basic and diluted net loss per share of common
  stock.......................................  $(117.21)  $ (39.66)  $ (12.55)  $ (10.31)  $  (9.00)   $  (8.87)
                                                ========   ========   ========   ========   ========    ========
Weighted-average shares of common stock
  outstanding.................................    78,490    355,195    273,077    299,744    384,744     463,216

                                                                            AS OF DECEMBER 31, 1999
                                                          AS OF       -----------------------------------
                                                       DECEMBER 31,                            PRO FORMA
                                                           1998        ACTUAL    PRO FORMA    AS ADJUSTED
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments....    $14,530      $ 6,297     $14,797
Total assets.........................................     17,169       12,502      21,002
Redeemable Series A, D and E preferred stock.........     14,673       22,095       1,060
Total debt...........................................      1,300        2,001       2,001
Stockholders' equity (deficit).......................     (1,138)     (14,941)     14,594

    Through 1997, we operated as Internetworking Solutions, Inc., a wholly-owned subsidiary of Retix, and marketed Retix's legacy internetworking products. Development of our broadband integrated access "platform" commenced in 1997, followed by the launch of our initial broadband IAD in the second half of 1997. In January 1998, Sonoma Systems was reorganized as a stand-alone entity. Sales of Retix's internetworking products terminated in 1998.

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR WHICH WE CURRENTLY CONSIDER IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR COMPANY. ANY OF THE FOLLOWING RISKS COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

OUR SUCCESS WILL DEPEND ON THE CONTINUED ACCEPTANCE OF TELECOMMUNICATIONS SERVICES BASED ON ATM.

    Our products are based on Asynchronous Transfer Mode, or ATM, and our business is dependent upon the continued use of ATM as the transport protocol in high-speed communications networks. Besides ATM, there are several competing transmission standards for communications networks that offer alternative solutions. Many network service providers, or NSPs, including competitive access providers, competitive local exchange carriers, regional Bell operating companies, interexchange carriers and Internet service providers continue to evaluate ATM and other competing standards, such as Internet protocol and frame relay, and they may discontinue the deployment of ATM in their high-speed communications networks. If any standard that competes with ATM is, or becomes, more reliable, better performing, less expensive or has other advantages over ATM, then the demand for our products and services would decrease, which would adversely affect our business, financial condition and results of operations. In the event that competing standards ultimately prove to be superior to ATM, we will not be able to compete effectively unless we develop new products or enhancements to our existing products that support the superior standards.

OUR SUCCESS DEPENDS ON THE CONTINUED MARKET ACCEPTANCE OF HIGH-SPEED DATA AND INTEGRATED DATA, VOICE AND VIDEO SERVICE OFFERINGS AND THE INCORPORATION OF OUR PRODUCTS AS PART OF THESE SERVICE OFFERINGS.

    Our success is dependent on NSPs' success in selling high-speed data and integrated data, voice and video services, commonly known as integrated access services, and the incorporation of our products as part of these services. If our products do not become an accepted part of NSPs' service offerings, or if there is a slower than expected increase in the size of the integrated access services market, sales of our broadband integrated access devices, or broadband IADs, would be materially and adversely affected.

    In addition, our success in the integrated access services market will depend on numerous other factors, many of which are outside of our control, including:

    - the realization of operating cost efficiencies for NSPs and subscribers when broadband IADs are deployed and our ability to demonstrate these operational benefits;

    - our ability to work with NSPs to customize our products for specific subscriber service offerings; and

    - the absence of new technologies that make our products and systems obsolete before they can achieve broad acceptance.

WE CURRENTLY RELY ON A LIMITED NUMBER OF OEM PARTNERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES AND WE EXPECT THAT RELIANCE TO CONTINUE FOR THE FORESEEABLE FUTURE, AND ANY DECREASE IN REVENUES FROM ANY ONE OF THESE OEM PARTNERS, OR OUR INABILITY TO ENTER INTO SIMILAR OEM

RELATIONSHIPS IN THE FUTURE, WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Our OEM partners market and sell our products to NSPs. Our agreements with these OEM partners are not exclusive and do not contain minimum volume committments. At any time, any of our OEM partners could elect to cease marketing and selling our products. This could happen number of reasons, including the acquisition by an OEM partner of one or more of our competitors or their broadband IAD technologies, or because one or more of our competitors introduces a superior or more cost effective broadband IAD. In addition, our existing relationships with our OEM partners could negatively affect our ability to establish similar relationships with our OEM partners' competitors. Any loss, significant reduction or delay in expected sales to any of our OEM partners, or our inability to establish similar relationships with new OEM partners in the future, would materially and adversely affect our business, financial condition and results of operations.

    Sales to Newbridge Networks Corporation, a large telecommunications equipment manufacturer, constituted 44.5% of our net revenues in 1998 and 60.8% of our net revenues in 1999. In the future, we expect sales to Newbridge to continue to be significant; however, we expect sales to Newbridge to decline as a percentage of total revenues as we expand our distribution channels. In February 2000, Alcatel announced that it will acquire Newbridge for $7.1 billion, payable in shares of Alcatel stock, and then merge Newbridge with Alcatel's Carrier Data Division to form a new Carrier Internetworking Division. There can be no assurance that this acquisition, if completed, will not have an adverse effect on our relationship with Newbridge.

    In February 2000, we entered into a three year OEM purchase and sale agreement with Nortel Networks Inc., a global supplier of data and telephony network equipment. Sales to Nortel constituted 19.9% of our net revenues in 1999, and during the fourth quarter of 1999, sales to Nortel constituted 56.1% of our net revenues. We anticipate that sales to Nortel will continue to be significant.

    In addition, we expect to continue to rely upon a limited number of other OEM partners for a substantial portion of our revenues. In May 1998, we entered into a five year OEM agreement with Siemens AG, and in October 1999, we entered into a two year OEM product supply agreement with Cabletron Systems, Inc.

BECAUSE WE SELL OUR PRODUCTS PRIMARILY THROUGH OEM PARTNERS, IT IS DIFFICULT TO ACCURATELY FORECAST THE TIMING AND SIZE OF ORDERS.

    Because we sell our products primarily through large telecommunications
OEMs under agreements with no minimum volume commitments, our ability to accurately predict the timing and size of orders for our products is limited. Under our agreements with our OEM partners, they have the right to delay previously-placed orders for any reason. Delays can be caused by late deliveries by other vendors, changes in implementation priorities, slower than anticipated growth in demand for integrated access services or in the capital expenditures of NSPs, consolidation among NSPs and delays in NSPs obtaining the necessary regulatory approvals for new tariffs to sell services for which our products are required.

    Our OEM partners and direct NSP customers have in the past, and may in the future, build significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. After building a significant inventory of our products, these parties may be faced with delays in these anticipated major projects for various reasons, including delays in connection with obtaining new tariffs. As a result, these suppliers will be required to maintain a significant inventory of our products for longer periods than they originally anticipated, which would reduce further purchases by these suppliers of our products until deployment of these major projects commences. These reductions, in turn, could cause fluctuations in our future results of operations and have a material adverse effect on our business and financial condition.

    From time to time, our OEM partners may also place larger orders for our products than we anticipate. In order to fulfill these large unanticipated orders we may experience operating inefficiencies which could negatively affect our margins.

OUR RESULTS OF OPERATIONS MAY FLUCTUATE IN FUTURE PERIODS AND, AS A RESULT, WE MAY FAIL TO MEET EXPECTATIONS OF INVESTORS AND ANALYSTS, CAUSING OUR STOCK PRICE TO DECLINE.

    Our results of operations have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Fluctuations in our results of operations could cause our stock price to decline substantially. Factors likely to cause fluctuations in our results of operations include:

    - the amount and timing of orders we receive from our OEM partners which in turn depend on subscribers' demand for high-speed integrated access services;

    - unexpected delays in introducing new or enhanced products;

    - the unpredictable nature of our sales cycle;

    - the mix of direct and indirect channels through which we sell our products;

    - changes in our pricing policies, the pricing policies of our competitors and the mix of our products sold;

    - the entry of new competitors into our market, including by acquisition, and new product introductions by our competitors;

    - the addition or loss of significant customers;

    - unexpected delays caused by our contract manufacturer;

    - the availability and cost of key components;

    - our ability to enter into new relationships with telecommunications OEMs;

    - the amount and timing of expenditures related to expansion of our operations; and

    - our ability to ship products on a timely basis and at a reasonable cost.

    A high percentage of our expenses, including those related to engineering, sales and marketing, research and development, and general and administrative functions, are essentially fixed in the short term. As a result, if we experience delays in generating or recognizing revenues in any period, our quarterly results of operations are likely to be materially adversely affected.

    In addition, conditions in the broadband IAD industry, including consolidation in the industry, and economic conditions generally, could adversely affect both our costs and revenues. Due to these and other factors, period-to-period comparisons should not be relied upon as indications of future performance. It is possible that in some future quarter our results of operations may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

OUR FAILURE TO ENHANCE OUR EXISTING PRODUCTS OR TO DEVELOP AND INTRODUCE NEW PRODUCTS THAT MEET CHANGING CUSTOMER REQUIREMENTS AND EVOLVING TECHNOLOGICAL STANDARDS WOULD ADVERSELY IMPACT OUR ABILITY TO SELL OUR PRODUCTS.

    The market for high-speed integrated access services is characterized by rapid change, including frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving technological standards. If our product development and enhancements take longer than planned, the availability of our products to address these changing needs would be delayed. Any such delay would adversely impact our ability to sell our products and our business, financial condition and results of operations would be adversely affected. As a result, our success will depend in large part upon our ability to:

    - identify and respond to emerging technological trends in the market;

    - develop and maintain competitive products at competitive prices that meet changing customer demands; and

    - bring new products and product enhancements to market on a timely basis.

    We will be required to continue to invest in research and development in order to maintain and enhance our existing technologies and products, but we may not have sufficient funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of our customers or be interoperable with evolving technological requirements or standards. We will have to incur most research and development expenses before the technical feasibility or commercial viability of enhanced or new products can be ascertained. Our revenues from future or enhanced products may not be sufficient to recover our associated development costs.

COMPETITION WITHIN THE BROADBAND IAD INDUSTRY IS INTENSE AND INCLUDES NUMEROUS ESTABLISHED COMPETITORS; IF WE ARE UNABLE TO COMPETE EFFECTIVELY, OUR BUSINESS WOULD BE HARMED.

    The broadband IAD industry is intensely competitive. Among the companies that already offer ATM-based access products are ADC Telecommunications, Larscom, Lucent and 3Com. Other companies, including Cisco Systems, GEC Marconi and General DataComm, have already developed telecommunications networking equipment that may be competitive with our products. Many of our competitors are larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established channels of distribution. As a result, these competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products. In addition, new companies might enter our market to sell broadband IADs. Any of our competitors may enter our existing or future markets with solutions that may be less costly, provide higher performance or additional features or be introduced earlier than our solutions. If we are unable to compete effectively in the market for our products or services, our business, financial condition and results of operations could be materially and adversely affected.

IF OUR PRODUCTS DO NOT INTEROPERATE WITH SUBSCRIBERS' VOICE AND DATA NETWORKS, THEY WILL NOT ACHIEVE MARKET ACCEPTANCE, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

    Our products are designed to interface with subscribers' data and voice networks, each of which may have different specifications and utilize multiple protocols. Subscribers' networks may contain multiple generations of data and telecommunications hardware and software products based on various industry standards and protocols that have been added over time as these networks have grown and evolved. Our broadband IADs must interoperate with these products as well as future products in order to meet NSPs' requirements. If our products fail to do so, installations could be delayed, orders for our products could be cancelled or our products could be returned. This would also seriously harm our reputation with our OEM partners, which in turn would have a material adverse effect on our business, financial condition and results of operations.

OUR OEM PARTNERS COULD BEGIN OFFERING THEIR OWN BROADBAND IADS, WHICH WOULD REDUCE DEMAND FOR OUR PRODUCTS AND HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    We believe that our existing OEM partners continuously evaluate whether to offer their own broadband IADs. If any of our OEM partners decides to internally design and sell its own broadband IAD, or acquire one or more of our competitors or their broadband IAD technologies, they could eliminate or substantially reduce their purchases of our products. There can be no assurance that any of our OEM partners will continue to rely, or expand their reliance, on us as an external source of supply for their broadband IADs. Because we rely on only a few OEM partners for a substantial portion of our revenues, any loss of sales to these OEM partners would have a material adverse effect on our business, financial condition and results of operations.

BECAUSE OF OUR LONG PRODUCT DEVELOPMENT PROCESS, WE INCUR SUBSTANTIAL EXPENSES BEFORE WE EARN ASSOCIATED REVENUES.

    The development of new or enhanced products is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. Development costs and expenses are incurred before we generate any revenues from sales of products resulting from these efforts. Our total research and development expenses were approximately $4.1 million in 1997, $5.7 million in 1998 and $8.6 million in 1999. We intend to continue to invest a substantial amount of funds in our research and product development efforts.

WE CURRENTLY DEPEND ON ONE CONTRACT MANUFACTURER, AND THIS PARTY'S FAILURE TO PROVIDE PRODUCTS OF SUFFICIENT QUALITY AND QUANTITY, ON A TIMELY BASIS, WOULD CAUSE US TO DELAY PRODUCT SHIPMENTS, WHICH COULD RESULT IN DELAYED OR LOST REVENUES OR CUSTOMER DISSATISFACTION.

    We outsource the manufacturing of our products to Avnet Electronics, a third-party electronics components supplier and contract manufacturer. We do not have a minimum supply committment contract with Avnet, and, therefore, it is not obligated to supply products to us for any specific period, in any specific quantity or at any certain price. If Avnet, or any of its suppliers experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, then shipments of our products to our customers could be delayed.

    We place orders with Avnet, and with component suppliers, based on our forecasts of expected demand for our products. If we inaccurately forecast demand we may be unable to obtain adequate manufacturing capacity or adequate quantities of components to meet our customers' delivery deadlines, or we may accumulate excess inventories.

    In the future, we may need to find one or more new contract manufacturers or assembly suppliers, in order to increase our volumes or reduce our costs. In that regard, we are currently looking for another third-party contract manufacturer to assemble our products to compliment the assembly services performed by Avnet. We may not be able to find contract manufacturers that meet our needs and, even if we do, qualifying a new contract manufacturer and commencing volume production is expensive and time consuming. If we are required or elect to change contract manufacturers, we may lose revenues and our customer relationships may suffer.

WE DEPEND ON CERTAIN SOLE-SOURCE SUPPLIERS FOR KEY COMPONENTS, AND IF WE ARE UNABLE TO OBTAIN THESE SOLE-SOURCE COMPONENTS, WE WOULD NOT BE ABLE TO SHIP OUR PRODUCTS IN A TIMELY MANNER, WHICH COULD RESULT IN DELAYED OR LOST REVENUES OR CUSTOMER DISSATISFACTION.

    We obtain certain parts, components and equipment used in our products from sole-sources of supply. For example, we obtain certain semiconductor chipsets from Conexant Systems, Inc., Intel Corp. and Maker Communications Inc. In December 1999, Conexant announced that it was purchasing Maker Communications. If we fail to obtain components in sufficient quantities when required, and are unable to meet customer demand, our business could be harmed, as our customers would consider purchasing products from our competitors. Developing and maintaining these relationships is critical in order for us to be successful.

    Any of our sole-source suppliers may:

    - enter into exclusive arrangements with our competitors;

    - delay or halt production of their components;

    - stop selling their products or components to us at commercially reasonable prices; or

    - refuse to sell their products or components to us at any price.

    If we are unable to obtain sufficient quantities of sole-source components or to develop alternative sources for components for any reason, we would not be able to ship our products in a timely manner, which could result in delayed or lost revenues. Furthermore, if sole-source components are unavailable to us there can be no assurance that we could develop and manufacture product based on commercially available components in a timely or economical manner, if at all. For example, at the end of 1999, a major supplier of a sole-source component failed to provide these components on a timely basis, due to capacity constraints, which adversely impacted our operating results in the fourth quarter of 1999. There can be no assurance that such a failure to provide components to us on a timely basis will not occur in the future. Furthermore, additional sole-source components may be incorporated into our future products, thereby increasing our sole-source supplier risks. If any of our sole-source manufacturers delay or halt production of any of their components, our business would be harmed, and our business, financial condition and results of operations would be adversely affected.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY.

    We commenced shipments of our initial broadband IADs in the second half of 1997 and have generated only a limited amount of revenues to date from the sale of our broadband IADs. Moreover, we have historically lacked significant backlog for the sale of our broadband

IADs. As a result of these and other factors, it is difficult for us to predict our future results of operations. Accordingly, investors in our common stock must consider our business prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in rapidly evolving markets.

WE HAVE A HISTORY OF LOSSES, AND YOU SHOULD EXPECT OUR LOSSES TO CONTINUE AND OUR EXPENDITURES TO INCREASE FOR THE FORESEEABLE FUTURE.

    To date, we have incurred substantial costs to develop, market and sell our products and services, to retain qualified personnel and to grow our business. We incurred net losses of $6.9 million in 1997, $9.1 million in 1998, and $14.0 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $30.7 million.

    We intend to substantially increase our operating expenses for the foreseeable future as we:

    - increase our sales and marketing activities, including expanding our direct sales force;

    - increase our research and development activities;

    - expand our general and administrative activities; and

    - expand our customer support organization.

These expenses will be incurred before we generate any revenues by this increased spending. If we do not significantly increase revenues from these efforts, our business, financial condition and results of operations would be adversely affected.

THE SALES CYCLES FOR OUR PRODUCTS ARE TYPICALLY LONG AND UNPREDICTABLE WHICH MAKES IT DIFFICULT TO ACCURATELY PREDICT FUTURE REVENUES.

    Our sales cycle is dependent on the purchasing decisions of NSPs and their subscribers. The sales cycles to both these potential customer groups are lengthy and involve multiple parties and decision processes. Numerous factors contribute to these lengthy sales cycles, including:

    - the fact that broadband IAD applications are new and require extensive marketing efforts;

    - NSPs' lengthy internal testing and decision-making processes, including their need to compare multiple vendor product offerings;

    - budgetary constraints and budgeting cycles of both NSPs and subscribers and their purchasing requirements;

    - the successful development and deployment of customized product solutions for specific service offerings; and

    - NSPs' need to comply with regulatory requirements in connection with receiving regulatory approval for new service offerings.

BECAUSE OF INCREASED COMPETITION AND VOLUME PRICING DISCOUNTS, WE MAY BE FORCED TO REDUCE THE AVERAGE SELLING PRICES OF OUR PRODUCTS.

    Competition within the market for broadband IADs puts downward pressure on the selling prices of our products. Sales prices of some of our products have decreased recently as a result of increased competition. In addition, our average selling prices decline when we negotiate large volume price discounts with certain customers. To date, we have been able to offset most price declines with lower cost product designs and reductions in our manufacturing costs, although further price reductions may be necessary for us to remain competitive. If our average selling prices decline and we fail to offset that decline through cost reductions, our gross margins and potential profitability would be adversely affected. Our gross margins may also be adversely affected by factors such as the mix and configurations of products sold, the proportion of direct versus indirect sales, fluctuations in manufacturing volumes, component and sub-assembly costs and software royalty fees.

OUR PRODUCTS AND OUR CUSTOMERS' PRODUCTS AND SERVICES ARE SUBJECT TO GOVERNMENT REGULATIONS, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS THAT NEGATIVELY IMPACT OUR PRODUCTS AND TECHNOLOGIES COULD HARM OUR BUSINESS.

    The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire communications industry, including our NSP customers and their products and services that incorporate our products.

    Future FCC regulations affecting the broadband access services industry, our customers or our products may harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our NSP customers' penetration into certain markets or affect the prices that they are able to charge. In addition, international regulatory bodies are beginning to adopt standards for the communications industry. Delays caused by our compliance with regulatory requirments may result in order cancellations or postponements of product purchases by our NSP customers, which would harm our business and adversely affect our business, financial condition and results of operations.

OUR PROPRIETARY RIGHTS MAY BE INADEQUATELY PROTECTED, AND INFRINGEMENT CLAIMS OR INDEPENDENT DEVELOPMENT OF COMPETING TECHNOLOGY COULD HARM OUR COMPETITIVE POSITION.

    Our success and ability to compete are substantially dependent upon our technology. Any failure to protect our technology could result in competitors offering similar products, potentially resulting in a loss of competitive advantage and decreased revenues. We rely on a combination of trademark, copyright and trade secret laws and contractual restrictions to protect our technology. We also seek to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information. We do not currently hold any patents. If any unauthorized parties infringe upon our proprietary rights, such infringement could materially and adversely affect our competitive position. In addition, our competitors may independently develop technologies that are substantially equivalent or superior to our technologies. Furthermore, the laws of certain foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Despite our efforts to protect our proprietary rights and technologies, unauthorized parties may attempt to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized copying or use. Legal proceedings to enforce our intellectual property rights could be burdensome and expensive and could involve a high degree of uncertainty. Even if we prevail, these legal proceedings may divert management's attention from growing our business. There can be no assurance that we would be able to resolve such disputes successfully in the future.

    We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. These claims, whether or not valid, could require us to spend significant sums in litigation, pay damages, delay product shipments, reengineer our products or enter into licensing arrangements. We may not be able to obtain necessary licenses on commercially reasonable terms, if at all. From time to time, we receive letters from others requesting licenses or indicating that our products may require a license. These letters are not uncommon in the industry, and to date we have resolved them without any adverse effect on our business, financial condition or results of operations. In December 1999, a large telecommunications equipment manufacturer informed us that several of our IMA products are covered under its patent and that we would need to enter into a patent license agreement to cover our sales of these products. We are in the process of evaluating the validity of these claims. In the event that our products are covered under such manufacturer's patent, we believe that we will be able to obtain a patent license on reasonable terms from such manufacturer and that such license will not have a material adverse effect on our business, financial condition and results of operations.

WE DO NOT PROVIDE INITIAL CUSTOMER SUPPORT TO MANY SUBSCRIBERS USING OUR PRODUCTS; IF SUBSCRIBERS DO NOT RECEIVE ADEQUATE CUSTOMER SERVICE AND SUPPORT, SALES OF OUR PRODUCTS MAY BE SIGNIFICANTLY REDUCED AND OUR ABILITY TO SUSTAIN OR GROW OUR BUSINESS MAY BE HARMED.

    Our ability to continue to grow and to retain current and future customers depends in part upon the quality of the customer service and support that subscribers of our products receive. Generally, it is the telecommunications OEMs, and not us, that provide the initial level of customer service and support for subscribers of our products. As a result, we have little control over the quality and responsiveness of the customer service and support that subscribers receive through our OEM partners and indirect channels. We typically provide initial support to our direct customers only and back-up support to our OEM partners. The failure by us or our OEM partners to offer adequate customer support could materially and adversely affect our reputation or cause demand for our products to decline.

DEFECTS IN OUR PRODUCTS OR THE FAILURE OF OUR PRODUCTS TO CONFORM TO SPECIFICATIONS COULD RESULT IN OUR CUSTOMERS DEMANDING REFUNDS FROM US OR ASSERTING CLAIMS FOR DAMAGES AGAINST US.

    Because our broadband IADs are complex and require software to operate, they could contain errors or defects that occur at any point in a product's life cycle or may fail to conform to customers' specifications. While we continually test our products for errors and monitor customer support and service issues to identify and correct defects in our software, as well as non-conformities of our products with their specifications and other product problems, errors in our products and non-conformities may be found in the future. Although many of these errors and non-conformities may prove to be immaterial, any of these errors or non-conformities could be significant, which may result in:

    - the loss of or delay in market acceptance and sales of our products;

    - diversion of development resources;

    - injury to our reputation; or

    - increased maintenance and warranty costs.

    These problems could harm our business, financial condition and results of operations. We currently warrant our software products for 90 days and generally warrant our hardware products for one year. During the warranty period, we replace any failed software, and either repair or replace our failed hardware, at no charge.

    Moreover, because our products are used in connection with critical telecommunications services, we may be subject to significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could require us to spend significant sums in litigation, may divert management's attention from growing our business and could seriously damage our reputation and our business.

    To date, none of the defects or nonconformities related to our products have had a material adverse effect on our business, financial condition or results of operations.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

    Our success depends to a significant degree upon the continued contributions of the key members of our sales, engineering and management personnel, many of whom would be difficult to replace. Competitors and others have in the past, and may in the future, attempt to recruit our employees. The loss of such personnel could materially and adversely affect our business, financial condition and results of operations. Specifically, we believe that our success is highly dependent on our senior management, and in particular on our President and Chief Executive Officer. We do not have employment contracts with any of our executive officers, nor do we have key-man life insurance policies on any of our key employees.

    We believe that our success will also depend highly upon our ability to attract and retain highly-skilled systems engineering, account executive, customer support and product development personnel. The market for these type of qualified personnel in the broadband IAD industry is highly competitive. We frequently experience difficulty in recruiting qualified personnel, particularly because the recruiting process is intensely competitive and time-consuming. There can be no assurance that we will be successful in attracting, hiring, integrating and retaining the personnel we desire or require.

BECAUSE WE EXPERIENCE SEASONAL FLUCTUATIONS IN OUR REVENUES, OUR RESULTS OF OPERATIONS WILL FLUCTUATE AND COULD BE BELOW EXPECTATIONS.

    We have historically experienced and expect to continue to experience seasonal fluctuations in our revenues, causing quarterly fluctuations in our results of operations. Historically, a disproportionate amount of our revenues have been realized during the third and fourth calendar quarters and we expect this trend to continue in the future. In the future, our seasonal sales patterns may become more pronounced and may cause a shortfall in our revenues as compared to expenses in a given period.

WE MAY ENGAGE IN ACQUISITIONS, AND ANY ACQUISITIONS WE MAKE COULD RESULT IN DILUTION, UNFAVORABLE ACCOUNTING CHARGES AND DIFFICULTIES IN SUCCESSFULLY INTEGRATING THE NEW BUSINESS.

    We have engaged in discussions in the past with third parties concerning potential acquisitions of product lines, technologies and businesses. We have an existing letter of intent and are currently in negotiations with a third-party to acquire its intellectual property assets, including certain patents and trademarks, for an aggregate purchase price of $11.3 million. Other than these negotiations, we currently have no commitments, agreements or understandings with respect to any such acquisition. In the event that we consummate that acquisition or make other acquisitions in the future, we would be subject to a number of acquisition-related risks, including the following:

    - difficulty in integrating the acquired operations and training, retaining and motivating new personnel;

    - limitations on our ability to retain acquired distribution channels and customers;

    - diversion of management's attention and disruption of our ongoing business;

    - potential further geographic dispersion of our operations;

    - limitations on our ability to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures and policies; and

    - liabilities that are not known or identifiable at the time of the acquisition.

    Because of the small size of our management team, we may be particularly susceptible to these risks and we may not successfully overcome these problems. In addition, an acquisition could harm our results of operations by diluting our stockholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

    Finally, recent and proposed changes by the Financial Accounting Standards Board, or FASB, and the SEC in the rules for merger accounting may affect our ability to make acquisitions or be acquired. For example, elimination of the "pooling" method of accounting for mergers increases the amount of goodwill that we might be required to recognize if we acquire another company, assuming we would qualify for the pooling method, which would have an adverse financial impact on our future net losses or net income. Additionally, current and proposed accounting rules may, if we were to consummate our currently contemplated acquisition or any future acquisition, result in either an immediate charge to our statement of operations for in-process research and development or require us to record goodwill on our balance sheet, which must be amortized over several years, increasing our losses or reducing our net income, or both.

BECAUSE WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING WE MAY USE THE PROCEEDS IN WAYS WITH WHICH YOU DISAGREE.

    Except for approximately $1.1 million of the net proceeds of this offering which will be used to redeem the outstanding shares of our Series A preferred stock, we have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition and results of operations.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL SHARES AT OR ABOVE THE OFFERING PRICE.

    There has not been a public market for our common stock prior to this offering, and a liquid trading market for our shares may not develop following this offering. The initial price for the shares of our common stock to be sold in the offering will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

    We have filed an application for the quotation of our common stock on the Nasdaq National Market. We do not know the extent to which investor interest will lead to the development of a trading market for our common stock or how liquid it will be. The trading price of our common stock could be subject to wide fluctuations in response to various factors, some of which are beyond our control, such as:

    - actual or anticipated variations in quarterly results of operations;

    - continued acceptance of telecommunications services based on ATM;

    - the amount and timing of orders we receive from our OEM partners;

    - the addition or loss of significant customers;

    - changes in our intellectual property rights or our competitors;

    - announcements of technological innovations;

    - the introduction of new products or changes in product pricing by us or our competitors;

    - changes in financial estimates by securities analysts;

    - announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors; and

    - additions or departures of key personnel.

OUR NEED FOR ADDITIONAL FINANCING IS UNCERTAIN, AS IS OUR ABILITY TO RAISE ADDITIONAL FUNDS, IF REQUIRED.

    We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements at least through the end of 2000. However, we may need to raise additional funds if our estimates of revenues, working capital or capital expenditure requirements change or prove inaccurate or if we need to respond to competitive pressures or to take advantage of unanticipated contingencies, which may include the need to:

    - fund more rapid expansion;

    - fund additional marketing expenditures;

    - enhance our operating infrastructure;

    - respond to unforeseen technological challenges; or

    - acquire complementary businesses or necessary technologies using cash as consideration.

    There can be no assurance that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures could be significantly limited.

    In addition, if additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. These newly-issued securities may also have rights, preferences and privileges senior to those of existing stockholders, including those acquiring shares in this offering. This is because our board of directors has the authority to create and issue up to 5,000,000 shares of preferred stock, without prior stockholder approval, with rights, including voting, dividend and liquidation rights, senior to those of our common stock.

A LARGE NUMBER OF SHARES OF OUR COMMON STOCK WILL BE ELIGIBLE FOR SALE SHORTLY AFTER THIS OFFERING, WHICH COULD RESULT IN A DECLINE IN OUR STOCK PRICE.

    Sales in the market of a substantial number of shares of common stock after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on the shares of common stock outstanding as of February 15,
2000, on completion of this offering, we will have              shares of common
stock outstanding, or              shares if the underwriters' option to
purchase additional shares is exercised in full. The              shares sold in
this offering, which would be              shares if the underwriters' option to
purchase additional shares is exercised in full, will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. The remaining 30,581,022 shares of common stock outstanding on completion of this offering will be "restricted securities" as that term is defined in Rule 144.

    In addition, on February 24, 2000, we issued a five year warrant to Nortel Networks Inc., to purchase 6,000,000 shares of our common stock at an exercise price of $4.00 per share. This warrant provides that 1,500,000 shares are immediately exercisable, with the remaining 4,500,000 shares becoming exercisable on February 24, 2005, unless accelerated under the terms of the warrant as follows: 2,000,000 shares would become exercisable on an accelerated basis, in the event that we recognize revenues of at least $28.0 million during calendar year 2000; and, an additional 1,000,000 shares would become exercisable on an accelerated basis, in the event that we receive orders for sales of our products or services totaling at least $35.0 million during calendar year 2000, and one additional share would become exercisable on an accelerated basis for every $10 of revenue we recognize over $35.0 million during calendar year 2000, until all 4,500,000 additional shares become exercisable. This warrant may be exercised by means of a "cashless" exercise, and at any time the shares under this warrant become exercisable on or after February 23, 2001, such shares will be eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144.

    Furthermore, on November 19, 1999, we issued a warrant to purchase 21,978 shares of our Series E convertible preferred stock to Silicon Valley Bank. This warrant is fully vested and may be exercised by means of a "cashless" exercise, and immediately prior to the closing of this offering, the shares of our Series E convertible preferred stock underlying this warrant will automatically convert into shares of our common stock. The shares issued upon exercise of this warrant will be eligible for resale commencing on November 28, 2000, subject to the volume, manner of sale and notice requirements of Rule 144.

    In addition, on July 8, 1998, we issued a warrant to purchase
125,587 shares of our common stock to Transamerica Business Credit Corporation and we issued a warrant to purchase 31,397 shares of our common stock to Priority Capital Resources. These warrants are fully vested, may be exercised by means of a "cashless" exercise, and on completion of this offering, the shares issued upon exercise of these warrants will be eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144.

    Our stockholders, optionholders and warrantholders are subject to agreements that limit their ability to sell their shares of our common stock. These holders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written
approval of J.P. Morgan Securities Inc. When these agreements expire,    of
these shares will become eligible for sale subject to the volume, manner of sale and notice requirements of Rule 144, and of these shares will be eligible for resale immediately under Rule 144. In addition, when these agreements expire shares of our common stock will be issuable under vested options, and when
such options are exercised, all    of these shares will be eligible for sale
under the Form S-8 registration statement we intend to file following completion of this offering, subject to Rule 144 limitations applicable to affiliates.

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE TANGIBLE NET BOOK VALUE OF THEIR SHARES.

    We expect the initial public offering price to be substantially higher than the net tangible book value per share of our common stock. The net tangible book value per share of our common stock purchased at an assumed initial public offering price of $ per share will be only $ . You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options to purchase common stock, or if Nortel Networks exercises its warrant to purchase 6,000,000 shares of our common stock at an exercise price of $4.00 per share.

OUR CHARTER CONTAINS ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF SUCH AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    Certain provisions of our certificate of incorporation, our bylaws and Delaware law could discourage, delay or prevent any party from acquiring us, even if doing so might be beneficial to our stockholders. Some of these provisions include:

    - authorizing the issuance of up to 5,000,000 shares of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of our common stock;

    - prohibiting stockholder action by written consent;

    - establishing a classified board of directors; and

    - requiring advance notice for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

MANY CORPORATE ACTIONS WILL BE SUBSTANTIALLY CONTROLLED BY OFFICERS, DIRECTORS AND AFFILIATED ENTITIES REGARDLESS OF THE OPPOSITION OF OTHER INVESTORS TO PURSUE AN ALTERNATIVE COURSE OF ACTION.

    Our directors, executive officers and their affiliated entities beneficially own approximately 67.2% ( % after completion of this offering) of our outstanding common stock. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might have a material adverse effect on our stock price. These actions may be taken even if they are opposed by the other investors, including those who purchase shares in this offering.

THE YEAR 2000 PROBLEM, AND ITS RESIDUAL EFFECTS, MAY SEVERELY DISRUPT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits (e.g., 99) rather than four digits (e.g., 1999). As a result, it was feared that these systems would automatically assume that the first two digits of a calendar year are "1" and "9." Therefore, prior to January 1, 2000 there was concern that time-sensitive functions of these systems would misinterpret dates after January 1, 2000, to refer to the twentieth century rather than the twenty-first century (e.g., "02" could be interpreted as "1902" rather than "2002"). The problems associated with this design decision are commonly referred to as the "Millennium Bug," "year 2000 problem" or "Y2K problem."

    To date, we have not experienced any problems associated with the year 2000. However, that does not mean that the year 2000 problem will not affect us in the future. For example, programs may fail to recognize February 29, 2000 as a leap year date as a result of an exception to the calculation of leap years that will occur in the year 2000. These residual year 2000 issues could have an adverse impact on our operations. The risk exists primarily in three areas:

    - systems we use to run our business;

    - systems used by our service providers, distributors and suppliers; and

    - the potential for failures of our products due to residual year 2000 problems associated with products manufactured by other equipment vendors used in conjunction with our products.

    If residual year 2000 problems cause the failure of any of the technology, software or systems necessary to use our products or operate our business, we could lose customers, suffer significant disruptions in our business, lose revenues and incur substantial liabilities and expenses. We could also become involved in costly litigation resulting from residual year 2000 problems. These problems could materially and adversely affect our business, financial condition and results of operation. In addition, a disruption in the operations of parties with whom we interact could materially and adversely affect our business, financial condition and results of operations.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. All statements regarding future events, our future financial performance and results of operations, our business strategy and our financing plans are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "project" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by these forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

    We expect to receive approximately $      million from this offering, or
$      million if the underwriters exercise their over-allotment option in full,
assuming an offering price of $      per share and after deducting the
underwriting discounts and commissions and offering expenses.

    We intend to use approximately $1.1 million of the net proceeds to redeem the outstanding shares of our Series A preferred stock. We currently have no other specific plans for the remaining net proceeds from this offering. We generally intend to use the remaining net proceeds for general corporate purposes, including working capital, entering into relationships with new OEM partners, expanding our direct sales efforts, additional product development and expanding our customer support organization.

    In addition, we may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. For example, we are currently in negotiations with a third-party to acquire its intellectual property assets, including certain patents and trademarks, in order to expand our advanced telephony product features, for an aggregate purchase price of $11.3 million, $2.2 million of which we expect to pay in cash. Other than these negotiations, we have no specific agreements or commitments and are not currently engaged in any formal negotiations with respect to such transactions.

    Prior to the use of the net proceeds of this offering, we intend to invest in short-term investment-grade, interest-bearing marketable securities.

                                DIVIDEND POLICY

    We have no plans to pay cash dividends in the foreseeable future. We currently anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business. Moreover, the payment of cash dividends by us is restricted by our current bank credit facility, which contain restrictions prohibiting us from paying any cash dividends without the bank's prior approval.

                                 CAPITALIZATION

    The actual column in the following table sets forth our actual capitalization as of December 31, 1999.

    The pro forma column in the following table gives effect to:

    - the conversion of all 27,766,340 outstanding shares of our convertible preferred stock as of December 31, 1999 into 27,766,340 shares of common stock which will automatically occur immediately prior to the closing of this offering;

    - the issuance in February 2000 of an aggregate of 2,335,194 shares of our Series E convertible preferred stock for $8.5 million and the conversion of these shares into 2,335,194 shares of our common stock which will automatically occur immediately prior to the closing of this offering; and

    - a deemed dividend of approximately $2.0 million associated with the beneficial conversion feature of the Series E convertible preferred stock issued in February 2000.

    The pro forma as adjusted column in the following table gives effect to the pro forma adjustments described above and:

    - the redemption of all outstanding shares of our Series A preferred stock for approximately $1.1 million with a portion of the net proceeds of this offering; and

    - the sale of       shares of common stock in this offering at an assumed
      initial public offering price of $ per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

    In addition, the pro forma and pro forma as adjusted information set forth below should be read in conjunction with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

                                                                DECEMBER 31, 1999
                                                --------------------------------------------------
                                                                       PRO             PRO FORMA
                                                  ACTUAL              FORMA           AS ADJUSTED
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Current portion of long-term debt.............   $    788            $    788           $
                                                 ========            ========           =======
Long-term debt, less current portion..........      1,213               1,213
                                                 --------            --------           -------
Redeemable Series A, D and E preferred
  stock.......................................     22,095               1,060
                                                 --------            --------           -------
Stockholders' equity (deficit):
  Convertible series B and C preferred
    stock.....................................     12,093                  --
  Common stock, $0.01 par value, 100,000,000
    shares authorized; 465,572 shares issued
    and outstanding (actual); 30,567,106
    shares issued and outstanding (pro forma);
    and       shares issued and outstanding
    (pro forma as adjusted)...................          5                 306
  Additional paid-in capital..................      5,413              48,740
  Deferred stock option compensation..........       (311)               (311)
  Accumulated deficit.........................    (30,682)            (32,682)
  Accumulated other comprehensive loss........     (1,425)             (1,425)
  Note receivable from stockholder............        (34)                (34)
                                                 --------            --------           -------
  Total stockholders' equity (deficit)........    (14,941)             14,594
                                                 --------            --------           -------
Total capitalization..........................   $  8,367            $ 16,867           $
                                                 ========            ========           =======

    The information in the table excludes the potential dilutive effect of the following securities:

    - 8,465,966 shares of our common stock issuable upon exercise of options outstanding as of December 31, 1999, at a weighted average exercise price of $1.23 per share;

    - 406,457 additional shares of common stock reserved for future issuance under our stock option plans;

    - 6,178,962 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.92 per share; and

    - 600,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan.

This information should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of common stock after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding as of December 31, 1999. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering

    Our pro forma net tangible book value as of December 31, 1999 was
$14.6 million, or $0.48 per share of common stock. Pro forma net tangible book value per share represents the amount of our stockholders' equity divided by 30,567,106 shares of our common stock on a pro forma basis to reflect: (1) the conversion of all outstanding shares of our convertible preferred stock outstanding as of December 31, 1999 into 27,766,340 additional shares of common stock which shall automatically occur immediately prior to the closing of this offering; and (2) the issuance in February 2000 of an aggregate of 2,335,194 shares of our Series E convertible preferred stock for $8.5 million and the conversion of these shares into 2,335,194 additional shares of our common stock which shall automatically occur immediately prior to the closing of this
offering. After giving effect to the sale of the       shares of common stock
offered hereby at an assumed public offering price of $ per share (less underwriting discounts and commissions and estimated offering expenses), our pro forma as adjusted net tangible book value as of December 31, 1999 would have been $ , or $ per share. This represents an immediate increase in net tangible book value of $ per share to existing stockholders and an immediate dilution in net tangible book value of $ per share to new investors of common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share.............             $
  Pro forma net tangible book value per share as of December
    31, 1999................................................  $
  Increase per share attributable to new investors..........  $
                                                              --------
Pro forma as adjusted net tangible book value per share
  after this offering.......................................             $
                                                                         --------
Dilution per share to new investors.........................             $
                                                                         ========

    The following table sets forth, as of December 31, 1999, the differences between the number of shares of common stock purchased from us at an assumed public offering price of $ per share, the total consideration paid and the average price per share paid by existing holders of common stock (on a pro forma basis as described in the preceding paragraph) and by new investors, before deducting the underwriting discounts and commissions and estimated offering expenses.

                                         SHARES                 TOTAL
                                        PURCHASED           CONSIDERATION
                                   -------------------   -------------------   AVERAGE PRICE
                                    NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
Existing stockholders............                    %   $                %      $
New investors....................
                                   -------     ------    --------    -----
  Total..........................               100.0%   $           100.0%
                                   =======     ======    ========    =====

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data is derived from our consolidated financial statements. You should read this selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The financial data as of December 31, 1998 and December 31, 1999 and for the years ended December 31, 1997, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial data as of December 31, 1997 is derived from our audited balance sheet which is not included in this prospectus. The financial data as of and for the years ended December 31, 1995 and 1996 are derived from the financial statements of our business while a wholly-owned subsidiary of Retix which have not been audited and which are not included in this prospectus. Our business while a wholly-owned subsidiary of Retix (now Vertel), a California corporation, consisted of the operations of Internetworking Solutions from the inception of its operations on July 1, 1996, and certain operating activities of Retix on a carve-out basis prior to July 1, 1996. In July 1997, Internetworking Solutions changed its name to Sonoma Systems. Sonoma and the related operations were spun-off from Retix effective January 1998. The divisional equity in the balance sheet data represents the net assets of the business prior to the inception of Sonoma's operations on July 1, 1996 as a separate legal entity. We omitted the net loss per share calculations prior to 1998 in the statement of operations data summarized below because prior to January 1998 we were organized as a wholly-owned subsidiary of Retix and as a result, this information would not be meaningful. See note 2 of the notes to our consolidated financial statements for an explanation of the method used to calculate earnings per share. We believe the unaudited financial information contains all adjustments necessary to present fairly the information and that the adjustments consist of only normal recurring adjustments.

                                            RETIX/INTERNETWORKING
                                                  SOLUTIONS                SONOMA SYSTEMS
                                        ------------------------------   -------------------
                                                 YEARS ENDED                 YEARS ENDED
                                                 DECEMBER 31,               DECEMBER 31,
                                        ------------------------------   -------------------
                                          1995       1996       1997       1998       1999
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS:
Net revenues:
  Broadband integrated access.........  $     --   $    --    $   280    $  4,081   $  7,077
  Internetworking.....................    23,241    14,958      6,062       2,728         --
                                        --------   -------    -------    --------   --------
      Total net revenues..............    23,241    14,958      6,342       6,809      7,077
Cost of revenues......................    13,677     7,148      3,094       3,047      3,790
                                        --------   -------    -------    --------   --------
  Gross profit........................     9,564     7,810      3,248       3,762      3,287
Operating expenses:
  Research and development............     8,569     5,073      4,103       5,719      8,557
  Sales and marketing.................    13,803     4,160      4,584       5,554      6,549
  General and administrative..........     4,548     2,300      1,307       1,783      2,283
                                        --------   -------    -------    --------   --------
      Total operating expenses........    26,920    11,533      9,994      13,056     17,389
                                        --------   -------    -------    --------   --------
Loss from operations..................   (17,356)   (3,723)    (6,746)     (9,294)   (14,102)
                                        --------   -------    -------    --------   --------
Interest and other income (expense):
  Interest expense....................        --        --       (208)        (99)      (278)
  Interest income.....................        --        --         44         276        406
  Other, net..........................      (535)       69        (28)        (25)       (31)
                                        --------   -------    -------    --------   --------
      Total interest and other income
        (expense).....................      (535)       69       (192)        152         97
                                        --------   -------    -------    --------   --------
Net loss..............................  $(17,891)  $(3,654)   $(6,938)   $ (9,142)  $(14,005)
                                        ========   =======    =======    ========   ========
Basic and diluted net loss per share
  of common stock.....................                                   $(117.21)  $ (39.66)
                                                                         ========   ========
Weighted-average shares of common
  stock outstanding...................                                     78,490    355,195

                                     RETIX/INTERNETWORKING
                                           SOLUTIONS                         SONOMA SYSTEMS
                                 ------------------------------   ------------------------------------
                                                                                         AS OF
                                       AS OF DECEMBER 31,            AS OF         DECEMBER 31, 1999
                                 ------------------------------   DECEMBER 31,   ---------------------
                                   1995       1996       1997         1998        ACTUAL    PRO FORMA
                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents......  $     1    $   729    $   306      $14,530      $  5,702    $14,202
Short-term investments.........       --         --         --           --           595        595
Property and equipment, net....    2,000        339        267          635           912        912
Total assets...................    6,813      4,451      1,908       17,169        12,502     21,002
Redeemable Series A, D and E
  preferred stock..............       --         --         --       14,673        22,095      1,060
Total long-term debt...........    4,119         40         --          907         1,213      1,213
Divisional equity..............   (4,650)        --         --           --            --         --
Stockholders' equity
  (deficit)....................       --     (1,878)    (2,629)      (1,138)      (14,941)    14,594

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THAT ARE INCLUDED LATER IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" OR IN OTHER PARTS OF THIS PROSPECTUS.

                                    OVERVIEW

    We are a leading developer and supplier of Asynchronous Transfer Mode, or ATM, based broadband integrated access devices, or broadband IADs. Our products are designed to enable network service providers, or NSPs, to leverage their existing ATM-based infrastructures and deliver to subscribers a customized bundle of services, including data, voice and video through a single high-speed access link. Through the deployment of our products, NSPs can offer a comprehensive range of high-performance services such as intranets, networked applications, virtual private networks, managed networks, video conferencing, web-hosting, multimedia entertainment, real-time telecommuting, branch office internetworking and Internet access.

    From April 1996 through 1997, we operated as Internetworking
Solutions, Inc., a wholly-owned subsidiary of Retix (now Vertel), a California corporation. During this period we marketed Retix's legacy internetworking products of enterprise routers, switches and bridges. In January 1998, Sonoma Systems was reorganized as a stand-alone entity. During 1997, we developed and commercially introduced our initial broadband IAD began to focus exclusively on the development and marketing of our Sonoma ACCESS product and began the phaseout of Retix's legacy internetworking products. We discontinued sales of the Retix internetworking products in 1998.

    To date, our broadband IADs have been deployed by several NSPs, however, our products have yet to gain widespread acceptance. Our success is dependent on several factors, including NSPs' continued use of ATM-based high-speed networks, the ability of our direct sales efforts and OEM partners to sell our broadband IADs to NSPs, and ultimately, NSPs' success in selling integrated data, voice and video offerings which utilize our broadband IADs.

    We generate revenues from the sale of our broadband IADs directly to NSPs and indirectly through our relationships with large telecommunications OEMs. We generally recognize revenues from product sales upon shipment. Revenues from services, which consist mainly of customer support for our products, are recognized when the services are performed and all substantial contractual obligations have been satisfied. To date, revenues from services have not been significant.

    Currently, we have OEM agreements with a number of large telecommunications equipment providers, including Cabletron Systems, Inc., Newbridge Networks Corporation, Nortel Networks Inc. and Siemens AG. Our OEM agreements provide us access to our OEM partners' worldwide sales and marketing organizations. For the fourth quarter of 1999, sales to Newbridge Networks represented 25.6% of our net revenues and sales to Nortel Networks represented 56.1% of our net revenues. In 1999, sales to Newbridge represented 60.8% of our net revenues and sales to Nortel represented 19.9% of our net revenues. In 1998, sales to Newbridge represented 44.5% of net revenues and we had no sales to Nortel. We expect a substantial portion of our revenues to continue to be dependent upon a relatively small number of OEM partners for the foreseeable future.

    In February 2000, we entered into a three-year OEM agreement with Nortel Networks which replaced our prior agreement with Nortel. Under this agreement, Nortel has the non-exclusive right to distribute and sell certain of our products worldwide. Under this agreement, our products are manufactured for Nortel on an OEM basis. This agreement does not require Nortel to make any minimum purchase commitments and allows Nortel to participate in other similar OEM programs.

    We expect our gross margins to be affected by factors such as competitive pricing pressures, the mix and configurations of products sold, the mix of direct versus indirect sales, fluctuations in manufacturing volumes, component and sub-assembly costs and software royalty fees. In addition, our gross margins are significantly affected by the specific pricing arrangements that we negotiate with each OEM partner under existing and new OEM agreements. Average selling prices and gross margins for our recently introduced Sonoma INTEGRATOR product are below those of our Sonoma ACCESS product, as we have priced our Sonoma INTEGRATOR product to support NSPs' cost objectives in connection with new service offerings. Further sales price reductions for our products may be necessary to remain competitive and we may not be able to offset future price declines with lower cost product designs and reductions in manufacturing costs.

    During 1999, we recognized stock-based compensation of $43,000 in connection with common stock options granted to employees. As of December 31, 1999, $311,000 of employee stock option compensation was unearned and will be amortized according to the vesting schedules of the relevant options through 2003. There was no stock-based compensation to employees in 1998.

    During 1999, we also granted common stock options to non-employees. We record stock option compensation to non-employees when the related shares are earned by the non-employees. The amount of compensation recorded is derived from the fair value of our common stock. Since the fair value of our common stock in the future cannot be estimated, it is not possible to estimate the amount of stock option compensation that could be recorded in connection with non-employee stock options granted and outstanding as of December 31, 1999, but it could be significant and our operating results in future periods will be adversely affected. During 1999, stock option compensation to non-employees amounting to $127,000 was recognized in the statement of operations and $40,000 was reflected as offering costs relating to our November 1999 Series E preferred stock financing. Based on the fair value of our common stock as of December 31, 1999, approximately $1.0 million of non-employee stock option compensation was unearned and will be earned through 2003. There was no stock-based compensation to non-employees in 1998.

    In connection with entering into our OEM relationship with Nortel Networks in February 2000, we granted Nortel a five year warrant to purchase 6,000,000 shares of our common stock at $4.00 per share. This warrant provides that 1,500,000 shares are immediately exercisable, with the remaining 4,500,000 shares becoming exercisable in February 2005, unless accelerated under the terms of the warrant as follows: 2,000,000 shares would become exercisable on an accelerated basis in the event that we recognize revenues of at least

$28.0 million during calendar year 2000; and, an additional 1,000,000 shares would become exercisable on an accelerated basis in the event that we receive orders for sales of our products or services totaling at least $35.0 million during calendar year 2000, and one additional share becomes exercisable on an accelerated basis for every $10 of revenue we recognize over $35.0 million during calendar year 2000, until all 4,500,000 additional shares become exercisable. This warrant may be exercised by means of a "cashless" exercise, and, at any time the shares under this warrant become exercisable on or after February 23, 2001, such shares will be eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144. The warrant is not subject to forfeiture for any reason. Accordingly, the value of the warrants was estimated at $12.4 million and will be reflected as a charge to sales and marketing expense in the first quarter of 2000.

    From inception through December 31, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of December 31, 1999, we had approximately $27.3 million of federal net operating loss carryforwards to offset future taxable income which will begin to expire in varying amounts beginning in 2011. However, given our limited operating history and losses incurred to date, a 100% valuation allowance has been recorded in accordance with Statement of Financial Accounting Standards, SFAS, No. 109, "Accounting for Income Taxes." In any event, our sale of
Series C convertible preferred stock in January 1998 resulted in an ownership change, and, as a result, the amount of our net operating loss carryforward attributable to taxable losses prior to 1998 and available to reduce our federal income tax liability in future years is limited to approximately $385,000 annually.

    RESULTS OF OPERATION

    The following table summarizes our results of operations as a percentage of revenues for each of the periods shown.

                                                                        FISCAL YEAR ENDED
                                                                           DECEMBER 31,
                                                              --------------------------------------
                                                                1997           1998           1999
Net revenues:
  Broadband integrated access..........................           4.4%          59.9%         100.0%
  Internetworking......................................          95.6           40.1             --
                                                               ------         ------         ------
    Total net revenues.................................         100.0          100.0          100.0
Cost of revenues.......................................          48.8           44.7           53.6
                                                               ------         ------         ------
Gross margin...........................................          51.2           55.3           46.4

Operating expenses:
  Research and development.............................          64.7           84.0          120.9
  Sales and marketing..................................          72.3           81.6           92.5
  General and administrative...........................          20.6           26.2           32.3
                                                               ------         ------         ------
    Total operating expenses...........................         157.6          191.8          245.7
                                                               ------         ------         ------
Loss from operations...................................        (106.4)        (136.5)        (199.3)
Interest and other income (expense), net...............          (3.0)           2.2            1.4
                                                               ------         ------         ------
Net loss...............................................        (109.4)%       (134.3)%       (197.9)%
                                                               ======         ======         ======

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

    NET REVENUES

    Net revenues consist of product sales, net of allowances for returns. We did not recognize any net revenues from the sale of internetworking products in 1999. Net revenues from the sale of all of our products increased 3.9%, from $6.8 million in 1998 to $7.1 million in 1999.

    Net revenues from the sale of our broadband IADs increased 73.4%, from $4.1 million in 1998 to $7.1 million in 1999. The increase from 1998 to 1999 in net revenues from sales of our broadband IADs reflected the increased deployment of our broadband IADs to NSPs through new and existing OEM relationships.

    Net revenues increased 7.4%, from $6.3 million in 1997 to $6.8 million in 1998. Net revenues from the sale of our broadband IADs increased from $280,000 in 1997 to $4.1 million in 1998, as we began deploying our broadband IADs to NSPs. Internetworking product revenues declined from $6.1 million in 1997 to $2.7 million in 1998, following our strategic decision in 1997 to discontinue sales of these products.

    GROSS PROFIT

    Gross profit is net revenues less cost of revenues. Cost of revenues consists primarily of amounts paid to third-party contract manufacturers, including manufacturing start-up costs for new products, component costs and personnel related costs to manage our contract manufacturing operations.

    Gross profit decreased 12.6% from $3.8 million in 1998 to $3.3 million in 1999, as sales of our higher margin internetworking products declined. In addition, gross margin, which is gross profit as a percentage of net revenues, decreased from 55.3% in 1998 to 46.4% in 1999.

    Gross margins from sales of our broadband IADs decreased from 53.7% in 1998 to 46.4% in 1999. This decrease reflects increased sales through our lower-margin OEM distribution channels, as well as start-up product manufacturing costs associated with the introduction of our Sonoma INTEGRATOR product line in the fourth quarter of 1999. In the future, we expect our gross margins to fluctuate due to volume pricing discounts that we offer directly to NSPs and our OEM partners and new product introduction costs, offset by any manufacturing efficiencies and component cost reductions that we are able to realize as volumes increase.

    Gross profit increased 15.8%, from $3.2 million in 1997 to $3.8 million in 1998. Gross margins also increased from 51.2% in 1997 to 55.3% in 1998. The increase in gross profit and gross margins from 1997 to 1998 reflected higher average selling prices associated with internetworking products, as we offered last buys of discontinued products at higher average selling prices.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses consist primarily of personnel and related costs associated with our product development efforts, including third-party consulting, development software licenses and prototyping costs. We expense all of our research and development costs in the period in which they are incurred.

    Research and development expenses increased 49.6%, from $5.7 million in 1998 to $8.6 million in 1999. As a percentage of net revenues, research and development expenses were 84.0% in 1998 and 120.9% in 1999. These increases were primarily a result of personnel and related costs associated with a substantial increase in the size of our research and development organization, as well as design and prototype expenses incurred in connection with the introduction of our inverse multiplexing and our initial voice product features. In addition, in the third and fourth quarters of 1999, we accelerated the development of our advanced voice and telephony product offerings. We expect research and development expenses to continue to increase in absolute dollars in the foreseeable future.

    Research and development expenses increased 39.4%, from $4.1 million in 1997 to $5.7 million in 1998. The increase from 1997 to 1998 was due to increased personnel related costs as we expanded our research and development organization for the development of our broadband IADs. Also, during 1998 we purchased a non-exclusive license for network management software for $1.0 million, which was charged to expenses in the fourth quarter of 1998. As a percentage of net revenues, research and development expenses were 64.7% in 1997 and 84.0% in 1998.

    SALES AND MARKETING EXPENSES

    Sales and marketing expenses consist primarily of employee salaries, commissions and benefits, advertising, promotional materials and trade show exhibit expenses.

    Sales and marketing expenses increased 17.9%, from $5.6 million in 1998 to $6.5 million in 1999. As a percentage of net revenues, sales and marketing expenses were 81.6% in 1998 and 92.5% in 1999. These increases were due to our efforts to expand the sales of our broadband IADs through new OEM distribution channels. We expect sales and marketing expenses to increase in absolute dollars, in the foreseeable future.

    Sales and marketing expenses increased 21.2%, from $4.6 million in 1997 to $5.6 million in 1998. The increase in 1998 was primarily due to incremental spending as we introduced our Sonoma ACCESS product and promoted Sonoma Systems as a stand-alone company. We also expanded our sales force, which included significant personnel-related expenses, including salaries, commissions and travel for our account executives and systems sales engineers. As a percentage of net revenues, sales and marketing expenses were 72.3% in 1997 and 81.6% in 1998.

    GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses consist primarily of salaries and related expenses for executive, administrative and finance personnel, facility costs, information systems, insurance costs and professional fees.

    General and administrative expenses increased 28.0%, from $1.8 million in 1998 to $2.3 million in 1999. As a percentage of net revenues, general and administrative expenses were 26.2% in 1998 and 32.3% in 1999. These increases reflect investments in our infrastructure, including the design, selection and implementation of new information systems. We expect general and administrative expenses to increase in absolute dollars in the foreseeable future.

    General and administrative expenses increased 36.4%, from $1.3 million in 1997 to $1.8 million in 1998. The increase in 1998 was primarily a result of an increase in personnel, including the personnel expenses related to our Chief Executive Officer. As a percentage of net revenues, general and administrative expenses were 20.6% in 1997 and 26.2% in 1998.

    INTEREST AND OTHER INCOME (EXPENSE)

    Interest and other income (expense) decreased 36.2% from $152,000 in 1998 to $97,000 in 1999. Interest income increased from $276,000 in 1998 to $406,000 in 1999, primarily as a result of higher cash balances from our Series D convertible preferred stock financing in December 1998. In connection with our equipment financing arrangement, we incurred interest expense of $99,000 in 1998 and $278,000 in 1999. See note 5 of the notes to our consolidated financial statements.

    Interest and other income (expense) increased from an expense of $192,000 in 1997 to income of $152,000 in 1998. The income in 1998 was primarily a result of interest income earned from our Series C convertible preferred stock financing in January 1998.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth, for the periods presented, certain data from our consolidated statement of operations and such data as a percentage of net revenues. The consolidated statement of operations data have been derived from our unaudited consolidated financial statements. In management's opinion, these statements were prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The results of operations in any quarter are not necessarily indicative of the results that may be expected for any future period. We have incurred net losses in each quarter since inception, and we expect to continue to incur quarterly losses for the foreseeable future.

                                                                           QUARTERS ENDED
                                      -----------------------------------------------------------------------------------------
                                      MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,
                                        1998        1998       1998        1998       1999        1999       1999        1999
                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Broadband integrated access.......   $   307    $   985     $ 1,683    $ 1,106     $ 1,044    $ 1,504     $ 2,014    $ 2,515
  Internetworking...................       732        440         891        665          --         --          --         --
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total net revenues..............     1,039      1,425       2,574      1,771       1,044      1,504       2,014      2,515
Cost of revenues....................       479        654       1,055        859         624        786         990      1,390
                                       -------    -------     -------    -------     -------    -------     -------    -------
Gross profit........................       560        771       1,519        912         420        718       1,024      1,125
Operating expenses:
  Research and development..........       925      1,113       1,386      2,295       1,854      1,765       2,300      2,638
  Sales and marketing...............     1,088      1,501       1,444      1,521       1,521      1,527       1,627      1,874
  General and administrative........       445        419         434        485         535        514         557        677
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total operating expenses........     2,458      3,033       3,264      4,301       3,910      3,806       4,484      5,189
                                       -------    -------     -------    -------     -------    -------     -------    -------
Loss from operations................    (1,898)    (2,262)     (1,745)    (3,389)     (3,490)    (3,088)     (3,460)    (4,064)
Interest and other income (expense),
  net...............................        91         74         (35)        22          82         17          17        (19)
                                       -------    -------     -------    -------     -------    -------     -------    -------
Net loss............................   $(1,807)   $(2,188)    $(1,780)   $(3,367)    $(3,408)   $(3,071)    $(3,443)   $(4,083)
                                       =======    =======     =======    =======     =======    =======     =======    =======

                                                                  AS A PERCENTAGE OF TOTAL REVENUES
                                      -----------------------------------------------------------------------------------------
                                      MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,
                                        1998        1998       1998        1998       1999        1999       1999        1999
Net revenues:
  Broadband integrated access.......      29.5%      69.1%       65.4%      62.5%      100.0%     100.0%      100.0%     100.0%
  Internetworking...................      70.5       30.9        34.6       37.5          --         --          --         --
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total net revenues..............     100.0      100.0       100.0      100.0       100.0      100.0       100.0      100.0
Cost of revenues....................      46.1       45.9        41.0       48.5        59.8       52.3        49.2       55.3
                                       -------    -------     -------    -------     -------    -------     -------    -------
Gross profit........................      53.9       54.1        59.0       51.5        40.2       47.7        50.8       44.7
Operating expenses:
  Research & development............      89.0       78.1        53.8      129.6       177.6      117.4       114.2      104.9
  Sales and marketing...............     104.7      105.3        56.1       85.9       145.7      101.5        80.8       74.5
  General & administrative..........      42.8       29.4        16.9       27.4        51.2       34.2        27.7       26.9
                                       -------    -------     -------    -------     -------    -------     -------    -------
    Total operating expenses........     236.6      212.8       126.8      242.9       374.5      253.1       222.6      206.3
                                       -------    -------     -------    -------     -------    -------     -------    -------
Loss from operations................    (182.7)    (158.7)      (67.8)    (191.4)     (334.3)    (205.3)     (171.8)    (161.6)
Interest and other income (expense),
  net...............................       8.8        5.2        (1.4)       1.2         7.9        1.1         0.8       (0.8)
                                       -------    -------     -------    -------     -------    -------     -------    -------
Net loss............................    (173.9)%   (153.5)%     (69.2)%   (190.1)%    (326.4)%   (204.2)%    (171.0)%   (162.3)%
                                       =======    =======     =======    =======     =======    =======     =======    =======

    Net revenues attributable to the sales of our broadband IADs have increased in each quarter beginning in the quarter ended March 31, 1999, as we expanded our product line and entered into new OEM relationships, including relationships with Nortel Networks and Cabletron Systems. In the quarter ended September 30, 1998 we recognized a substantial increase in our revenues due to orders associated with an NSP's initial certification and testing of our Sonoma ACCESS product and the completion of a network management integration project. Sales for the three quarters ended December 31, 1998, adjusted for the above-mentioned events, were essentially constant, reflecting limited market acceptance of our initial broadband IAD offering. In the near term, to continue our growth in quarterly revenues, we are dependent on the successful launch of our OEM relationship with Nortel and continued demand for our products from other OEM relationships. Ultimately, our success is dependent upon NSPs' success in selling integrated data, voice and video offerings which utilize our broadband IADs.

    Gross profit has increased in absolute dollars in each quarterly period beginning in the quarter ended March 31, 1999. Gross margins have increased over the same period, with the exception of the quarter ended December 31, 1999, due to volume discount pricing associated with the initial deployment of our Sonoma INTEGRATOR product, as well as start-up manufacturing expenses associated with this product. Gross margins in 1998 were higher than 1999 due to sales of our internetworking products which were offered on a last buy basis in 1998 at higher average selling prices.

    Operating expenses generally increased in absolute dollars from quarter to quarter in 1998 and 1999, adjusted for a $1.0 million charge to research and development during the quarter ended December 31, 1998 for the license of certain network management software. Increases in operating expenses during 1999 were primarily the result of increased investment in research and development to accelerate our advanced data and telephony product offerings, and increased selling costs associated with higher levels of revenues. We expect our operating expenses to increase in the foreseeable future as we continue to enhance the features and functionality of our product offerings and expand our infrastructure to support our anticipated growth.

YEAR 2000 ISSUES

    Prior to January 1, 2000 there was concern regarding the ability of computers to adequately recognize twenty-first century dates from twentieth century dates due to the two-digit date fields used by many systems. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to the year 2000 was effective in preventing any significant problems. However, computer experts have warned that there may still be residual consequences from the change in centuries. Any such difficulties could result in a decrease in the sales of our products, an increase in allocation of our resources to address the year 2000 problems of our customers without additional revenues commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by our customers due to year 2000 related issues.

    We designed our products to be year 2000 compliant. However, there can be no assurance that our current products do not contain undetected errors or defects which may lead to residual year 2000 problems. If such errors or defects do exist, we may incur material costs to resolve them. In addition, the internal systems used to deliver our services utilize third-party hardware and software. We contacted the vendors of these products in order to assess their year 2000 compliance. Based on these vendors' representations, we believe that the third-party hardware and software we use are year 2000 compliant and that there will be no residual year 2000 problems. There can be no assurance, however, that we will not experience unanticipated negative consequences, including material costs, caused by undetected errors or defects in the technology used in our internal systems.

    If, in the future, it comes to our attention that certain of our products need modification, or certain of our third-party hardware and software are not year 2000 compliant or suffer from residual year 2000 problems, then we will seek to make modifications. In such cases, we expect such modifications to be made on a timely basis and we do not believe that the cost of such modifications will have a material effect on our results of operations. There can be no assurance, however, that we will be able to modify our products, services and systems in a timely and successful manner to resolve residual year 2000 problems, which could have a material adverse effect on our business, financial condition and results of operation.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through funding from our former parent, Retix, the sale of preferred stock, capital equipment financing and our revolving working capital credit facility. From our inception through December 31, 1999 we received cash proceeds of approximately
$29.9 million from the sale of preferred stock and an additional $2.0 million, net of repayments, through capital equipment financing.

    At December 31, 1999, we had cash and cash equivalents of $5.7 million and short-term investments of $595,000. As of the same date, we had $2.0 million available under our revolving line of credit, which expires in November 2000. This revolving working capital credit facility currently contains covenants that, among other things, limit the type and amount of additional indebtedness that we may incur. Additionally, we raised approximately $8.5 million from the sale of Series E convertible preferred stock in February 2000.

    Cash used in operating activities was $15.2 million in 1999, $9.2 million in 1998 and $6.8 million in 1997. Cash used in operating activities has primarily represented funding of our net losses and increases in accounts receivables and inventories.

    Cash used in investing activities was $1.7 million for 1999, $759,000 in 1998 and $522,000 in 1997. In each period, these amounts related primarily to the purchase of computers and other equipment used in our development activities and other equipment and furniture used in our operations. During 1999 we purchased $3.3 million in short-term investments, primarily with funds obtained from the November 1999 Series E convertible preferred stock financing. In addition, certain of our short-term investments matured in 1999, providing
$2.8 million in cash.

    In January 2000, we executed a letter of intent to acquire a third-party's intellectual property, including certain patents and trademarks, in order to expand our advanced telephony product features. The total purchase price is estimated to be $11.3 million, $2.2 million of which we expect to pay in cash and the balance we expect to pay by issuing up to 2,213,121 shares of our common stock. We expect the purchase to be consummated in the first quarter of 2000.

    Cash provided by financing activities in 1999 was $8.1 million, primarily consisting of our Series E convertible preferred stock offering in November 1999, and net borrowings under our equipment financing arrangement. Cash provided by financing activities was $24.2 million in 1998 and $4.1 million in 1997. In 1998, financing activities consisted primarily of the private placement of convertible preferred stock and net borrowings under our equipment financing arrangement. In 1997, financing activities consisted primarily of contributions from Retix. In February 2000, we granted Nortel Networks Inc., warrants to purchase 6,000,000 shares of our common stock at $4.00 per share. The warrant provides that 1,500,000 shares are immediately exercisable, with the balance becoming exercisable in February 2005, unless accelerated, under the terms of the warrant. This warrant may be exercised by means of a "cashless" exercise and is not subject to forfeiture.

    Our future capital requirements will depend upon a number of factors, including the timing and level of research and development activities and sales and marketing campaigns. We believe that our cash and cash equivalent balances, short-term investments and the proceeds from this offering will provide sufficient capital to fund our operations at least through the end of 2000. Thereafter, we may require additional capital to fund our business. In addition, from time to time we evaluate opportunities to acquire complementary technologies or companies. Should we identify any such opportunities, we may need to raise additional capital to fund the acquisitions. There can be no assurance that financing will be available to us, on favorable terms or at all, when we need it.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was released by the Financial Accounting Standards Board. The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. We are required to implement the statement in the first quarter of 2001. We have not yet determined the effects, if any, adoption of SFAS No. 133 will have on our consolidated financial statements.

DISCLOSURES ABOUT MARKET RISK

    We are exposed to market risk in the areas of interest rates and foreign currency exchange rates. Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flows. The following discussion about our market risk contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors, including those set forth in the "Risk Factors" section.

    INTEREST RATE RISK

    We are exposed to interest rate risk on our short-term investments. To manage this risk we maintain an investment policy that limits our investments to short-term, highly rated, fixed income facilities such as repurchase agreements collateralized by government securities and high-grade commercial paper. The effect of interest rate risk on us has not been significant. As of December 31, 1999, we had short-term investments of $595,000 consisting primarily of highly liquid investments with remaining maturities of less than 90 days. These investments are subject to interest rate risk and will decrease in value if market interest rates increase. A hypothetical fluctuation in market interest rates by 10% from the December 31, 1999 rates would cause the fair value of these short-term investments to fluctuate by an insignificant amount. We did not have any short-term investments as of December 31, 1998.

    We are also exposed to interest rate risks on our fixed rate debt obligations. Fixed rate debt obligations totaled $2.0 million as of December 31, 1999 and $1.3 million as of December 31, 1998. These fixed rate debt obligations accrue interest at an effective annual rate of approximately 15.4% and are payable in 36 monthly installments. A hypothetical fluctuation in market interest of 1.0% would have resulted in interest expense fluctuating by approximately $20,000 as of December 31, 1999 and $13,000 as of December 31, 1998.

    FOREIGN EXCHANGE RISK

    Substantially all of our revenues are realized currently in U.S. dollars. In addition, we do not maintain significant asset or cash account balances in currencies other than the United States dollar. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk. If our operations outside of North America expand, the effect of currency fluctuations may have a more significant impact on our revenues and costs.

INFLATION

    Because of the relatively low levels of inflation experienced in 1997, 1998 and 1999, inflation did not have a significant effect on our results in such years.

                                    BUSINESS

OVERVIEW

    We are a leading developer and supplier of Asynchronous Transfer Mode, or ATM, based broadband integrated access devices, or broadband IADs. Our products are designed to enable network service providers, or NSPs, to leverage their existing ATM-based infrastructures and deliver to subscribers a customized bundle of services, including data, voice and video through a single high-speed access link. Through the deployment of our products, NSPs can offer a comprehensive range of high-performance services such as intranets, networked applications, virtual private networks, managed networks, video conferencing, web-hosting, multimedia entertainment, real-time telecommuting, branch office internetworking and Internet access.

    Through our carrier-class traffic shaping capabilities, the process of precisely allocating bandwidth, our broadband IADs enable NSPs to allocate bandwidth to subscribers in accordance with specific service level agreements. Our products are designed for quick installation by field personnel, ease of configuration with our proprietary software and low overall cost of ownership. Service upgrades and maintenance related to our products can be accomplished by NSPs from their central offices, thereby eliminating the cost of traveling to subscribers' premises.

    We have designed our products to leverage industry-standard components. This flexible design, combined with our modular product architecture, allows us to rapidly integrate best of breed solutions, which enable NSPs to offer an increasingly broad range of services based on emerging technologies. Our broadband IADs interoperate with a wide range of subscribers' existing enterprise equipment and are compatible with a wide array of local area network protocols. In addition, our broadband IADs perform industry-standard inverse multiplexing over ATM-based network backbones, which enables NSPs to use existing copper lines to provide high-speed connections and give subscribers a fault-tolerant access connection.

INDUSTRY BACKGROUND

    NETWORK TRAFFIC IS GROWING RAPIDLY

    The amount of data, voice and video traffic being carried over communications networks has grown rapidly over the past several years and is expected to continue to expand significantly due to several key factors, including:

    - the dramatic expansion of business data communication links with branch offices, telecommuters, customers and suppliers;

    - the tremendous growth of consumer and business Internet traffic; and

    - the widespread utilization of intranets and the Internet for networked applications, such as electronic commerce, supply chain management, web hosting, global marketing and customer support.

These growing, network-dependent activities require the transmission of large amounts of information which, in turn, require high-speed data and voice services for subscribers to communicate reliably, within practical time constraints and at a cost-effective price.

    THE CAPACITY AND SPEED OF NETWORK BACKBONES HAS INCREASED

    In order to accommodate increasingly high volumes of network traffic, NSPs have installed high-capacity transmission equipment in the network core and between their central office switching centers, known as the network backbone. Moreover, NSPs are increasing data transmission speeds, known as bandwidth, by deploying ATM core switches, ATM/digital subscriber line, or DSL, switches and synchronous optical network switches, or SONET switches, within their network backbones. These solutions are capable of delivering data faster than traditional copper leased lines, which significantly increases network capacity and relieves congestion in the network backbone. For example, along a fiber-optic network backbone, bandwidth can reach up to 10 billion bits per second.

    A large number of NSPs have adopted ATM as the transport protocol for their network backbones, since ATM supports the high-speed transmission of all types of traffic, including data, voice and video over a single network. ATM segments data, voice and video into uniform cells, rather than larger variable packets, in order to mix various traffic types over a common transport link. ATM's cell-based format seeks to provide consistent quality of service that guarantees end-to-end bandwidth at predetermined levels for all traffic types. ATM is unique in its ability to prioritize cells to ensure that certain data takes priority over less time-sensitive material when being transmitted over the network. This enables service providers to offer service level guarantees with a greater degree of confidence and facilitates the introduction of real-time services that are difficult using other protocols. Consequently, ATM is the transport protocol of choice for the delivery of data, voice and video over all types of mediums, including fiber-optic, copper lines, including T-1 and DSL, and wireless.

    Other legacy networks are not as versatile as ATM-based networks. For example, networks utilizing time division multiplexing provide a high quality of service for voice communication but these networks use bandwidth inefficiently, requiring dedicated circuits between two points, resulting in idle circuits when traffic is not being transmitted between users. Networks utilizing frame relay and Internet protocol use bandwidth efficiently but lack ATM's cell-based prioritization capabilities, and therefore, cannot guarantee high quality transmission of voice and time-sensitive video.

    CONTINUED BOTTLENECK AT THE NETWORK EDGE

    Although capacity constraints in network backbones have been largely addressed by fiber-optics, ATM and other technologies, a bottleneck continues to exist at the access portion of the network edge, the connection point between NSPs' central offices and subscribers' premises. The network edge continues to limit voice and high-speed data transmissions because high-speed access solutions for the network edge are only now being deployed to keep pace with advances in performance of network backbones. Traditional access solutions have been limited in most cases to speeds of 1.5 Mbps, or T-1, and below. This limits the capability of an NSP to provide a bundle of high-speed services, such as Internet access, multimedia entertainment, real-time telecommuting and branch office internetworking, over a single access line. In addition, due to the variable length packet orientation of these traditional solutions, they are not well suited to combining real-time and non-real-time data on the same access line.

    ATM ACCESS DEVICES ALLOW NSPS TO OFFER INTEGRATED SERVICES AND ARE SCALABLE WITH CUSTOMER REQUIREMENTS

    In order to address these limitations and leverage investments in their ATM-based network backbones, NSPs can use ATM-based access devices to connect subscribers which allow NSPs to integrate a package of data, voice and video services on a common platform referred to as a broadband integrated access device, or a broadband IAD. A broadband IAD is physically located at the subscribers' premises and serves as the single connection point between NSPs' network backbones and subscribers' local networks. By providing a single access platform, a broadband IAD allows an NSP to minimize initial installation and equipment costs and ongoing maintenance expenses.

    Broadband IADs also have the ability to:

    - convert multiple traffic types into and out of ATM cells;

    - provide high performance ATM traffic shaping, which is the process of precisely controlling the bandwidth allocation to each subscriber according to specific service level agreements;

    - aggregate multiple low-speed connections into a single high-speed connection, a technique known as inverse-multiplexing, which allows NSPs to offer bandwidth connection speeds in excess of 1.5 Mbps without having to replace existing equipment;

    - interoperate with a wide variety of installed local area network equipment, such as computers, servers, switches, routers and hubs;

    - interface with video equipment;

    - connect to a subscriber's private branch exchange, which is the telephone system within an enterprise that switches calls between various extensions within the enterprise, while allowing all extensions to share a limited number of external phone lines;

    - enable the creation of virtual private networks which, through the use of virtual circuits, effectively allocate bandwidth on a dynamic basis;

    - allow centralized network management for configuration, maintenance and quality of service; and

    - interface with a variety of high- and low-speed wide area networks; transmission mediums, including fiber-optic; copper lines, including T-1 and DSL; and wireless.

    EXISTING ACCESS SOLUTIONS TO CONNECT SUBSCRIBERS TO ATM NETWORK BACKBONES
     HAVE LIMITATIONS

    Traditionally, NSPs that needed to connect subscribers to ATM network backbones used routers with high-speed ATM interfaces, local area network switches with ATM uplinks or first-generation ATM access devices. Each of these alternatives has limitations with respect to price, performance, ease of installation and cost of deployment and maintenance.

    Routers with high-speed ATM interfaces are relatively expensive, typically costing in excess of $25,000. Additionally, routers are relatively complex and costly to deploy and maintain. Similarly, local area network switches with ATM uplinks are also relatively expensive and complex, although somewhat easier to install and maintain than routers with high-speed ATM interfaces. Moreover, local area network switches designed to provide single enterprise switching between local area network ports, under current industry regulations, may be prohibited from deployment in multi-subscriber access applications. In addition, both routers with high-speed ATM interfaces and switches with ATM uplinks were designed to be managed from the subscriber's premises, making management operations much more complex for the NSP.

    First-generation ATM-based access devices attempted to improve on these shortcomings, but also have several limitations. Many of these devices are not compatible with commonly used local area network protocols and certain types of equipment, and only provide minimal traffic shaping capabilities. These first generation devices were typically designed as either data or voice access devices. In addition, first generation ATM-based access devices typically do not offer standards-based, or non-proprietary, inverse multiplexing and can only offer bandwidth connections up to 1.5 Mbps. If a customer's bandwidth requirements exceed 1.5 Mbps, an NSP would typically have to replace the access device or install additional equipment to accommodate this increased demand.

    To address these limitations, NSPs continue to seek flexible, high-speed, ATM-based integrated access solutions that provide superior price/performance capabilities to integrate data and voice services and reduce overall cost of ownership.

THE SONOMA SOLUTION

    We offer ATM-based broadband IADs specifically designed to enable NSPs to leverage their existing ATM-based infrastructure and delivering to subscribers a customized bundle of services, including high-speed data, voice and video.

                                   [ARTWORK]

    [Graphic depicting a diagram titled "Sonoma Systems' Broadband Integrated Access Solutions" depicting the connection between an NSP and our broadband IADs through which an NSP can deliver high-speed data, voice and video services from an NSP's core network to the NSP's subscribers.]

    Our broadband IADs are designed to offer the following key attributes:

    SINGLE PLATFORM FOR DELIVERING HIGH-SPEED INTEGRATED DATA, VOICE AND VIDEO
     SERVICES

    Our products allow NSPs to provide high-speed data, voice and video services through a single platform located at the subscriber's premises but managed from the NSP's central office. Our products interoperate with a wide range of subscribers' existing enterprise equipment, such as private branch exchanges, servers, computers, routers and switches, and are compatible with a wide array of local area network protocols. Our products enable NSPs to offer integrated services at transmission speeds ranging from 1.5 Mbps to 155 Mbps and operate over a variety of transmission mediums including fiber-optic and copper lines, including T-1 and DSL. Our single platform approach eliminates the need for NSPs to purchase separate ATM-based access devices for high-speed data, voice and video services. The single platform approach is also designed to minimize the costs of training, inventory, spare parts and field deployment.

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
    ENABLE NSPS TO SELL INTEGRATED SERVICE OFFERINGS

    Our products allow NSPs to offer customized solutions, such as intranets, networked applications, video conferencing, virtual private networks, managed networks, web-hosting, multimedia entertainment, real-time telecommuting, branch office internetworking and Internet access. Our products allow NSPs to address new revenue opportunities and increase the competitiveness of their offerings. In addition, our products deliver carrier-class traffic shaping functionality which enables NSPs to precisely allocate bandwidth to subscribers in accordance with their specific service level agreements.

    LOWER OVERALL COST OF OWNERSHIP

    We design our products for quick installation and low maintenance costs. These characteristics, together with the relatively low average selling prices of our products, contribute to a lower overall cost of ownership relative to other ATM-based access solutions. Our products have been designed to be installed by existing field personnel with minimal additional training and are configured with our Sonoma VIEW software. In addition, service upgrades and ongoing maintenance can be accomplished by the NSP from a central location using industry standard network management solutions. This eliminates the cost and inefficiency of travelling to the subscriber's premises to replace or reconfigure the existing platform or to install additional equipment.

    RANGE OF OPEN STANDARDS-BASED TECHNOLOGY WITH OUR HIGH PERFORMANCE SYSTEM
     SOFTWARE

    We have designed flexible product platforms using industry-standard components from third-party suppliers to operate with our sophisticated, proprietary system software, which supports high-speed transmission rates. Our modular product platform allows us to rapidly integrate best of breed solutions based on peripheral component interconnect card technology to enhance existing functions or add new functionality, enabling NSPs to offer an increasingly broad range of services based on emerging technologies.

    INVERSE MULTIPLEXING OVER ATM

    We have developed our products to enable them to perform industry-standard inverse multiplexing over ATM-based network backbones. This capability enables NSPs to combine up to eight low-speed connections into a single high-speed connection between the ATM network backbones and subscribers' premises. This technology allows NSPs to use existing slower copper lines to provide the high-speed connection instead of fiber-optic cable. Inverse multiplexing over ATM also gives subscribers a fault-tolerant access connection because the use of multiple low-speed connections provides necessary redundancy.

THE SONOMA STRATEGY

    Our objective is to build upon our position as an innovative developer and supplier of ATM-based broadband IADs for NSPs and telecommunications OEMs. Key elements of our strategy include:

    BUILDING MARKET SHARE BY LEVERAGING EARLY ACCEPTANCES OF OUR PRODUCTS

    To date, our products have been deployed by ALLTEL Communications, Lightpath, a division of Cablevision, Electric Lightwave, Pacific Bell, SAVVIS Communications,

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
Southwestern Bell and other NSPs. As the roll out of integrated service offerings by NSPs continues, we intend to build upon these product installations to become one of the key providers of ATM-based broadband IADs to these and other leading NSPs.

    BROADENING RELATIONSHIPS WITH TELECOMMUNICATIONS OEMS AND OTHER DISTRIBUTION PARTNERS

    We have established relationships with a number of large telecommunications OEMs, including Cabletron Systems, Newbridge Networks, Nortel Networks and Siemens AG. These partners have established relationships with NSPs who are the ultimate end-users of our products. We work collaboratively in joint selling activities with our OEM partners to leverage our expertise in both subscriber-side and carrier-side network access solutions to identify emerging access technologies. We are also seeking to establish new relationships with other leading telecommunications OEMs.

    In addition, we are seeking to establish additional relationships with value-added resellers, system integrators and distributors to complement our existing direct and indirect distribution channels. These relationships provide introductions to NSPs that are not currently deploying our products and expand the design-in opportunities for our IADs in NSP service offerings.

    INCREASING DIRECT SALES EFFORTS

    We are continuing to build our direct sales force domestically and a sales representative organization internationally to complement our OEM relationships in marketing to major NSPs throughout the world. The objective of our direct sales effort is to provide our OEM partners and direct NSP customers with assistance in identifying new revenue opportunities and drive additional demand for our products. We intend to augment our direct sales efforts by hiring business development personnel and systems sales engineers to target increased sales within our current NSP customer base and attract new NSPs.

    DELIVERING CUSTOM VOICE TELEPHONY CAPABILITIES

    We are enhancing our existing system software to continue providing advanced telephony features that appeal to NSPs that are building next-generation ATM-based networks as an alternative to expensive central office-based voice equipment. We believe the voice capabilities of our products differentiate our solutions and give us a competitive advantage in the marketplace.

    ENABLING NSPS TO BROADEN VALUE-ADDED SERVICE OFFERINGS

    We intend to leverage our flexible product architecture to enable NSPs to offer an increasingly broad range of services based on emerging technologies, such as business-class DSL and high-speed wireless. We recently announced multi-link DSL support which will employ the emerging standard, HDSL2, a business-class DSL connectivity protocol. Together with our existing inverse multiplexing over ATM technology, this connectivity protocol will allow NSPs to deliver business-class data, voice and video and Internet services over DSL.

PRODUCTS

    Our current products include Sonoma INTEGRATOR, Sonoma ACCESS, and our installation and configuration software, Sonoma VIEW. Additionally, Sonoma XCHANGE is a new product that is currently in the trial stage. The following table provides an overview of our products. The actual list price for our products depends on final configuration.

                                                                          TRANSMISSION
                                                                             SPEEDS                LIST
PRODUCT                                   DESCRIPTION                        (MBPS)               PRICE
SONOMA INTEGRATOR       - Supports a wide range of subscriber              1.5 -- 45              $8,500
                        interfaces, including private branch exchange,
                          frame relay equipment and local area networks
                          (fast ethernet)
                        - Supports protocols such as Internet protocol
                        over ATM
                        - Allows cost-effective delivery of integrated
                        voice, high-speed data, transparent local area
                          network and video services
                        - Designed for branch office applications
                        - Offers the ability to scale network bandwidth
                        from a single T-1 or E-1 into four inverse
                          multiplexing over ATM links via software
                          configuration
                        - Compact form factor
SONOMA INTEGRATOR XI    - Adds built-in private branch exchange            1.5 -- 45             $12,500
                          functionality to perform voice transport and
                          deliver telephone features directly to the
                          telephone
                        - Supports up to 24 telephone connections
SONOMA ACCESS           - Supports a wide range of subscriber             1.5 -- 155       $10,000 -- $18,000
                        interfaces, including private branch exchange,
                          frame relay equipment and local area networks
                          (fast ethernet)
                        - Supports additional local area network
                        interfaces, such as token ring and fiber
                          distributed data interface; supports higher
                          speed wide area network connections (up to
                          155 Mbps)
                        - Supports protocols such as Internet protocol
                        over ATM
                        - Allows cost-effective delivery of integrated
                        voice, high-speed data, transparent local area
                          network and video services
                        - Designed for branch and regional office
                          applications
                        - Offers the ability to scale network bandwidth
                        from a single T-1 or E-1 into eight inverse
                          multiplexing over ATM links via software
                          configuration
SONOMA XCHANGE          - Provides full-featured private branch               N/A           Currently in trial
                        exchange which provides enhanced telephony
                          capabilities
                        including voicemail, call conferencing, auto      (Provisioned
                         attendant, park, do not disturb, call groups,       through
                         call waiting and call forwarding                    Sonoma
                        - Supports up to 48 telephone connections          INTEGRATOR
                                                                            or Sonoma
                                                                             ACCESS)
SONOMA VIEW             - Software for initial configuration and              N/A                 $2,000
                        installation of our products
                        - Enables our broadband IADs to be configured
                          remotely or in the field
                        - Allows remote trouble-shooting and
                          reconfiguration

    SONOMA INTEGRATOR. Sonoma INTEGRATOR is a broadband IAD that allows NSPs to deliver customized business-class data and voice services to their subscribers over ATM-based backbones. Sonoma INTEGRATOR provides high-speed local area network connectivity, business-class Internet access and voice over ATM services in a single, cost-effective, easy to configure platform. Advanced ATM traffic shaping and efficient cell processing enable high performance services while maintaining quality of service.

    SONOMA ACCESS. Sonoma ACCESS is a multi-subscriber broadband IAD designed to allow NSPs to provide multimedia network access and transparent local area network services over ATM-based backbones. Sonoma ACCESS provides a high bandwidth interface between an enterprise's network and the NSPs' ATM networks and virtually eliminates the performance limitations associated with using lower speed wide area network connections.

    SONOMA XCHANGE. Sonoma XCHANGE enables NSPs to offer managed private branch exchange functionality for branch office applications. Bandwidth provisioning is managed through either Sonoma INTEGRATOR or Sonoma ACCESS and gives the subscriber point and click control for such actions as initiating and transferring calls, putting calls on hold and defining call forwarding preferences.

    SONOMA VIEW. Sonoma VIEW provides a simple, intuitive method for installing and configuring our products in the field with minimal service disruption. Additionally, Sonoma VIEW is sold in conjunction with the Sonoma INTEGRATOR and Sonoma ACCESS products.

    Our products ship under the Sonona brand name, Sonoma INTEGRATOR and Sonoma ACCESS, under private labels through Cabletron Systems, Newbridge Networks and Siemens AG and will be shipped under Nortel's label through Nortel Networks if so requested by Nortel.

TECHNOLOGY

    We integrate a diverse set of technologies and expertise in our products in several key areas:

    ATM WIDE AREA NETWORK

    All of our ATM-based wide area network products incorporate network interface cards employing proprietary ATM hardware and software technology that we developed. Our ATM wide area network interface cards support speeds from 1.5 Mbps to 155 Mbps and key functionality such as IMA, circuit emulation services for data, voice and video, and cell-relay. In addition, we currently work with many NSPs worldwide to ensure that our products meet carrier-class requirements for traffic shaping.

    VOICE OVER ATM

    Our Sonoma INTEGRATOR and Sonoma ACCESS products support voice traffic over ATM with the interconnection of subscribers' private branch exchanges via circuit emulation service capabilities. We are developing additional voice telephony interfaces including packetized compressed voice with both analog and digital interfaces.

    NETWORK MANAGEMENT SOFTWARE

    We have developed software that allows our products to be rapidly configured and managed by a number of industry-standard management packages. In conjunction with our OEM partners, we have developed the capability for end-to-end path management with their proprietary network management systems. End-to-end path management allows service providers to troubleshoot and manage from the NSP's central office down to a specific ATM access device port.

SALES AND MARKETING

    Our primary sales strategy is to enter into OEM arrangements with large telecommunications equipment suppliers. We also sell our products through distributors and directly to NSPs on a limited basis to complement the efforts of our OEM partners.

    OEM RELATIONSHIPS

    We believe that the combination of technologies, services and support mechanisms needed to reach the worldwide market for our products can best be provided through OEM relationships with leading telecommunications equipment suppliers. Many of these suppliers have established relationships with NSPs and currently provide a broad range of services to these NSPs through existing front-line service and support networks. We seek OEM relationships that offer an established presence in our primary markets and a product line that our products can complement to provide value-added networking solutions. Currently, our OEM relationships include the following:

    NEWBRIDGE NETWORKS. In September 1997, we entered into an OEM reseller agreement with Newbridge Networks Corporation under which we granted Newbridge the non-exclusive right to market, distribute and sell certain of our products throughout the world. These products are manufactured for Newbridge on an OEM basis, and are sold by Newbridge under the "MainstreetXpress" brand name. This agreement with Newbridge continues until September 2000, after which it automatically renews for additional one year periods. Sales to Newbridge constituted 60.8% of our net revenues in 1999, 44.5% of our net revenues in 1998 and 3.1% of our net revenues in 1997.

    SIEMENS AG. In May 1998, we entered into an OEM purchase agreement with Siemens, under which we granted Siemens the non-exclusive right to distribute and sell certain of our products throughout the world. Under this agreement, our products are manufactured for Siemens on an OEM basis, and are sold by Siemens under the "MainstreetXpress" brand name. This agreement with Siemens continues for five years.

    CABLETRON SYSTEMS. In November 1999, we entered into an OEM product supply agreement with Cabletron Systems, Inc. under which we granted Cabletron the non-exclusive right to distribute and sell certain of our products throughout the world. Under this agreement, our products are manufactured for Cabletron on an OEM basis, and are sold by Cabletron under the "SmartSwitch" brand name. This agreement continues until September 2001, after which it automatically renews for an additional one year period.

    NORTEL NETWORKS. In February 2000, we entered into an OEM purchase and sale agreement with Nortel Networks Inc. under which we granted Nortel the non-exclusive right to distribute and sell certain of our products worldwide. Under this agreement, our products are manufactured for Nortel on an OEM basis. This agreement continues until February 2003, after which it automatically renews for additional one year periods. Sales to Nortel constituted 19.9% of our net revenues in 1999.

    There are no minimum volume commitments under any of our OEM relationships, and, as a result, our ability to accurately predict the timing and size of orders for our products is limited. In addition, our OEM agreements are not exclusive. Any of our OEM partners could elect to cease marketing and selling our products at any time. Accordingly, there can be no assurance that our OEM partners will continue to place orders with us.

    DIRECT SALES

    Direct sales to NSPs to date have represented a minor part of our business. Generally, our direct sales efforts are designed to complement our OEM partners' selling efforts and customer service offerings. We intend to continue building our direct sales force domestically in an attempt to increase revenues from direct sales and to continue to support our OEM partners. We also intend to augment this effort by expanding our technical customer support and training capabilities.

    DISTRIBUTORS

    We use VARs, system integrators and other distributors to market and sell our products. To date, revenues from these sources have not been material. These customers generally sell our products to regional NSPs, corporations and subscribers directly accessing public networks. We intend to continue expanding our relationships with these types of indirect channel partners in the future.

    MARKETING

    We participate in trade shows, technical conferences and technology seminars and make extensive use of the Internet and our web presence at WWW.SONOMA-SYSTEMS.COM to promote and generate demand for our products. In addition, we participate in trade shows in collaboration with our OEM partners. We also develop marketing materials to assist our OEM partners in promoting our products both internally and to their customers.

CUSTOMERS AND SUBSCRIBERS

    The primary customers for our products are NSPs, which include competitive access providers, competitive local exchange carriers, regional bell operating companies, interexchange carriers, and Internet service providers. Set forth below is a representative list of NSPs who have purchased our products:

       ALLTEL Communication
       Lightpath, a division of Cablevision
       Electric Lightwave
       Pacific Bell
       SAVVIS Communications
       Southwestern Bell

    The subscribers using our products are primarily businesses, U.S. government agencies and school districts that subscribe for various data, voice and video services from our NSP customers.

CUSTOMER SERVICE AND SUPPORT

    We maintain customer technical support centers in Los Angeles, California and London, England, to provide technical support to our OEM partners and direct NSP customers. Generally, it is the telecommunications OEMs, and not us, that provide the initial level of customer service and support for subscribers of our products. We typically provide initial support to our direct customers and back-up support to our OEM partners. When our OEM partners are not able to provide solutions to product problems, their service personnel are able to contact our customer support group through our internet-based problem escalation software which prioritizes and categorizes incoming calls. Our technical support centers have hardware and software products configured to simulate networking problems. In some cases, our customer support representatives dial into the subscriber's network to assist directly in troubleshooting and problem isolation. We also provide technical training at our strategic OEM partners' sites or at our facilities. Training courses cover product installation and operation.

    We currently offer our direct NSP customers four levels of customer support programs that allow such customers telephone access to our technical support centers during normal business hours, and higher levels of support offering customers telephone access to our technical support centers 24 hours a day, 7 days a week and overnight delivery of replacement units for defective products. All of our support programs include software maintenance upgrades.

    We have designed our products to ensure that problems can be easily diagnosed. All data and voice modules contain integral testing suites that allow isolation of networking problems. We generally warrant our software products for 90 days and our hardware products for one year. During the warranty period, we replace any defective software, and either repair or replace any failed hardware, at no charge.

MANUFACTURING

    Our manufacturing operations consist primarily of materials planning and procurement, module testing and quality control. We rely on Avnet Electronics, a third-party contract manufacturer, to manufacture all of our products. We believe that by using a third-party subcontractor, we are in a better position to reduce product costs, increase capacity and minimize our required capital investment. Finished products are rigorously tested by Avnet, using automated test equipment prior to shipment. All printed circuit board assemblies are also tested individually. To date, we have experienced no significant adverse effects on flexibility or responsiveness to changes due to our use of a third-party subcontractor.

    Generally, we use industry standard components for our products. Our product platform uses industry-standard components and the modularity of our platform allows us to rapidly integrate best of breed solutions. We use field programmable gate arrays with erasable programmable memory rather than custom integrated circuits in order to maximize our ability to customize products quickly for individual NSPs.

COMPETITION

    Although the market for ATM access products is still evolving, the telecommunications equipment market is highly competitive. We believe that competition may increase substantially as the introduction of new technologies and the increased deployment of ATM networks create new opportunities for established and emerging companies in the industry. Among the companies that already offer ATM access products are ADC Telecommunications, Larscom, Lucent and 3Com. Other companies, including Cisco Systems, GEC Marconi and General DataComm, have already developed telecommunications networking equipment that may be competitive with our products. We expect that some of these companies and other telecommunications companies may in the future announce plans to develop ATM access products that compete directly with our products.

    We believe that our success will depend on our ability to compete successfully against our competitors based on the following factors:

    - performance of our products in integrating data and voice;

    - ease of use and installation of our products;

    - cost of ownership of our products;

    - performance of our products at speeds of 1.5 Mbps and higher; and

    - technical support and customer service for our products.

RESEARCH AND DEVELOPMENT

    We believe that our future success is substantially dependent on the success of our research and development efforts. Our research and development activities are conducted at our advanced technology center in Marlborough, Massachusetts and are focused on sustaining and enhancing our existing technology and developing innovative solutions in the broadband IAD market. We emphasize early and frequent interaction between our research and development engineers and our direct NSP customers and OEM partners to arrive at unique solutions. Time to market is critical in meeting the requirements of our NSPs.

    We constantly review and evaluate technological changes affecting the telecommunications market. Our engineering staff has broad expertise in data networking protocols, broadband systems internetworking, inverse multiplexing over ATM-based networks, advanced voice telephony over ATM, carrier-class traffic shaping, DSL connectivity and network management. We also possess core competencies in ATM and carrier-class hardware products. We leverage technology partnerships to quickly introduce new features on our products. We actively test our products to ensure interoperability with a variety of ATM switches from multiple vendors.

    We intend to continue to allocate a substantial amount of funds to our ongoing research and development efforts focusing on such areas as system software, test automation, transmissions technologies and advanced voice and telephony features. As of December 31, 1999, 46 employees were engaged in research and development, including hardware and software development, and test and engineering support personnel. We believe that recruiting and retaining engineering personnel is essential to our success and there can be no assurance that we will be successful at recruiting and retaining qualified technical personnel in the future.

INTELLECTUAL PROPERTY

    Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently have no patents and no patent applications. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to license agreements, which impose certain restrictions on the licensee's ability to utilize the software. Finally, we seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

EMPLOYEES

    As of December 31, 1999, we employed approximately 97 full-time employees, including 29 in sales and marketing, 6 in manufacturing, 46 in research and development, and 16 in finance and administration. None of our employees are represented by collective bargaining agreements and management considers relations with our employees to be good.

PROPERTIES

    We lease approximately 15,000 square feet at our headquarters in Marina del Rey, California. In addition, we maintain a research and development facility of approximately 21,500 square feet in Marlborough, Massachusetts. The lease for our Marina del Rey, California facility expires in September 2003 and the lease for our Marlborough, Massachusetts facility expires in December 2002. We believe that the current facilities will be able to accommodate our anticipated expansion of operations over the next 24 months.

LEGAL PROCEEDINGS

    We may be involved in legal proceedings from time to time in the ordinary course of business. However, as of the date of this prospectus, there are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The following table sets forth certain information as of December 31, 1999, with respect to each person who is a named executive officer, key employee or a director of Sonoma:

NAME                                       AGE         POSITION
Gregory W. Koss........................     42         Director, Chief Executive Officer and
                                                       President

Steve M. Waszak........................     42         Executive Vice President, Chief Operating
                                                       Officer and Chief Financial Officer

Daniel E. Gottleib.....................     53         Executive Vice President, Worldwide Sales
                                                       and Customer Operations

Heidi H. Brandte.......................     35         Vice President, Corporate Marketing

Gary L. Cooperman......................     33         Vice President, Finance

Douglas J. Johnston....................     40         Vice President, Customer Support and Systems
                                                       Testing

Joseph D. Marmion......................     55         Vice President, Product Marketing

Larry S. Samberg.......................     48         Vice President, Technology and Chief
                                                       Technology Officer

Forrest Christopher Vaughan............     39         Vice President, Engineering

Mark A. Floyd..........................     44         Director

Clyde A. Heintzelman...................     61         Director

Robert A. Hoff.........................     47         Director

Robert Jenks...........................     53         Director

Andrew Kau.............................     37         Director

William Jefferson Marshall.............     44         Director

EXECUTIVE OFFICERS AND DIRECTORS

    Gregory W. Koss has served as President and Chief Executive Officer since May 1997. From November 1995 to April 1997, he served as Vice President and General Manager of Andrew Corporation. From April 1989 to October 1995, he served as Senior Vice President, Marketing of CrossComm Corporation. Mr. Koss holds a B.S. in electrical engineering with distinction from Worcester Polytechnic Institute.

    Steve M. Waszak has served as Executive Vice President and Chief Operating Officer since September 1999, and Chief Financial Officer since January 1998. From January 1998 to August 1999, he also served as Vice President of Finance and Operations. From June 1990 to December 1997, he held various executive positions with Retix (now Vertel), an affiliated entity, including Chief Financial Officer and Vice President of Finance and Administration.

From May 1988 to May 1990, Mr. Waszak served as Senior Manager for Deloitte & Touche LLP. Mr. Waszak holds a B.S. in accounting from Loyola Marymount University.

    Daniel E. Gottleib has served as Executive Vice President, Worldwide Sales and Customer Operations since September 1999. From March 1998 to August 1999, he served as Vice President, Worldwide Sales and Customer Operations. From
February 1996 to March 1998, he held the position of Vice President, Carrier Sales and Latin America Sales for Alcatel Data Networks. Mr. Gottleib was Vice President with American Sales for Netrix Corp. from August 1995 to February 1996. From May 1994 to July 1995 he served as Vice President, Sales, Marketing and Customer Service for MetScan, Inc. Mr. Gottleib holds a B.A. in economics from Western Maryland College.

    Heidi H. Brandte has served as Vice President, Corporate Marketing since September 1999. From January 1998 to September 1999 she served as Director of Product Marketing. Ms. Brandte was Senior Product Marketing Manager with Cascade Communications/Ascend Communications from October 1996 until January 1998. She also served as General Manager for Racal Datacom from June 1996 to October 1996 and as Product Marketing Manager from March 1994 to June 1996. She received a B.S. in marketing from Babson College.

    Gary L. Cooperman has served as Vice President, Finance since October 1999. From January 1998 to September 1999 he served as Corporate Controller. From May 1995 through December 1997, he held various financial management positions with Retix (now Vertel), including Manager of Financial Planning. He also previously served as a Senior Accountant with Ernst & Young. Mr. Cooperman is a certified public accountant and holds a B.A. in economics and sociology from University of California, Santa Barbara and a M.B.A. from the University of Southern California.

    Douglas J. Johnston has served as Vice President, Customer Support and Systems Testing since October 1999. From June 1996 to October 1999, he served as Director of Technical Support, Systems Quality Assurance and Information Systems. Mr. Johnston served in the same position for Retix (now Vertel) from April 1995 to June 1996 and served as Manager of Systems Quality Assurance with Retix from February 1995 to April 1995. He also served as Section Head, Network Operations for Hughes Aircraft Company from November 1992 through January 1995. He attended the University of Wyoming.

    Joseph D. Marmion has served as Vice President, Marketing since December 1999. From April 1999 to December 1999 he served as Vice President of the Broadband and Internet Business Unit of Siemens and from May 1998 to April 1999 he served as Director of Siemens' PLM Broadband Business Unit. Mr. Marmion was also employed by AMP/Connect Ware where he served as Vice President, Marketing ATM Systems from November 1997 to May 1998, Managing Director of Business Development EMEA from August 1995 to November 1997 and Vice President, Marketing Communication Products from April 1994 to August 1995. He also held various management positions at Nortel Networks from November 1987 to April 1994, the most recent of which was Director of Interexchange Carriers. He holds a B.A. in philosophy from Northwestern University and a M.S. in computer science from Rochester Institute of Technology.

    Larry S. Samberg has served as Vice President, Technology and Chief Technology Officer since April 1998. From November 1996 to April 1998, he served as Vice President of Engineering for Maker Communications, Inc. From November 1994 to November 1996 he served as Director of Engineering for U.S. Robotics, Inc. Previously he served as Vice President of Technology for CrossComm Corporation. Mr. Samberg holds a B.S. from Stevens Institute of Technology.

    Forrest Christopher Vaughan has served as Vice President, Engineering since May 1997. From November 1996 through April 1997 he served as Director of Token Ring Switching Division for 3Com Corporation. He also held various engineering management positions with CrossComm from March 1991 to October 1996, the most recent of which was Vice President, Engineering. He holds a B.S. in electrical engineering from the University of New Hampshire and a M.S. degree in systems engineering from Boston University.

    Mark A. Floyd has served as a director of Sonoma since April 1998. Since June 1993, Mr. Floyd has served as President, Chief Executive Officer and director of Efficient Networks, Inc. He holds a B.B.A. in finance from the University of Texas at Austin.

    Clyde A. Heintzelman has served as a director of Sonoma since October 1999. Since November 1999 Mr. Heintzelman has served as president of Net2000, a provider of broadband telecommunications services. From December 1998 through October 1999 he served as Chief Executive Officer of SAVVIS
Communications, Inc. From May 1995 to November 1998, Mr. Heintzelman served as President and Chief Operating Officer of Digex/ Intermedia. Mr. Heintzelman is also a director of Optelecom, Inc., Net2000 and SAVVIS Communications. He holds a B.S. in marketing from the University of Delaware.

    Robert A. Hoff has served as a director of Sonoma since January 1998.
Mr. Hoff has been a general partner of the venture capital investment firm, Crosspoint Venture Partners, an equity owner in Sonoma, since 1983. Mr. Hoff also serves as a director of Efficient Networks, Inc., Com21, Inc., PairGain Technologies, Inc. and U.S. Web/CKS Corporation. He holds a B.S. in business administration from Bucknell University and a M.B.A. from Harvard University.

    Robert Jenks has served as a director of Sonoma since November 1999.
Mr. Jenks has been with G.E. Capital since 1988 and currently serves as Managing Director, Communications, of G.E. Capital Equity Investments, Inc., an equity owner in Sonoma. Mr. Jenks also serves as a director of WorldTel Holdings Ltd. and Evoke Software Inc. He holds a B.A. from Lawerence University and an M.B.A. from New York University.

    Andrew Kau has served as a director of Sonoma since December 1998. Mr. Kau has served as a venture capital principal with the Walden Investment International Group, an equity owner in Sonoma, since February 1994. Mr. Kau also serves as a director of Internet Dynamics, MyPersonal.com. and Quarry Technologies. Mr. Kau holds a B.S. in electrical engineering from Brown University and a M.B.A. from the University of Virginia.

    William Jefferson Marshall has served as a director of Sonoma since
January 1998. Since January 1998, Mr. Marshall has been a member of VantagePoint Associates, LLC, the general partner of VantagePoint Venture Partners 1996, an equity owner in Sonoma. Mr. Marshall holds B.S. degrees in finance and computer applications and information systems from New York University and is a graduate of the Harvard Management Program in Strategic Technology and Business Development.

BOARD COMPOSITION

    Our board of directors currently consists of 7 directors. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

    Our board of directors currently has two committees, a compensation committee and an audit committee. The compensation committee consists of Mr. Heintzelman and Mr. Marshall. The compensation committee reviews and recommends the salaries and bonuses of our officers and certain key employees, establishes compensation and incentive plans, authorizes and approves the granting of stock options and restricted stock in accordance with our stock option and incentive plans and determines other fringe benefits.

    The audit committee consists of Mr. Hoff and Mr. Floyd. The audit committee recommends engagement of our independent public accountants and is primarily responsible for approving the services performed by our independent accountants and for reviewing and evaluating our accounting principles and our system of internal controls.

DIRECTOR COMPENSATION

    Directors do not receive any cash fees for their services on the board, but they are reimbursed for expenses incurred in connection with attendance at board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    We established our Compensation Committee in February 2000. In 1999, all decisions regarding executive compensation were made by our board of directors.

    In 1999, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers had served on our board of directors or on our compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation received for services rendered to Sonoma in all capacities during the year ended December 31, 1999, by our Chief Executive Officer and each of the other most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1999. These officers are referred to in this prospectus as the "Named Executive Officers." None of our other executive officers received compensation in 1999 in excess of $100,000. No individual who would otherwise have been includable in such table on the basis of salary and bonus earned during 1999 resigned or otherwise terminated his employment during 1999. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the Named Executive Officers in 1998 and 1999. The amount set forth in the "All Other Compensation" column consists of sales commissions.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                       ANNUAL COMPENSATION            COMPENSATION AWARDS
                                               -----------------------------------   ---------------------
                                                                       ALL OTHER     SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                     SALARY     BONUS     COMPENSATION         OPTIONS (#)
Gregory W. Koss..............................  $210,000   $    --       $    --                  --
  Chief Executive Officer and President
Steven M. Waszak.............................   181,125        --            --             100,000
  Executive Vice President, Chief Operating
  Officer and Chief Financial Officer
Daniel E. Gottleib...........................   160,000        --        29,769             100,000
  Executive Vice President, Worldwide Sales
  and Customer Operations

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. No stock appreciation rights were granted to the Named Executive Officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                       ---------------------------------------------------
                                    PERCENTAGE OF
                                        TOTAL                                      POTENTIAL REALIZABLE
                       NUMBER OF       OPTIONS                                       VALUE AT ASSUMED
                       SECURITIES    GRANTED TO                                 ANNUAL RATES OF STOCK PRICE
                       UNDERLYING   EMPLOYEES IN    EXERCISE                   APPRECIATION FOR OPTION TERM
                        OPTIONS      FISCAL YEAR      PRICE     EXPIRATION   ---------------------------------
NAME                    GRANTED         1999        PER SHARE      DATE           5%                  10%
Gregory W. Koss......        --           --             --            --

Steven M. Waszak.....    50,000          1.6%         $1.25       4/08/09
                         50,000          1.6           3.50      11/24/09

Daniel E. Gottleib...    50,000          1.6           1.25       4/08/09
                         50,000          1.6           4.50      12/22/09

    The options become exercisable as to 25% on the first anniversary of the date of grant, with the balance becoming exercisable in one-forty-eighths
( 1/48(th)) increments each month thereafter. The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms, assuming appreciation of 5% and 10% over the option term. The 5% and 10% are calculated based on rules promulgated by the SEC based upon an assumed public
offering price of $      per share and do not reflect our estimate of future
stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

OPTIONS EXERCISED AND FISCAL YEAR-END VALUES

    The following table sets forth information concerning stock options exercised by our Named Executive Officers during the fiscal year ended December 31, 1999, and the value of such Named Executive Officers' unexercised options at December 31, 1999. The value of unexercised in-the-money options at December 31, 1999 represents an amount equal to the difference between the
assumed initial public offering price of $      per share and the option
exercise price, multiplied by the number of unexercised in-the-money options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES
                                                           UNDERLYING               VALUE OF UNEXERCISED
                           NUMBER OF                   UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                            SHARES                    AT DECEMBER 31, 1999            DECEMBER 31, 1999
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                       EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Gregory W. Koss.........         --          --      777,081        797,919
Steven M. Waszak........         --          --      244,791        355,209
Daniel E. Gottleib......         --          --      131,250        268,750

EMPLOYMENT AGREEMENTS

    We do not have any employment agreements with our Named Executive Officers.

STOCK OPTION PLANS

    We have two stock option plans: the 1996 Stock Option Plan (the "1996 Plan") and the 1999 Stock Option Plan (the "1999 Plan").

    1996 STOCK OPTION PLAN

    The 1996 Plan was adopted by our board of directors on May 30, 1996 and approved by our stockholders on June 1, 1996. The 1996 Plan provides for awards of incentive stock options and nonstatutory stock options. A total of 7,825,000 shares of common stock have been reserved for issuance under the 1996 Plan as of December 31, 1999.

    The 1996 Plan is administered by our board of directors. Our board of directors may amend the 1996 Plan as desired without further action by our stockholders except as set forth in the 1996 Plan, as required by applicable law and to the extent not causing any material adverse effect on any rights or benefits of the holders of outstanding options. The 1996 Plan will continue in effect until terminated by the board or for a term of 10 years from its original adoption date, whichever is earlier.

    The consideration for each award under the 1996 Plan will be established by the board of directors, but in no event will the option price for incentive stock options be less than the fair market value of a share of common stock on the date of grant or 110% with respect to optionees who own at least 10% of the outstanding common stock. Nonqualified options will have an option price of not less than 85% of the fair market value of a share of common stock on the date of grant or 110% with respect to optionees who own at least 10% of the outstanding common stock, unless granted to a Named Executive Officer, in which case the option price must be 100% of the fair market value. The board of directors has the authority to determine the time or times at which options granted under the 1996 Plan become exercisable, provided that options expire no later than ten years from the date of grant or five years with respect to optionees who own at least 10% of the outstanding common stock. Options are nontransferable, other than by will or by the laws of descent or distribution. Our board of directors, however, may permit persons or entities related to the option holder to exercise options according to such terms as our board of directors may determine. Incentive stock options may be exercised only by an employee while employed by us or within 90 days after termination of employment or within 180 days for termination resulting from death or disability.

    Unless otherwise determined by our board of directors, upon a change in control of our company the exercisability of options granted to our directors, officers, consultants and certain key employees that are outstanding under the 1996 Plan will accelerate for up to 36 months, so long as at least a 12 month vesting period remains outstanding and unvested. A change in control includes, but is not limited to, the merger of our company with or into another corporation where our stockholders no longer own 50% or more of our stock or stock of the company we merge into, or the sale of substantially all of our assets, regardless of whether the options are assumed or new options are issued by the successor corporation.

    As of December 31, 1999, we had options outstanding for the purchase of 7,314,466 shares of common stock under the 1996 Plan. These options have exercise prices ranging from $0.25 to $3.50 per share and a weighted average per share exercise price of $0.84, and were held by 106 persons. As of December 31, 1999, options to purchase 452,577 shares have been exercised.

    1999 STOCK OPTION PLAN

    The 1999 Plan was adopted by our board of directors on November 24, 1999 and approved by a majority of our stockholders on February 15, 2000. The 1999 Plan provides for awards or sales of shares, incentive stock options and nonstatutory stock options. A total of 1,500,000 shares of common stock have been reserved for issuance under the 1999 Plan as of December 31, 1999.

    The 1999 Plan is administered by our board of directors. Our board of directors may amend the 1999 Plan as desired without further action by our stockholders except as set forth in the 1999 Plan, as required by applicable law and to the extent not causing any material adverse effect on any rights or benefits of the holders of outstanding options. The 1999 Plan will continue in effect until terminated by the board or for a term of 10 years from its original adoption date, whichever is earlier.

    The consideration for each award under the 1999 Plan will be established by the board of directors, but in no event will the option price for incentive stock options be less than the fair market value of a share of common stock on the date of grant or 110% with respect to optionees who own at least 10% of the outstanding common stock. Nonqualified options will have an option price of not less than 85% of the fair market value of a share of common stock on the date of grant or 110% with respect to optionees who own at least 10% of the outstanding common stock, unless granted to a Named Executive Officer, in which case the option price must be 100% of the fair market value. The board of directors has the authority to determine the time or times at which options granted under the 1999 Plan become exercisable, provided that options expire no later than ten years from the date of grant or five years with respect to optionees who own at least 10% of the outstanding common stock. Options are nontransferable, other than upon death or disability. Our board of directors, however, may permit persons or entities related to the option holder to exercise options according to such terms as our board of directors may determine. Incentive stock options may be exercised only by an employee while employed by us or within 90 days after termination of employment or within 180 days for termination resulting from death or disability.

    Unless otherwise determined by our board of directors, upon a change in control of our company the exercisability of options granted to our directors, officers, consultants and certain key employees that are outstanding under the 1999 Plan will accelerate for up to 36 months, so long as at least a 12 month vesting period remains outstanding and unvested. A change in control includes, but is not limited to, the merger of our company with or into another corporation where our stockholders no longer own 50% or more of our stock or stock of the company we merge into, or the sale of substantially all of our assets, regardless of whether the options are assumed or new options are issued by the successor corporation.

    As of December 31, 1999, we had options outstanding for the purchase of 1,151,500 shares of common stock under the 1999 Plan. These options have exercise prices ranging from $3.50 to $4.50 per share and a weighted average per share exercise price of $3.70, and were held by 34 persons. None of the options to purchase shares have been exercised.

2000 EMPLOYEE STOCK PURCHASE PLAN

    On February 18, 2000, our board of directors adopted our 2000 Employee Stock Purchase Plan, to be effective upon completion of this offering. A total of 600,000 shares of common stock have been reserved for issuance under our Employee Stock Purchase Plan. Our Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be administered by the board of directors or by a committee appointed by the board. Employees are generally eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. Employees who own more than 5% of our outstanding stock may not participate. Our Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions which may not exceed the lesser of 15% of an employee's compensation, or $25,000. The initial offering under the Employee Stock Purchase Plan will commence on the effective date of this offering and terminate on December 31, 2000. Subsequent offerings under the Employee Stock Purchase Plan will occur at six month intervals.

    The purchase price of the common stock under our Employee Stock Purchase Plan will be equal to 85% of the fair market value per share of common stock on either the start date of the offering period or on the purchase date, whichever is less. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with us. In the event of a proposed dissolution or liquidation of Sonoma, the offering periods terminate immediately prior to the consummation of the proposed action, unless otherwise provided by our board of directors. If there is a proposed sale of all or substantially all of our assets or the merger of Sonoma with or into another corporation, then the offering period in progress will be shortened and a new exercise date will be set that is before the sale or merger. The offering period in progress shall end on the new exercise date. Each participant shall be notified at least ten business days prior to the new exercise date, and unless such participant ends his or her participation, the option will be exercised automatically on the new exercise date. Our Employee Stock Purchase Plan will terminate in 2010, unless terminated earlier by the board of directors.

SECTION 401(K) PLAN

    We adopted a 401(k) Plan covering our full-time employees effective as of June 1, 1998. Our 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we can deduct any contributions that we make, at the time they are made. Pursuant to the 401(k) Plan, employees may contribute up to 20% of their pre-tax earnings up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits us, but does not require us to make, additional matching contributions to the 401(k) Plan on behalf of all participants in the 401(k) Plan. We have not made any contributions to the 401(k) Plan to date and we do not currently have any plans to make contributions.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation provides that, except to the extent permitted by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of our certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the director's responsibilities under any other laws, such as the federal securities laws.

    Section 145 of the Delaware corporate law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - arising under Section 174 of the Delaware corporate law; or

    - for any transaction from which the director derived an improper personal benefit.

    Delaware law provides further that the indemnification permitted by that law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our employee, director or officer or is or was serving at our request as an employee, director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in the bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We are not currently aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. Moreover, we are not currently aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS RELATING TO SALES OF OUR PREFERRED STOCK

    SALE OF SERIES C CONVERTIBLE PREFERRED STOCK

    In January and March 1998, we issued an aggregate of 14,299,997 shares of our Series C convertible preferred stock for $0.63 per share, excluding 3,508,877 shares of Series C convertible preferred stock issued to Retix. Of the 14,299,997 shares of Series C convertible preferred stock sold by us, 14,220,553 shares were sold to the following principal stockholders for an aggregate purchase price of $8,958,949.

                                                             NUMBER       AGGREGATE
                                                            OF SHARES   PURCHASE PRICE
PURCHASER                                                   ---------   --------------
Crosspoint Venture Partners 1997..........................  6,355,560     $4,004,003
VantagePoint Venture Partners 1996........................  6,355,557      4,004,001
Lazard Freres & Co., LLC..................................  1,509,436        950,945

    SALE OF SERIES D CONVERTIBLE PREFERRED STOCK

    In November and December 1998, we issued an aggregate of 6,199,095 shares of our Series D convertible preferred stock for $2.21 per share. Of the 6,199,095 shares of Series D convertible preferred stock sold by us, 5,203,619 shares were sold to the following principal stockholders for an aggregate purchase price of $11,499,996.

                                                             NUMBER       AGGREGATE
                                                            OF SHARES   PURCHASE PRICE
PURCHASER                                                   ---------   --------------
Crosspoint Venture Partners 1997..........................   452,488      $  999,998
VantagePoint Venture Partners 1996........................   452,488         999,998
Entities Affiliated with Lazard Freres & Co., LLC.........   226,245         500,001
G.E. Capital Equity Investments, Inc......................  2,262,444      5,000,001
Entities Affiliated with Walden Investment International
  Group...................................................  1,809,954      3,999,998

    SALE OF SERIES E CONVERTIBLE PREFERRED STOCK

    In November 1999 and February 2000, we issued an aggregate of 4,402,442 shares of our Series E convertible preferred stock for $3.64 per share. Of the 4,402,442 shares of Series E convertible preferred stock sold by us, 3,090,050 shares were sold to the following principal stockholders for an aggregate purchase price of $11,247,781.

                                                             NUMBER       AGGREGATE
                                                            OF SHARES   PURCHASE PRICE
PURCHASER                                                   ---------   --------------
Crosspoint Venture Partners 1997..........................   961,538      $3,499,998
VantagePoint Venture Partners 1996........................   961,538       3,499,998
Entities Affiliated with Lazard Freres & Co., LLC.........   136,813         497,999
G.E. Capital Equity Investments, Inc......................   206,044         750,000
Entities Affiliated with Walden Investment International
  Group...................................................   274,666         999,784
Cabletron Systems, Inc....................................   549,451       2,000,002

TRANSACTIONS RELATING TO RETIX (NOW VERTEL CORPORATION)

    SPIN-OFF FROM RETIX

    In April 1996, Sonoma was formed as a wholly-owned subsidiary of Retix (now Vertel) under the name Internetworking Solutions, Inc. In May 1996, 16,000,000 shares of preferred stock were issued to Retix in exchange for the transfer to Sonoma of certain assets and liabilities relating to Retix's former internetworking business. All of these shares of preferred stock were eventually cancelled and exchanged for Series A preferred stock and Series B and Series C convertible preferred stock on January 15, 1998. In connection with the spin-off, Sonoma and Retix agreed to share certain administrative expenses and Retix subleased office space in Marina del Rey, California to Sonoma.

    RETIX LICENSE

    On May 31, 1997, we entered into a Grant-Back License with Retix, under which we were granted a non-exclusive worldwide, fully-paid license to incorporate Retix's network management software in our Sonoma ACCESS product line. We paid Retix a fee of $1.0 million for this license, as well as for maintenance and certain integration services to be provided by Retix. Of the $1.0 million paid to Retix, $890,000 was paid in 1998, and the remaining $110,000 was paid in 1999.

    LOAN AGREEMENT AND INTERCOMPANY LOAN CONVERSION

    On May 31, 1996, Retix granted us a three-year credit line of up to $5.0 million to be secured by all of our assets. On July 31, 1997, we increased the May 31, 1996 credit line granted to us from $5.0 million to $6.0 million. On December 15, 1997, we issued 5,987,000 shares of preferred stock and 12,999 shares of common stock to Retix in exchange for the cancellation of $6.0 million of debt owed to Retix under the credit line.

    SALE OF SERIES A, SERIES B AND SERIES C PREFERRED STOCK

    In connection with the spin-off from Retix, on January 15, 1998, we issued to Retix 2,363,636 shares of Series A preferred stock, 1,691,123 shares of Series B convertible preferred stock, and 3,508,877 shares of Series C convertible preferred stock in exchange for the cancellation of $2.7 million of indebtedness owed to Retix and the cancellation of 21,987,000 shares of preferred stock owned by Retix.

TRANSACTIONS RELATING TO NEWBRIDGE NETWORKS CORPORATION

    AGREEMENT WITH NEWBRIDGE

    We have entered into an OEM Reseller Agreement, dated September 17, 1997, as amended on May 29, 1998, with Newbridge Networks Corporation, under which we sell our products to Newbridge for resale to NSPs. Our sales to Newbridge were $3.0 million in 1998 and $4.3 million in 1999.

    SALE OF SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK BY RETIX CORPORATION TO NEWBRIDGE NETWORKS CORPORATION

    On December 31, 1998, Retix sold all 1,691,123 shares of its Series B convertible preferred stock and all 3,508,877 shares of its Series C convertible preferred stock to

Newbridge (Barbados) Corp., an affiliate of Newbridge Networks Corporation. In connection with this sale, Sonoma made the same representations and warranties that it made to the investors purchasing Series D convertible preferred stock and warranted that Newbridge (Barbados) Corp. would receive the registration rights Retix was assigning to Newbridge (Barbados) Corp.

TRANSACTIONS WITH NORTEL NETWORKS CORPORATION

    AGREEMENT WITH NORTEL

    We have entered into an OEM Purchase and Sale Agreement, dated February 10, 2000, with Nortel Networks Inc., under which we agreed to sell our products to Nortel for resale to NSPs. The OEM agreement does not require Nortel to make any minimum volume commitments and is non-exclusive. In 1999, our sales to Nortel were $1.4 million. See "Business--Sales and Marketing--OEM Relationships."

    WARRANT ISSUED TO NORTEL

    On February 24, 2000 we granted Nortel Networks, Inc. a five year warrant to purchase 6,000,000 shares of our common stock at $4.00 per share. This warrant provides that 1,500,000 shares are immediately exercisable, with the remaining 4,500,000 shares becoming exercisable in February 2005, unless accelerated under the terms of the warrant as follows: 2,000,000 shares would become exercisable on an accelerated basis, in the event that we recognize revenues of at least $28.0 million during calendar year 2000; or 1,000,000 shares would become exercisable on an accelerated basis, in the event that we receive orders for sales of our products or services totaling, at least $35.0 million during calendar year 2000, and one additional share becomes exercisable on an accelerated basis for every $10 of revenue we recognize over $35.0 million during calendar year 2000, until all 4,500,000 additional shares become exercisable. This warrant may be exercised by means of a "cashless" exercise, and at any time the shares under this warrant become exercisable on or after February 23, 2001, such shares will be eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144. This warrant is not subject to any forfeiture for any reason. Accordingly, the value of the warrant was estimated at the grant date to be $12.4 million and will be reflected as a charge to sales and marketing expense in the first quarter of 2000.

REGISTRATION RIGHTS

    We have a registration rights agreement with some of our existing investors. Under the terms of this agreement at any time after 180 days following this offering, holders of at least (i) 40% of the Series B, Series C, Series D and Series E convertible preferred stock, (ii) 30% of the Series D convertible preferred stock, (iii) 30% of the Series E convertible preferred stock or
(iv) a majority of the shares of our common stock that are issued upon exercise of the warrant issued to Nortel may demand that we file a registration statement under the Securities Act covering all or a portion of our securities held by them. These holders of our convertible preferred stock can effect three such demand registrations and these holders of the shares of our common stock that are issued upon exercise of the warrant issued to Nortel can effect one such demand registration.

    When we become eligible to use a registration statement on Form S-3 to register securities held by our stockholders for resale, these stockholders may request that we file a registration statement on Form S-3, covering all or a portion of our securities held by them, provided that the aggregate price of the shares to the public is at least $1.0 million. These stockholders can request that we file two registration statements on Form S-3 in any 12 month period.

    In addition to the foregoing demand registration rights, these stockholders have certain piggyback registration rights. If we propose to register any common stock under the Securities Act, other than in connection with this offering or a registration relating to our employee benefit plans, these stockholders may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of any such offering has certain rights to limit the number of securities proposed to be included in such registrations by such stockholders.

    These registration rights are subject to our right to delay the filing of a registration statement, not more than once in any 12 month period, for not more than 120 days. We would bear all registration expenses incurred in connection with these registrations, including the reasonable fees and expenses of one special counsel to the selling stockholders. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities. The registration rights of these stockholders under the registration rights agreement terminate at the earlier to occur of five years following the closing of this offering or with respect to the individual security holder when that entity may transfer its securities within a single three-month period under Rule 144 promulgated under the Securities Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of our common stock as of February 15, 2000, and as adjusted to reflect the sale of our common stock in this offering for:

    - each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock;

    - each of our directors;

    - each of our Named Executive Officers; and

    - all of our directors and executive officers as a group.

    Applicable percentage ownership in the following table is based on the number of shares of common stock outstanding as of February 15, 2000, as adjusted to reflect: the conversion of all of our convertible preferred stock outstanding as of February 15, 2000 into 30,101,534 additional shares of common stock which will occur automatically immediately prior to the closing of this offering.

    Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable. The number and percentage of shares beneficially owned are based on 30,581,022 shares of common stock outstanding as
of February 15, 2000, and              shares outstanding after this offering.
Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 15, 2000, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. The address for those individuals for which an address is not otherwise indicated is: c/o Sonoma Systems, Inc., 4640 Admiralty Way, Suite 600, Marina del Rey, California 90292.

                                                                         PERCENTAGE OF
                                                                      SHARES BENEFICIALLY
                                                        NUMBER OF            OWNED
                                                          SHARES      -------------------
                                                       BENEFICIALLY   PRIOR TO    AFTER
                                                          OWNED       OFFERING   OFFERING
FIVE PERCENT STOCKHOLDERS:

VantagePoint Venture Partners 1996
  1001 Bayhill Drive
  San Bruno, CA 94066................................    7,769,586      25.4%
Crosspoint Venture Partners 1997
  18552 MacArthur Boulevard
  Suite 400
  Irvine, CA 92612...................................    7,769,583      25.4
Newbridge (Barbados) Corp.
  Whitepark House
  White Park Road
  Bridgetown, Barbados...............................    5,200,000      17.0
G.E. Capital Equity Investments, Inc.
  120 Long Ridge Road
  Stamford, CT 06927.................................    2,468,488       8.1
Entities Associated with Walden Investment
  International Group (1)............................    2,084,620       6.8
Entities Associated with Lazard Freres & Co., LLC
  (2)................................................    1,872,494       6.1

                                                                         PERCENTAGE OF
                                                                      SHARES BENEFICIALLY
                                                        NUMBER OF            OWNED
                                                          SHARES      -------------------
                                                       BENEFICIALLY   PRIOR TO    AFTER
                                                          OWNED       OFFERING   OFFERING
DIRECTORS AND EXECUTIVE OFFICERS:

Gregory W. Koss (3)..................................      922,914       2.9%
Steven M. Waszak (3).................................      298,958       1.0
Daniel E. Gottleib (3)...............................      168,750         *
Mark A. Floyd (3)....................................       47,916         *
Clyde A. Heintzelman.................................           --        --
Robert A. Hoff (4)...................................    7,769,583      25.4
Robert Jenks (5).....................................    2,468,488       8.1
Andrew Kau (6).......................................    2,084,620       6.8
William J. Marshall (7)..............................    7,769,586      25.4
All directors and executive officers
  as a group (9 persons) (8).........................   21,530,815      67.2

--------------------------
*   Represents beneficial ownership of less than 1.0%.

(1) Consists of 130,292 shares held by Walden EDB Partners, L.P., 130,292 shares held by Walden Japan Partners, L.P., 260,585 shares held by WIIG Global Ventures Pte. Ltd., 1,534,898 shares held by Pacven Walden Ventures IV, L.P. and 28,553 shares held by Pacven Walden Ventures IV Associates Fund, L.P. The address for each of these entities is 750 Battery Street, Suite 700, San Francisco, CA 94411.
(2) Consists of 1,509,436 shares held by Lazard Freres & Co., LLC, 290,761 shares held by Lazard Technology Partners, L.P., 50,825 shares held by Lazard Technology Partners, LLC and 21,472 shares held by Lazard Technology Investors, LLC. The address for each of these entities is 30 Rockefeller Center, New York, NY 10022.
(3) Consists of options exercisable within 60 days of February 15, 2000.
(4) Consists of shares held by Crosspoint Venture Partners 1997, of which Mr. Hoff is a designated representative and general partner. Mr. Hoff disclaims beneficial ownership of all shares held by Crosspoint Venture Partners 1997 except to the extent of his pecuniary interest therein. The address for Mr. Hoff is 18552 MacArthur Boulevard, Suite 400, Irvine, CA 92612.
(5) Consists of shares held by G.E. Capital Equity Investments, Inc., of which Mr. Jenks is a designated representative and general partner. Mr. Jenks disclaims beneficial ownership of all shares held by G.E. Capital Equity Investments, Inc. except to the extent of his pecuniary interest therein. The address for Mr. Jenks is 120 Long Ridge Road, Stamford, CT 06927.
(6) Consists of shares held by entities associated with Walden Investment International Group, of which Mr. Kau is a designated representative and general partner. Mr. Kau disclaims beneficial ownership of all shares held by Walden Investment International Group except to the extent of his pecuniary interest therein. The address for Mr. Kau is 750 Battery Street, Suite 700, San Francisco, CA 94411.
(7) Consists of shares held by VantagePoint Venture Partners 1996, of which Mr. Marshall is a designated representative and general partner.
    Mr. Marshall disclaims beneficial ownership of all shares held by VantagePoint Venture Partners 1996 except to the extent of his pecuniary interest therein. The address for Mr. Marshall is 1001 Bayhill Drive, San Bruno, CA 94066.
(8) Includes 1,438,538 shares subject to options exercisable within 60 days of February 15, 2000.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

COMMON STOCK

    As of December 31, 1999, there were 465,572 shares of common stock outstanding held by 19 shareholders of record. An additional 30,101,534 shares of our common stock will be issued upon conversion of our preferred stock which will automatically occur immediately prior to the closing of this offering.
There will be              shares of common stock outstanding after giving
effect to the conversion of all outstanding shares of Series B, Series C, Series D and Series E convertible preferred stock into common stock and the sale of the shares of common stock we are offering hereby. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

    The following summarizes the rights of holders of our common stock:

    - each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors;

    - subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors;

    - upon our liquidation, dissolution or winding up, and subject to the rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of common stock shall be entitled to receive on a pro rata basis all of our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

    - there are no redemption or sinking fund provisions applicable to our common stock; and

    - there are no preemptive or conversion rights applicable to our common stock.

PREFERRED STOCK

    Immediately after the closing of this offering, there will be no shares of preferred stock outstanding because we will redeem all of the outstanding shares of our Series A preferred stock by paying a sum equal to approximately $0.42 per share, plus all accrued or accumulated dividends per share, and each issued and outstanding share of Series B, Series C, Series D and Series E convertible preferred stock will be converted into one share of common stock.

    Our certificate of incorporation authorizes our board of directors, without further action by the stockholders, to create and issue one or more series of preferred stock and to fix the rights, preferences and privileges thereof. Among other rights, the board of directors may determine, without further vote or action by our stockholders:

    - the number of shares constituting the series and the distinctive designation of the series;

    - the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

    - whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

    - whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

    - whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

    - whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

    - the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

    Although we have no present plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

OPTIONS

    As of December 31, 1999, we had outstanding options to purchase an aggregate of 8,465,966 shares of common stock to our directors, officers, employees and consultants with a weighted average exercise price of $1.23 per share. These options typically vest over four years and provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our capital or corporate structure.

WARRANTS

    On July 8, 1998, we issued a warrant to purchase 125,587 shares of common stock to Transamerica Business Credit Corporation and we issued a warrant to purchase 31,397 shares of our common stock to Priority Capital Resources, in connection with an equipment line of credit in the amount of $3.5 million through Transamerica Business Credit Corporation. These warrants are fully vested and provide for antidilution adjustments in the event of any merger, consolidation, sale of all or substantially of our assets, reorganization, reclassification, stock dividends, stock splits or other changes in our capital structure.

    On November 29, 1999 we issued warrants to purchase 21,978 shares of our Series E convertible preferred stock, or common stock upon the closing of this offering, to Silicon Valley Bank in connection with the renewal of our working capital credit facility in the amount of $2.0 million. The warrants are fully vested. The warrants provide for antidilution adjustments in the event of any merger, consolidation, sale of all or substantially of our assets, reorganization, reclassification, stock dividends, stock splits or other changes in our capital structure.

    On February 24, 2000, we issued a five year warrant to Nortel Networks Inc. to purchase 6,000,000 shares of our common stock at $4.00 per share This warrant provides that 1,500,000 shares are immediately exercisable, with the remaining 4,500,000 shares becoming exercisable on February 24, 2005, unless accelerated under the terms of the warrant as follows: 2,000,000 shares would become exercisable on an accelerated basis, in the event that we recognize revenues of at least $28.0 million during calendar year 2000; and, an additional 1,000,000 shares would become exercisable on an accelerated basis, in the event that we receive orders for sales of our products or services totaling at least
$35.0 million during calendar year 2000, and one additional share becomes exercisable on an accelerated basis for every $10 of revenue we recognize over $35.0 million during calendar year 2000, until all 4,500,000 additional shares become exercisable. This warrant may be exercised by means of a "cashless" exercise, and at any time the shares under this warrant become exercisable on or after February 23, 2001, such shares will be eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144. The warrants provide for antidilution adjustments in the event of any merger, consolidation, sale of all or substantially of our assets, reorganization, reclassification, stock dividends, stock splits, issuances of additional securities at a price per share less than Nortel's exercise price or other changes in our capital structure.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent or more of a corporation's voting stock. This statute could prohibit or delay mergers or other takeover or change in control attempts relating to our company and, accordingly, may discourage attempts to acquire us.

    Our working capital credit facility contains certain covenants generally limiting our ability to consummate mergers while we are in default under the line of credit. In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions include:

    - BOARD OF DIRECTORS. Our board of directors is divided into three classes of directors serving staggered terms. Our certificate of incorporation authorizes our board of directors to fill vacant directorships or increase the size of the board of directors. Accordingly, even if a stockholder succeeds in a proxy contest, he would likely only be able to elect a minority of our board of directors at any one annual meeting.

    - STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our certificate of incorporation provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. Our certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, by a committee of the board of directors or a majority of the board of directors, and in no event may the stockholders call a special meeting. Thus, without approval by the board of directors or chairman, stockholders may take no action between annual meetings.

    - ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days from the time contemplated at the time of the previous year's proxy statement, then a proposal shall be received no later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or a public announcement was made, whichever first occurs. The bylaws also include a similar requirement for making nominations at special meetings and specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

    - AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

    Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. We have provisions in our certificate of incorporation and bylaws which require a vote of 66 2/3% of the holders of the outstanding common stock to amend, revise or repeal anti-takeover provisions.

REGISTRATION RIGHTS

    The holders of the 30,101,534 outstanding shares of our common stock which will be issued upon conversion of preferred stock which will automatically occur immediately prior to the closing of this offering and the holders of the shares of our common stock which may be issued upon the exercise of the warrant issued to Nortel Networks Inc., have the right to cause us to register their shares under the Securities Act. See "Certain Relationships and Related Transactions--Registration Rights."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock will be U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and adversely affect our ability to raise additional capital in the capital markets at a time and price favorable to us.

    Upon completion of this offering and assuming no exercise of outstanding
options or warrants after December 31, 1999, we will have       shares of common
stock outstanding (             shares if the over-allotment option is exercised
in full). Of these shares, all of the shares of common stock sold in this offering, plus any shares sold as a result of the Underwriters' exercise of the over-allotment option, will be freely tradable without restriction under the Securities Act.

    The remaining approximately              shares of outstanding common stock
held by existing stockholders are "restricted securities" under the Securities
Act or are subject to "lock-up" agreements. Of this amount,              shares
will be eligible for resale pursuant to Rule 144 as of       , and
shares will be subject to "lock-up" agreements as described below. "Restricted securities" as defined under Rule 144 were issued and sold by Sonoma in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, Rule 144(k) or Rule 701 under the Securities Act.

    LOCK-UP AGREEMENTS

    Each of our officers, directors, stockholders, warrantholders and optionholders have agreed not to

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days after the effective date of the offering. During this 180-day period
(the last day of which is              , 2000), Sonoma has agreed not to file
any registration statement with respect to, and each of its officers, directors, stockholders, optionholders and warrant holders of Sonoma, has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of J.P. Morgan Securities Inc. Upon the expiration of the lock-up agreements, approximately shares of common stock held by such stockholders will be eligible for resale immediately pursuant to Rule 144.

    RULE 144

    Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who may be deemed affiliates of Sonoma, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

    - one percent of the number of shares of common stock then outstanding
      (equal to approximately       shares upon completion of this offering); or

    - the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, and notice requirements and the availability of current public information about us.

    RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been an affiliate of Sonoma at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless subject to the contractual lock-up restrictions above or otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

    RULE 701

    Under Rule 701 as currently in effect, persons who purchase shares upon exercise of options granted prior to the effective date of this initial public offering may sell such shares in reliance on Rule 144. Such sales need not comply with the holding period requirements of Rule 144. In the case of non-affiliates, these sales need not comply with the public information, volume limitations or notice provisions of Rule 144.

    STOCK OPTIONS

    We intend to file, on or after the date of this prospectus, a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under the 1996 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Employee Stock Purchase Plan. Such registration statement will become effective immediately upon filing, and shares covered by the registration statement will then be eligible for sale in the public markets, subject to any lock-up agreements applicable thereto and Rule 144 limitations applicable to affiliates. See "Management--Stock Option Plans," "Certain Relationships and Related Transactions--Registration Rights," and "Underwriting."

    NORTEL WARRANTS

    On February 24, 2000, we issued a five year warrant to Nortel Networks Inc. to purchase 6,000,000 shares of our common stock. This warrant provides that 1,500,000 shares are immediately exercisable, with the remaining 4,500,000 shares becoming exercisable on

February 24, 2005, unless accelerated under the terms of the warrant as follows:
2,000,000 shares become exercisable on an accelerated basis, in the event that we recognize revenues of at least $28.0 million during calendar year 2000; and, an additional 1,000,000 shares become exercisable on an accelerated basis, in the event that we receive orders for sales of our products totaling at least $35.0 million during calendar year 2000, and one additional share becomes exercisable on an accelerated basis for every $10 of revenue we recognize over $35.0 million during calendar year 2000, until all 4,500,000 additional shares become exercisable. This warrant may be exercised by means of a "cashless" exercise, and at any time such shares become exercisable on or after February 23, 2001, will be eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144.

    OTHER WARRANTS

    On November 29, 1999, we issued a warrant to purchase 21,978 shares of our Series E convertible preferred stock to Silicon Valley Bank. This warrant is fully vested and may be exercised by means of a "cashless" exercise, and immediately prior to the closing of this offering, the shares our Series E convertible preferred stock underlying this warrant will automatically convert into shares of our common stock. The shares issued upon exercise of this warrant will be eligible for sale commencing on November 28, 2000, subject to the volume, manner of sale and notice requirements of Rule 144.

    In addition, on July 8, 1998, we issued a warrant to purchase
125,587 shares of Common Stock to Transamerica Business Credit Corporation and we issued a warrant to purchase 31,397 shares of our common stock to Priority Capital Resources. These warrants are fully vested, may be exercised by means of a "cashless" exercise, and upon completion of this offering, the shares issued upon exercise of these warrants will be eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144.

                                  UNDERWRITING

    Under the terms and conditions of an underwriting agreement, the underwriters named below, acting through their representatives, J.P. Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, CIBC World Markets Corp., and DLJDIRECT Inc., have each agreed to purchase from us the number of shares of common stock shown opposite their names below.

                                                              NUMBER OF
UNDERWRITERS                                                    SHARES
J.P. Morgan Securities Inc..................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
CIBC World Markets Corp.....................................
DLJDIRECT Inc...............................................
                                                               -------
Total.......................................................
                                                               =======

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

    The underwriters initially propose to offer the shares of common stock, in part, directly to the public at the public offering price set forth on the cover page of this prospectus and, in part, to certain dealers (including the
underwriters) at such price less a concession not in excess of $      per share.
The underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $      per share. After the initial
offering of the common stock, the public offering price and other selling terms may be changed by the underwriters at any time without notice.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    The following table shows the underwriting fees to be paid to the underwriters by Sonoma in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of Sonoma common stock.

                                           NO EXERCISE   FULL EXERCISE
Per share................................   $              $
                                            --------       --------
Total....................................
                                            ========       ========

    The offering expenses, estimated to be approximately $             , will be
paid by Sonoma.

OVER-ALLOTMENT OPTION

    Sonoma has granted to the underwriters an option, exercisable within
30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an
aggregate of              additional shares of common stock at the public
offering price, less underwriting discounts and commissions. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such underwriter's initial purchase commitment.

INDEMNITY

    Sonoma has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect thereof.

LOCK-UP AGREEMENTS

    Each of our officers, directors, stockholders, warrantholders and optionholders have agreed not to

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

    - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock without the prior written consent of J.P. Morgan Securities Inc. for a period of 180 days after the effective date of the offering. During this 180-day period
(the last day of which is              , 2000), Sonoma has agreed not to file
any registration statement with respect to, and each of its officers, directors, stockholders, optionholders and warrant holders of Sonoma, has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of J.P. Morgan Securities Inc. Upon the expiration of the lock-up agreements, approximately shares of common stock held by such stockholders will be eligible for resale immediately pursuant to Rule 144.

DIRECTED SHARES

    At the request of Sonoma, the underwriters have reserved up to 5% of the shares of common stock to be issued by Sonoma and offered hereby for sale, at the initial public offering price, to directors, officers, employees, some stockholders and their employees and affiliates, consultants, customers, distributors and other persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

NO PRIOR PUBLIC MARKET

    Prior to the offering, there has been no established trading market for Sonoma's common stock. The initial public offering price for the shares of Sonoma's common stock offered hereby has been determined by negotiation among Sonoma and the representatives of the underwriters. The factors considered in determining the initial public offering price included the history of and the prospects for the industry in which Sonoma competes, the past and present operations of Sonoma, the historical results of operations of Sonoma, the prospects for future earnings of Sonoma, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.

    The common stock has been approved for quotation on the Nasdaq National Market under the symbol "SNMA."

    Other than in the United States, Canada and as described below with respect to the United Kingdom, no action has been taken by Sonoma or the underwriters that would permit a public offering of the shares of common stock offered hereby in any jurisdiction where action for that purpose is required. As a result, the shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

STABILIZATION

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of Sonoma's common stock. Specifically, the underwriters may overallot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

SALES IN THE UNITED KINGDOM

    There are restrictions on the offer and sale of the common stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the common stock in, from or otherwise involving the United Kingdom must be complied with.

    Each underwriter has also agreed that it has:

    - not offered or sold and prior to the date six months after the date of issue of the shares of common stock will not offer or sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom; and

    - only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of common stock to a person who is of a kind described in
      Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered hereby will be passed upon for Sonoma by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters in connection with this offering will be passed upon for the representative of the underwriters by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                    EXPERTS

    The consolidated balance sheets as of December 31, 1998 and December 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 HOW TO GET ADDITIONAL INFORMATION ABOUT SONOMA

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference. For further information with respect to Sonoma and the common stock, reference is made to the registration statement and the exhibits and schedules thereto.

    A copy of the registration statement may be inspected without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained at the prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the SEC. The registration statement is also available through the SEC's web site on the world wide web at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, our website and the website of the SEC referred to above. Information on our Web site does not constitute a part of this prospectus.

                              SONOMA SYSTEMS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
Independent Auditors' Report................................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statement of Operations........................    F-4
Consolidated Statement of Stockholders' Equity (Deficit)....    F-5
Consolidated Statement of Cash Flows........................    F-6
Notes to Consolidated Financial Statements..................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sonoma Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Sonoma Systems, Inc. and subsidiary (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sonoma Systems, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Los Angeles, California
January 21, 2000 (Except for note 14 as to which the date is February 24, 2000)

                              SONOMA SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                    DECEMBER 31, 1999
                                                                                  ----------------------
                                                                                   ACTUAL     PRO FORMA
                                                                DECEMBER 31,                 (UNAUDITED)
                                                                    1998                      NOTE 2(L)
ASSETS
Current assets:
  Cash and cash equivalents.................................      $ 14,530        $  5,702    $ 14,202
  Short-term investments....................................            --             595         595
  Accounts receivable, net of allowances for doubtful
    accounts and sales returns of $241 in 1998 and $191 in
    1999....................................................           819           2,175       2,175
  Inventories...............................................           616           2,270       2,270
  Prepaid and other current assets..........................           361             688         688
                                                                  --------        --------    --------
    Total current assets....................................        16,326          11,430      19,930
Property and equipment, net.................................           635             912         912
Other assets................................................           208             160         160
                                                                  --------        --------    --------
    Total assets............................................      $ 17,169        $ 12,502    $ 21,002
                                                                  ========        ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.........................      $    393        $    788    $    788
  Accounts payable..........................................         1,152           2,151       2,151
  Accrued wages.............................................           292             550         550
  Accrued liabilities.......................................           890             646         646
                                                                  --------        --------    --------
    Total current liabilities...............................         2,727           4,135       4,135
Long-term debt, less current portion........................           907           1,213       1,213
                                                                  --------        --------    --------
    Total liabilities.......................................         3,634           5,348       5,348
                                                                  --------        --------    --------
Redeemable Series A, D and E preferred stock................        14,673          22,095       1,060
                                                                  --------        --------    --------
Commitments and contingencies

Stockholders' equity (deficit):
  Convertible Series B and C preferred stock................        12,093          12,093          --
  Common stock, par value $.01 per share, 100,000,000 shares authorized; and 269,739 shares issued and outstanding as
    of December 31, 1998 and 465,572 shares issued and
    outstanding as of December 31, 1999; unaudited pro
    forma--30,567,106 shares issued and outstanding.........             3               5         306
  Additional paid-in capital................................         4,875           5,413      48,740
  Deferred stock option compensation........................                          (311)       (311)
  Accumulated deficit.......................................       (16,677)        (30,682)    (32,682)
  Accumulated other comprehensive loss......................        (1,432)         (1,425)     (1,425)
  Note receivable from stockholder..........................            --             (34)        (34)
                                                                  --------        --------    --------
    Total stockholders' equity (deficit)....................        (1,138)        (14,941)     14,594
                                                                  --------        --------    --------
    Total liabilities and stockholders' equity (deficit)....      $ 17,169        $ 12,502    $ 21,002
                                                                  ========        ========    ========

          See accompanying notes to consolidated financial statements.

                              SONOMA SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                FISCAL YEARS ENDED
                                                                   DECEMBER 31,
                                                          ------------------------------
                                                            1997       1998       1999
Net revenues:
  Broadband integrated access...........................  $   280    $  4,081   $  7,077
  Internetworking.......................................    6,062       2,728         --
                                                          -------    --------   --------
    Total net revenues..................................    6,342       6,809      7,077

Cost of revenues........................................    3,094       3,047      3,790
                                                          -------    --------   --------
    Gross profit........................................    3,248       3,762      3,287

Operating expenses:
  Research and development..............................    4,103       5,719      8,557
  Sales and marketing...................................    4,584       5,554      6,549
  General and administrative............................    1,307       1,783      2,283
                                                          -------    --------   --------
    Total operating expenses............................    9,994      13,056     17,389
                                                          -------    --------   --------
Loss from operations....................................   (6,746)     (9,294)   (14,102)
Interest and other income (expense):
  Interest expense......................................     (208)        (99)      (278)
  Interest income.......................................       44         276        406
  Other, net............................................      (28)        (25)       (31)
                                                          -------    --------   --------
    Total interest and other income (expense)...........     (192)        152         97
                                                          -------    --------   --------
    Net loss............................................   (6,938)     (9,142)   (14,005)

Accretion and dividends on redeemable preferred stock...       --         (58)       (81)
                                                          -------    --------   --------
Net loss attributable to common stockholders............  $(6,938)   $ (9,200)  $(14,086)
                                                          =======    ========   ========
Basic and diluted net loss per share of common stock....             $(117.21)  $ (39.66)
                                                                     ========   ========
Weighted-average shares of common stock outstanding.....               78,490    355,195
                                                                     ========   ========

          See accompanying notes to consolidated financial statements.

                              SONOMA SYSTEMS, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                              DEFERRED
                                                                                               STOCK
                                     PREFERRED STOCK          COMMON STOCK       ADDITIONAL    OPTION
                                 -----------------------   -------------------    PAID-IN     COMPEN-    ACCUMULATED
                                 SHARES          AMOUNT     SHARES     AMOUNT     CAPITAL      SATION      DEFICIT
BALANCE AT JANUARY 1, 1997.....    16,000,000   $    --                            $  292                  $   (597)
Comprehensive loss:
  Net loss.....................                                                                              (6,938)
  Other comprehensive loss
    --.........................
  Foreign currency translation
    adjustments................
    Comprehensive loss.........
Contributions by parent........     5,987,000               12,999                  6,000
Issuance of common stock upon
  exercise of options..........                              9,715                     19
                                 ------------   -------    -------      ----       ------      -----       --------
BALANCE AT DECEMBER 31, 1997...    21,987,000               22,714                  6,311                    (7,535)
Comprehensive loss:
  Net loss.....................                                                                              (9,142)
  Other comprehensive loss
    --.........................
  Foreign currency translation
    adjustments................
    Comprehensive loss.........
Contributions by parent........                                                     2,730
Issuance of common stock
  warrants.....................                                                        20
Cancellation of preferred stock
  by parent in exchange for
  Series A, B and C preferred
  stock........................   (21,987,000)                                     (4,249)
Issuance of preferred stock:
  Series B.....................     1,691,123     1,064
  Series C, net of $182 in
    offering costs.............    17,808,874    11,029
Dividends accrued on Series A
  preferred stock..............                                                       (58)
Issuance of common stock upon
  exercise of options..........                            247,025         3          121
                                 ------------   -------    -------      ----       ------      -----       --------
BALANCE AT DECEMBER 31, 1998...    19,499,997    12,093    269,739         3        4,875                   (16,677)
Comprehensive loss:
  Net loss.....................                                                                             (14,005)
  Other comprehensive income
  Foreign currency translation
    adjustments................
    Comprehensive loss.........
Deferred stock option
  compensation.................                                                       354       (354)
Amortization of deferred stock
  option compensation..........                                                                   43
Accretion and dividends on
  redeemable preferred stock...                                                       (81)
Issuance of common stock upon
  exercise of options..........                            195,833         2           62
Common stock options issued for
  services.....................                                                       127
Common stock options issued to
  secure financing.............                                                        40
Issuance of Series E preferred
  stock warrants...............                                                        36
Note receivable from
  stockholder..................
                                 ------------   -------    -------      ----       ------      -----       --------
BALANCE AT DECEMBER 31, 1999...    19,499,997   $12,093    465,572      $  5       $5,413      $(311)      $(30,682)
                                 ============   =======    =======      ====       ======      =====       ========

                                 ACCUMULATED
                                    OTHER          NOTE
                                   COMPRE-      RECEIVABLE
                                   HENSIVE         FROM
                                     LOSS       STOCKHOLDER    TOTAL
BALANCE AT JANUARY 1, 1997.....    $(1,399)                   $ (1,704)
Comprehensive loss:
  Net loss.....................                                 (6,938)
  Other comprehensive loss
    --.........................
  Foreign currency translation
    adjustments................         (6)                         (6)
    Comprehensive loss.........                                 (6,944)
Contributions by parent........                                  6,000
Issuance of common stock upon
  exercise of options..........                                     19
                                   -------         ----       --------
BALANCE AT DECEMBER 31, 1997...     (1,405)                     (2,629)
Comprehensive loss:
  Net loss.....................                                 (9,142)
  Other comprehensive loss
    --.........................
  Foreign currency translation
    adjustments................        (27)                        (27)
    Comprehensive loss.........                                 (9,169)
Contributions by parent........                                  2,730
Issuance of common stock
  warrants.....................                                     20
Cancellation of preferred stock
  by parent in exchange for
  Series A, B and C preferred
  stock........................                                 (4,249)
Issuance of preferred stock:
  Series B.....................                                  1,064
  Series C, net of $182 in
    offering costs.............                                 11,029
Dividends accrued on Series A
  preferred stock..............                                    (58)
Issuance of common stock upon
  exercise of options..........                                    124
                                   -------         ----       --------
BALANCE AT DECEMBER 31, 1998...     (1,432)                     (1,138)
Comprehensive loss:
  Net loss.....................                                (14,005)
  Other comprehensive income
  Foreign currency translation
    adjustments................          7                           7
    Comprehensive loss.........                                (13,998)
Deferred stock option
  compensation.................
Amortization of deferred stock
  option compensation..........                                     43
Accretion and dividends on
  redeemable preferred stock...                                    (81)
Issuance of common stock upon
  exercise of options..........                                     64
Common stock options issued for
  services.....................                                    127
Common stock options issued to
  secure financing.............                                     40
Issuance of Series E preferred
  stock warrants...............                                     36
Note receivable from
  stockholder..................                     (34)           (34)
                                   -------         ----       --------
BALANCE AT DECEMBER 31, 1999...    $(1,425)        $(34)      $(14,941)
                                   =======         ====       ========

          See accompanying notes to consolidated financial statements.

                              SONOMA SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    FISCAL YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(6,938)   $(9,142)   $(14,005)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Provision for doubtful accounts and sales returns.......     (250)        --           8
    Depreciation and amortization...........................      381        452         920
    Stock options issued for services.......................       --         --         127
    Amortization of deferred stock option compensation......       --         --          43
    Amortization of deferred financing commitment fees......       --         --           3
    Changes in operating assets and liabilities:
    Accounts receivable.....................................      892       (318)     (1,364)
    Inventories.............................................      838       (257)     (1,654)
    Prepaid and other current assets........................      187       (135)       (294)
    Accounts payable........................................     (531)       609         999
    Accrued wages...........................................      (88)         1         258
    Accrued liabilities.....................................   (1,255)      (383)       (244)
                                                              -------    -------    --------
      Net cash used in operating activities.................   (6,764)    (9,173)    (15,203)
                                                              -------    -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................     (253)      (820)     (1,197)
  Purchase of short-term investments........................       --         --      (3,347)
  Proceeds from maturity of short-term investments..........       --         --       2,752
  Other assets..............................................     (269)        61          48
                                                              -------    -------    --------
      Net cash used in investing activities:................     (522)      (759)     (1,744)
                                                              -------    -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances/contributions from former parent.................    4,074        301          --
  Borrowings under long-term debt...........................       --      1,511       1,277
  Repayments of long-term debt..............................       --       (211)       (576)
  Dividends paid on preferred stock.........................       --         --         (58)
  Proceeds from issuance of common stock....................       19        124          30
  Proceeds from issuance of preferred stock.................              22,432       7,439
                                                              -------    -------    --------
    Net cash provided by financing activities...............    4,093     24,157       8,112
                                                              -------    -------    --------
Effect of foreign currency rate changes.....................       (6)        (1)          7
                                                              -------    -------    --------
Increase (decrease) in cash and cash equivalents............   (3,199)    14,224      (8,828)
Cash and cash equivalents at beginning of year..............    3,505        306      14,530
                                                              -------    -------    --------
Cash and cash equivalents at end of year....................  $   306    $14,530    $  5,702
                                                              =======    =======    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest......................................  $    --    $   101    $    265
                                                              =======    =======    ========

                              SONOMA SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) BUSINESS AND BASIS OF PRESENTATION

    Sonoma Systems, Inc. ("Company") develops and markets Asynchronous Transfer Mode, or ATM, based broadband integrated access devices. The Company's products are designed to enable network service providers, or NSPs, to leverage their ATM-based infrastructure by delivering to subscribers a customized bundle of services, including high-speed data, voice and video through a single high-speed access link. Through the deployment of the Company's products, NSPs can offer a comprehensive range of high-performance services such as intranets, networked applications, virtual private networks, managed networks, video conferencing, web-hosting, multimedia entertaiment, real-time telecommuting, branch office internetworking and Internet access.

    On April 12, 1996, the Company was formed as a wholly owned subsidiary of Retix (now Vertel) under the name Internetworking Solutions, Inc. On
    May 31, 1996, 16,000,000 shares of preferred stock were issued to Retix in exchange for the transfer to the Company of certain assets and liabilities relating to Retix's former internetworking business. Also on May 31, 1996, Retix granted the Company a credit line of up to $5,000 that was secured by substantially all of the Company's assets. The credit line, which was increased to $6,000 on July 31, 1996, expired on May 31, 1999. On
    December 15, 1997, the Company sold an additional 5,987,000 shares of preferred stock and issued 12,999 shares of common stock to Retix in exchange for the cancellation of $6,000 of debt owed to Retix under the credit line. In connection with the spin-off from Retix, on January 15, 1998, the Company issued to Retix 2,363,636 shares of Series A redeemable preferred stock, 1,691,123 shares of Series B convertible preferred stock, and 3,508,877 shares of Series C convertible preferred stock in exchange for the cancellation of $2,730 of indebtedness owed to Retix and the cancellation of 21,987,000 shares of preferred stock owned by Retix. As of December 31, 1998, Retix sold all of its Series B and Series C preferred stock ownership interest in the Company to a significant customer of the Company, retaining only the $1,000 of Series A non-convertible, non-voting preferred stock (see Note 6).

    Effective January 15, 1998, the Company was capitalized as a stand-alone entity through the sale to institutional investors of 14,299,997 shares of Series C convertible preferred stock for aggregate proceeds of $9,000. This equity funding served to reduce ownership in the Company by its former parent, Retix, to 19.9%.

    Prior to its spinout from Retix in January 1998, the Company continued to manufacture and market Retix's internetworking enterprise products, including routers, switches and bridging equipment. Development of the Company's broadband integrated access "platform" commenced in 1997, followed by the launch of its initial Sonoma Access product in the second-half of 1997, and ultimate spinout as a stand-alone entity effective January 15, 1998.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company and its wholly owned sales subsidiary located in the United Kingdom. All significant intercompany accounts and transactions have been eliminated in consolidation.

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    (b) Cash Equivalents

       Cash equivalents consist primarily of investments in commercial paper, repurchase agreements and money market funds. The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

    (c) Short-term Investments

       Investments consist primarily of highly liquid commercial paper. Investments are categorized as available for sale and are carried at fair value. The fair value of investments is determined by the quoted market prices for each investment. Investments with a maturity of less than one year but greater than three months when purchased are classified as short-term investments. Investments with a maturity greater than one year when purchased are classified as long-term investments. Realized gains or losses on investments are measured using the specific identification method. Realized gains and losses on the sale of investments are recognized in the statement of operations in the period sold. Unrealized holding gains and losses on investments available for sale represent other comprehensive income and are included as a component of stockholders' equity until realized. There were no unrealized holding gains or losses on investments available for sale during the periods presented.

    (d) Inventories

       Inventories are stated at the lower of standard cost (which approximates first-in, first-out cost) or market and are comprised of component parts and finished goods.

    (e) Property and Equipment

       Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the shorter of the estimated useful lives or lease terms of the related assets.

    (f) Revenue Recognition

       The Company generally recognizes revenue when the product has been shipped. Revenue is not recognized upon shipment of trial or evaluation units until the product has been accepted by the customer. Service revenue is recognized over the contract term. The Company recognizes revenue with respect to sales of its software, both software embedded in its products and software sold seperately from its products, according to Statement of Position No. 97-2, "Software Revenue Recognition", as amended. To date, revenues from services and software have not been significant. The Company extends limited product return and price protection rights to certain distributors and resellers. Such rights are generally limited to a certain percentage of sales over a three to six-month period. The Company generally warrants products for 12 months and software for 90 days. The Company accrues related product return reserves, warranty and royalty expenses at the time of sale.

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    (g) Stock-Based Compensation

       The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock options issued to non-employees in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

    (h) Research and Development Costs

       Research and development costs are expensed as incurred.

    (i)  Income Taxes

       The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred income tax assets and liabilities are determined based on temporary differences between the financial statement and income tax bases of assets and liabilities using presently enacted tax rates. Valuation allowances are established when necessary to reduce deferred income tax assets to the amounts that are more likely than not to be realized.

    (j)  Net Loss Per Share of Common Stock

       Basic earnings or loss per share excludes dilution for potentially dilutive securities and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings or loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted earnings or loss per share when their inclusion would be antidilutive. The net loss per share calculations have been omitted for 1997 because the Company was organized as a wholly owned subsidiary of Retix and therefore this information is not meaningful.

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    (k) Comprehensive Income

       On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components in the financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to owners. To date, no elements of other comprehensive income exist other than the effect of foreign currency translation adjustments.

    (l)  Pro Forma Balance Sheet (unaudited)

       The unaudited pro forma consolidated balance sheet at December 31, 1999 reflects the following:

       - the automatic conversion of Series B, C, D and E convertible preferred stock outstanding as of December 31, 1999, into 27,766,340 additional shares of common stock immediately prior to the closing of the initial public offering of the Company's common stock;

       - the issuance in February 2000 of 2,335,194 shares of Series E convertible preferred stock for proceeds of $8,500 and the automatic conversion of these shares into 2,335,194 shares of common stock immediately prior to the initial public offering of the Company's common stock; and

       - a deemed dividend of approximately $2,000 associated with the beneficial coversion feature of the Series E covertible preferred stock issued in February 2000.

    (m) Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. During 1997 the Company revised its estimates for the allowances for doubtful accounts receivable and sales returns resulting in a reversal of approximately $250.

    (n) Foreign currency translation

       The majority of the Company's sales are denominated in U.S. dollars. For foreign operations with the local currency as the functional currency, assets and liabilities are translated at year end exchange rates, and statements of income or loss are translated at the average exchange rates during the year. Gains or losses resulting from foreign currency translation are included in other comprehensive income and are accumulated as a separate component of stockholders' equity (deficit). Gains or

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

       losses resulting from foreign currency transactions are included in other income, net in the statements of operation. Foreign currency gains or losses were not significant in any periods presented.

    (o) Effects of Recent Accounting Pronouncements

       In June 1998, SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was released. The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. The Company is required to implement the statement in the first quarter of fiscal 2001. The Company has not yet determined the effects, if any, adoption of SFAS
       No. 133 will have on its consolidated financial statements.

    (p) Concentration of Credit Risk and Major Customers

       Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term investments, and accounts receivable. The Company typically invests in instruments with an investment credit rating of AA and better. The Company also places its cash, cash equivalents and short-term investments with high-credit-quality financial institutions and limits the amount of credit exposure to any one institution.

       Due to consolidation in the distribution and reseller channels and the Company's increased volume of sales into these channels, the Company has experienced an increased concentration of credit risk, and, as a result, may maintain individually significant receivable balances with such distributors and resellers. While the Company frequently monitors and manages this risk, financial difficulties on the part of one or more of the Company's distributors and resellers may have a material adverse effect on the Company's financial statements. For the years ended December 31, 1997, 1998, and 1999, the Company had one customer that accounted for 3.1%, 44.5% and 60.8% of net revenues, respectively, and 10.0%, 72.7% and 21.5% of total accounts receivable, respectively, as of the end of each year (see Note 12). During 1999, another customer accounted for 19.9% of net revenues and 59.6% of total account receivables.

    (q) Fair Value of Financial Instruments

       The carrying values of cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair value due to their short maturities. The fair value of the Company's long-term obligations approximates fair value based on borrowing rates currently available to the Company for loans with similar terms.

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(3) INVENTORIES

    Inventories consisted of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998          1999
Finished goods..............................................    $446         $  689
Work-in-process.............................................      16            522
Raw materials...............................................     154          1,059
                                                                ----         ------
    Total...................................................    $616         $2,270
                                                                ====         ======

(4) PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                  DECEMBER 31,
                                                    USEFUL     -------------------
                                                     LIVES       1998       1999
Machinery and Equipment..........................  1-3 years   $ 2,378    $ 3,134
Furniture and fixtures...........................    3 years       223        164
Leasehold improvements...........................    4 years       109         35
                                                               -------    -------
  Total property and equipment...................                2,710      3,333
  Less accumulated depreciation and
    amortization.................................               (2,075)    (2,421)
                                                               -------    -------
  Property and equipment, net....................              $   635    $   912
                                                               =======    =======

(5) BORROWING ARRANGEMENTS

    The Company has two lines of credit in place. The first is a working capital line of credit through Silicon Valley Bank (the Company's primary banking relationship) and provides for maximum borrowings of $2,000 through November 2000. The interest rate on outstanding balances is prime plus 0.75%, (9.25% as of December 31, 1999). This line is collateralized by substantially all of the Company's assets. As of December 31, 1999 the Company had no borrowings outstanding under this line. The working capital line of credit agreement with Silicon Valley Bank contains certain covenants that, among other things, limit the type and amount of additional indebtedness that may be incurred by the Company or its subsidiary and imposes limitations on investments, loans, advances, sales or transfers of assets, the making of dividends and other payments, the creation of liens, and certain mergers.

    During 1999, in conjunction with the line of credit facility with Silicon Valley Bank, the Company granted warrants to purchase 21,978 shares of Series E preferred stock at $3.64 per share exercisable through November 2004. The warrants allow for a "cashless" net exercise by their holder. The fair value of the warrants, which was estimated at $36 using the Black-Scholes option valuation model, has been reflected as a credit to additional paid-in capital and as an increase in deferred financing commitment fees. The financing

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    commitment fees are included in prepaids and other assets and are being amortized to interest expense on a straight-line basis over the financing term.

    The second line of credit is an equipment facility in the amount of $3,500 through Transamerica Technology Finance that is to be used for capital asset purchases through July 2000. Purchases are funded monthly with repayment amortized over the following 36-month period. The maturities of outstanding borrowings under the equipment facility as of December 31, 1999 are as follows:

2000........................................................    $788
2001........................................................    $904
2002........................................................    $309

    As of December 31, 1999, the effective interest rate was 15.4%. Transamerica has a security interest in assets that have been financed under the line. As of December 31, 1999, the Company has $712 remaining available on the line.

    In conjunction with the equipment line of credit facility executed in July 1998 through Transamerica Business Credit Corporation, the Company granted warrants to purchase 125,587 shares of common stock to Transamerica Business Credit Corporation and warrants to purchase 31,397 shares of common stock to Priority Capital Resources. The warrants are exercisable for $1.07 per share through July 2003 and allow for a net exercise by their holders. The fair value of the warrants, which was estimated at $20 using the Black-Scholes option valuation model, was reflected as a credit to additional paid-in capital and an increase in deferred financing commitment fees. The financing commitment fees are included in prepaid and other assets and are being amortized to interest expense on a straight-line basis over the financing term.

(6) PREFERRED STOCK

    Prior to 1998, the Company was organized as a wholly owned subsidiary of its parent, Retix (see Note 1). The Company's initial operations were partially funded through advances and contributions from its former parent as reflected in the accompanying financial statements. During 1998, Sonoma Systems was capitalized as a stand-alone entity through the issuance of 14,299,997 shares of Series C convertible preferred stock and 6,199,095 Series D redeemable convertible preferred stock, raising $22,433 (net of $267 of offering costs) of equity capital from outside investors. In conjunction with the spinout of Sonoma Systems in January 1998, advances of approximately $2,730 from its former parent were contributed to additional paid-in capital and $4,249 (21,987,000 shares) of preferred stock was cancelled and exchanged for 2,363,636 shares of Series A redeemable preferred stock, 1,691,123 shares of Series B convertible preferred stock and 3,508,877 shares of Series C convertible preferred stock, representing a 19.9% ownership interest.

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    During 1999, the Company issued 2,067,248 shares of Series E redeemable convertible preferred stock, raising $7,399 (net of $126 of offering costs).

    The significant terms of the preferred stock include:

REDEMPTION--The Company is required to redeem the Series A preferred stock by paying a sum equal to $0.42 per share of then-outstanding Series A preferred stock, plus all declared, or accumulated, but unpaid dividends, on the earlier of: (i) the closing of an underwritten firm commitment public offering of the Company's common stock resulting in net proceeds to the Company of at least $25,000 at a price per share to the public of at least $4.50;
(ii) December 31, 2002; or (iii) at the option of the Company's Board of Directors. The Series B preferred stock and the Series C preferred stock are not redeemable. The Company is required to redeem the Series D preferred stock by paying a sum equal to $2.21 per share of Series D preferred stock then-outstanding, at any time five years after the date of issuance of such share, upon the written request from the holders of at least 66 2/3% of the then-outstanding shares of Series D preferred stock. The Company is required to redeem the Series E preferred stock by paying a sum equal to $3.64 per share of Series E preferred stock then-outstanding, at any time five years after the date of issuance of such share, upon the written request from the holders of at least 66 2/3% of the then-outstanding shares of Series E preferred stock.

CONVERSION--The Series A preferred stock is not convertible. The Series B, C, D and E preferred stock contain the following conversion features:

    VOLUNTARY CONVERSION--The Series B preferred stock is convertible into common stock, at the option of the holder, at the conversion rate then in effect, at any time after the earlier of: (i) the closing of an initial public offering of the Company's common stock; (ii) the Company becoming a reporting company under the Securities Exchange Act of 1934, as amended; or
    (iii) immediately prior to the closing of a sale of all or substantially all of the business or assets of the Company or a merger with any other corporation or transaction in which more than 50% of the voting power of the corporation is disposed of. The Series C, Series D, and Series E preferred stock are convertible into common stock, at the option of the holder, at the conversion rate then in effect, at any time after the date of issuance of such shares. The initial conversion rate for the Series B, Series C, Series D and Series E preferred stock is one-to-one.

    AUTOMATIC CONVERSION--Each share of Series B, Series C, Series D and
    Series E preferred stock shall be automatically converted into common stock, at the conversion rate then in effect, in the event of either: (i) the closing of an underwritten firm commitment public offering of the Company's common stock resulting in net proceeds to the Company of at least $25,000 at a price per share to the public of at least $4.50; (ii) in the case of the Series B preferred stock and Series C preferred stock, at the election of the holders of at least 66 2/3% of the then-outstanding shares of Series C preferred stock; (iii) in the case of the Series D preferred stock, at the election of the holders of at least 66 2/3% of the then-outstanding shares of Series D preferred stock; or (iv) in the case of the Series E

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    preferred stock, at the election of the holders of at least 66 2/3% of the then-outstanding shares of Series E preferred stock.

    CONVERSION RATE--The initial conversion rate shall be subject to adjustment based upon subdivisions or combinations of common stock and certain dividends, distributions and common stock equivalents. The conversion price of the Series D and Series E preferred stock shall be subject to adjustment on a broad-based weighted average basis for issuances at a purchase price less than the then-effective conversion price for the Series D and Series E preferred stock, subject to certain carve-outs for shares issued pursuant to the Company's stock incentive programs, among other things. In addition, the Series E conversion rate is subject to adjustment in the event the Company;
    (i) completes an initial public offering of its common stock at a price less than $7.28 per share, or (ii) does not complete an initial public offering in 2000 and does not attain a certain revenue target.

LIQUIDATION PREFERENCE--In the event of the liquidation, dissolution or winding up of the Company, the holders of Series D and Series E preferred stock will be entitled to receive, in preference to the holders of Series A preferred stock, Series B preferred stock, Series C preferred stock, or common stock, the amount of $2.21 per share ($13,700 as of December 31, 1999) for each share of Series D preferred stock and the amount of $3.64 per share ($7,525 as of December 31, 1999) for each share of Series E preferred stock, plus declared and unpaid dividends, if any. After payment to the Series D and Series E preferred stock has been made, the holders of Series B and Series C preferred stock will be entitled to receive, in preference to the holders of Series A preferred stock or common stock, the amount of $0.63 per share of Series B ($1,065 as of December 31, 1999) and Series C preferred stock ($11,200 as of December 31,
1999), plus declared and unpaid dividends, if any. After payment has been made to the holders of the Series B, Series C, Series D and Series E preferred stock, any remaining assets are distributable ratably to the holders of shares of Series B, Series C, Series D and Series E preferred stock and common stock on an as-converted basis.

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    VOTING--Neither the Series A preferred stock nor the Series B preferred stock has voting rights with respect to the election of directors or any other matter, except as to such matters for which a vote of either such series is required by law, in which case, each share of Series A preferred stock and Series B preferred stock have one vote per share. The Series C preferred stock, Series D preferred stock and Series E preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Series C preferred stock, Series D preferred stock and Series E preferred stock is then convertible. The preferred stock also provides for the following voting rights:

        BOARD OF DIRECTORS--Holders of Series D preferred stock are entitled to elect two members to the Company's Board of Directors. All remaining members of the Board of Directors shall be elected by the holders of the then-outstanding shares of common stock, Series C preferred stock and Series E preferred stock, voting together as a single class.

        PROTECTIVE PROVISIONS--The Series C preferred stock, Series D preferred stock and Series E preferred stock are entitled to protective provisions that require the Company to obtain the vote or written consent of at least 66 2/3% in voting interest of such outstanding shares of Series C preferred stock, Series D preferred stock and Series E preferred stock, voting together as a single class, before taking certain corporate actions. Additionally, for specified corporate actions, the Company is required to obtain the vote or written consent of at least 66 2/3% in voting interest of the Series D preferred stock and/or Series E preferred stock voting as separate classes.

    DIVIDENDS--The holders of Series A preferred stock are entitled to receive a cumulative cash dividend equal to $0.025, or 6%, per share per year. The holders of Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock are entitled to receive noncumulative dividends only when and if declared by the Company's Board of Directors, equal to $0.051 for the Series B holders, $0.051 for the Series C holders, $0.176 for the Series D holders and $0.291 for the Series E holders, or 8% per share, per year. Dividends shall be paid to the holders of Series A preferred stock prior to any cash dividends paid to the holders of Series B, Series C, Series D or Series E preferred stock or common stock. In the event that the Company fails to redeem shares of Series D preferred stock (see "Redemption" above), then the holders of Series D preferred stock shall be entitled to a cash dividend equal to $0.232 per share per year until the mandatory redemption obligation has been satisfied.

    The following table indicates the series of redeemable, redeemable convertible and convertible preferred stock in existence at December 31, 1998 and 1999. Redeemable preferred stock are stated at the redemption amount and issuance costs are netted against the

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

proceeds and accreted as a charge against additional paid-in capital over the expected life of the related series of redeemable preferred stock:

                                                                        DECEMBER 31,
                                                     DIVIDEND RATE   -------------------
                                                       PER SHARE       1998       1999
Series A cumulative redeemable preferred stock and
  accrued dividends--Par value $.01 per share;
  2,363,636 shares authorized, issued and
  outstanding including accrued dividends of $58
  and $60 as of December 31, 1998 and 1999,
  respectively.....................................      $0.03       $ 1,058    $ 1,060
Series D redeemable convertible preferred
  stock--Par value $.01 per share; 6,199,095 shares
  authorized, issued and outstanding ($2.21 per
  share liquidation preference) as of December 31,
  1998 and December 31, 1999.......................       0.18        13,700     13,700
Series E redeemable convertible preferred
  stock--Par value $.01 per share; 2,067,248 shares
  authorized, issued and outstanding ($3.64 per
  share liquidation preference) as of December 31,
  1999.                                                   0.29                    7,525
Issuance costs, net of accretion...................                      (85)      (190)
                                                                     -------    -------
Total redeemable preferred stock...................                   14,673     22,095
                                                                     -------    -------
Series B convertible preferred stock--Par value
  $.01 per share; 1,691,123 shares authorized,
  issued and outstanding ($.63 per share
  liquidation preference) as of December 31, 1998
  and December 31, 1999............................       0.05         1,064      1,064
Series C convertible preferred stock--Par value
  $.01 per share; 17,808,874 shares authorized,
  issued and outstanding ($.63 per share
  liquidation preference) as of December 31, 1998
  and December 31, 1999............................       0.05        11,211     11,211
Issuance costs.....................................                     (182)      (182)
                                                                     -------    -------
Total non-redeemable preferred stock...............                   12,093     12,093
                                                                     -------    -------
Total preferred stock..............................                  $26,766    $34,188
                                                                     =======    =======

(7) STOCK OPTION PLANS

    The Company has two stock option plans (the "1996 Plan" and the "1999 Plan") under which employees, consultants and directors may be granted options to purchase common stock up to an aggregate of 9,325,000 shares. Options are generally granted at not less than the fair value at grant date, vest over three to four years, and expire ten years after the grant date. When the exercise price of employee stock options issued under the plans equals the fair value of the underlying stock on the date of grant, no compensation expense is recorded. Compensation expense is recognized for the fair value of options

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    granted to non-employees and to the extent the fair value of the underlying stock exceeds the exercise price of employee stock options.

    In July 1999, the Company issued employee common stock options with exercise prices less than the fair value of its underlying common stock. The fair value of the common stock, based upon securities transactions entered into by the Company with certain unrelated third parties, was estimated at $2.60 per share. Accordingly, the Company recorded $354 as the intrinsic value of such options. Stock-based compensation of $43 was amortized to expense during 1999 based on the vesting terms of the related stock options. At December 31, 1999 the Company had $311 in deferred stock compensation related to these options, which will be amortized to expense through 2003.

    During the year ended December 31, 1999, the Company granted non-employees 480,000 common stock options, at a weighted average exercise price of $2.70, for services performed and to be rendered in the future. In each period in which the option shares are earned, stock option compensation will be recorded. The amount of stock option compensation will be the fair value of the option shares earned during the period. The fair value of the option shares earned will be calculated using the Black-Scholes option-pricing model. The primary component in the Black-Scholes calculation is the value of the Company's common stock at the time the option shares are earned. The value of the option shares, and the corresponding stock option compensation, increases as the fair value of the Company's common stock increases. Conversely, the value of the option shares earned, and the corresponding stock option compensation, decreases as the fair value of the Company's common stock decreases. Since the fair value of the Company's common stock in the future cannot be estimated, it is not possible to estimate the amount of stock option compensation that could be recorded in connection with the non-employee stock options granted and outstanding as of December 31, 1999. During 1999, stock option compensation to non-employees amounting to $127 was recognized in the statement of operations and $40 was reflected as offering costs relating to the November 1999 Series E preferred stock financing. Based on the fair value of the Company's common stock as of December 31, 1999, approximately $1,000 of non-employee stock option compensation was unearned and may be earned through 2003.

    In August 1999, the Company's Board of Directors, in accordance with the Company's 1996 Stock Option Plan, approved the exercise of 86,250 vested stock options held and outstanding by a certain employee in exchange for a $33 promissory note. The note is full recourse, bears interest at 8.0% and is payable in full on December 31, 2001, or immediately upon a liquidity event related to the Company's common stock, including an initial public offering.

                              SONOMA SYSTEMS, INC.

    A summary of stock option transactions follows:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                    NUMBER OF     EXERCISE     EXERCISE
                                                      SHARES       PRICES       PRICE
                                                    ----------   -----------   --------
Balance at January 1, 1997........................  1,747,500    $ 0.50-0.50    $0.50
  Granted.........................................  2,288,500      0.50-0.75     0.51
  Exercised.......................................     (9,719)     0.50-0.50     0.50
  Forfeited.......................................   (990,417)     0.50-0.50     0.50
                                                    ---------
Balance at December 31, 1997......................  3,035,864    $ 0.50-0.75    $0.51
  Granted.........................................  4,314,800      0.25-1.25     0.33
  Exercised.......................................   (247,025)     0.50-0.50     0.50
  Forfeited.......................................   (887,670)     0.50-0.50     0.50
                                                    ---------
Balance at December 31, 1998......................  6,215,969    $ 0.25-1.25    $0.39
  Granted.........................................  3,093,300      1.25-4.50     2.73
  Exercised.......................................   (195,833)     0.25-0.50     0.35
  Forfeited.......................................   (647,470)     0.25-3.50     0.64
                                                    ---------
Balance at December 31, 1999......................  8,465,966    $0.25-$4.50    $1.23
                                                    =========

As of December 31, 1999, there were 406,457 shares available for future grant.

    The following presents certain information about outstanding stock options at December 31, 1999:

                                            OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                    -----------------------------------   ---------------------
                                                    WEIGHTED AVERAGE
                                                 ----------------------                WEIGHTED
                                                            CONTRACTUAL                AVERAGE
                                    NUMBER OF    EXERCISE      LIFE       NUMBER OF    EXERCISE
EXERCISE PRICES                      OPTIONS      PRICE       (YEARS)      OPTIONS      PRICE
$0.25.............................  3,454,500     $0.25        8.3        1,553,459     $0.25
$0.50.............................  1,574,616      0.50        7.4          984,961      0.50
$0.75.............................    168,800      0.75        8.8           51,762      0.75
$1.25.............................  1,362,550      1.25        9.3          145,191      1.25
$3.50.............................  1,672,500      3.50        9.8           30,600      3.50
$4.50.............................    233,000      4.50        9.9            6,000      4.50
                                    ---------                             ---------
Total                               8,465,966     $1.23        8.6        2,771,973     $0.45
                                    =========                             =========

                              SONOMA SYSTEMS, INC.

    As permitted under SFAS No. 123, the Company has elected to follow APB Opinion No. 25 and related Interpretations in accounting for stock-based awards to employees. Under APB Opinion No. 25, the Company generally recognizes no compensation expense with respect to such awards. Pro forma information regarding net income and earnings per share is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its stock-based awards to employees granted subsequent to December 31, 1995 under the fair value method of that statement. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. The fair value of options granted in the years ended December 31, 1997, 1998 and 1999, as reported below has been estimated at the date of grant using the minimum value option-pricing model with the following assumptions:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                           ------------------------------
                                                             1997       1998       1999
Risk-free interest rate..................................    5.4%       4.7%       6.3%
Volatility...............................................     --         --         --
Dividend yield...........................................     --         --         --
Expected life (years)....................................    3.0        3.0        4.0

    The weighted-average grant-date fair value of options granted was $0.07, $0.04 and $0.71 during 1997, 1998 and 1999, respectively.

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                    YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1997       1998       1999
Net loss attributable to common stockholders:
  As reported..................................  $ (6,938)  $ (9,200)  $(14,086)
  Pro forma....................................    (6,964)    (9,263)   (14,242)

Basic and diluted net loss per common share:
  As reported..................................             $(117.21)  $ (39.66)
  Pro forma....................................              (118.02)    (40.10)

    The net loss per common share calculations have been omitted for 1997 because the Company was organized as a wholly owned subsidiary of Retix and therefore this information is not meaningful.

(8) EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) plan covering substantially all employees of the Company. Benefits vest based on number of years of service. The 401(k) plan permits, but does not require the Company to make, matching contributions on behalf of all participants in the 401(k) plan. The Company has not made any contributions to the 401(k) plan to date and does not currently have any plans to make contributions.

(9) COMMITMENTS AND CONTINGENCIES

    Leases--The Company leases certain of its facilities and equipment under operating leases. Leases expire at various dates from 2000 to 2004 and certain facility leases have renewal options with rentals based upon changes in the Consumer Price Index or the fair market rental value of the property. Future operating lease commitments are as follows:

FISCAL YEAR
2000........................................................   $  544
2001........................................................      498
2002........................................................      478
2003........................................................      124
2004........................................................        1
                                                               ------
    Total...................................................   $1,645
                                                               ======

    Contingencies--In December 1999 a large telecommunications equipment manufacturer informed the Company that several of its ATM inverse multiplexing products are covered under a patent held by such manufacturer and that the Company would need to enter into a patent license agreement to cover the sales of these products. The Company is in the process of evaluating the validity of these claims. In the event that the Company's

                              SONOMA SYSTEMS, INC.

                                 (IN THOUSANDS)

    products are covered under such manufacturer's patent, the Company believes that it will be able to obtain a patent license on reasonable terms from such manufacturer and that the Company's business, financial condition and results of operation would not be materially adversely effected.

(10) INCOME TAXES

    The provision (benefit) for income taxes consists of:

                                                               YEARS ENDED DECEMBER 31,
                                                            ------------------------------
                                                              1997       1998       1999
Current:
  Federal.................................................  $    --    $    --    $    --
  State...................................................       --         --         --
  Foreign.................................................       --         --         --
                                                            -------    -------    -------
    Total current.........................................       --         --         --
                                                            -------    -------    -------
Deferred:
  Federal.................................................   (2,274)    (2,717)    (5,079)
  State...................................................     (391)       249     (1,513)
  Foreign.................................................      171       (184)       (78)
                                                            -------    -------    -------
    Total deferred........................................   (2,494)    (2,652)    (6,670)
Valuation allowance.......................................    2,494      2,652      6,670
                                                            -------    -------    -------
    Total.................................................  $    --    $    --    $    --
                                                            =======    =======    =======

    The components of the net deferred income tax assets consist of:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
Current deferred income tax assets:
  Expenses not recognized for tax purposes..................  $   206    $    496
  Accrued expenses..........................................      203         131
  Valuation allowance.......................................     (409)       (627)
                                                              -------    --------
    Total current deferred income tax assets................       --          --
                                                              -------    --------
Non-current deferred income tax assets:
  Depreciation..............................................      170         288
  Research and development tax credits......................      299       1,011
  Net operating loss carryforwards..........................    5,357      10,901
  Foreign deferreds.........................................    1,632       1,710
  Valuation allowance.......................................   (7,458)    (13,910)
                                                              -------    --------
    Total non-current deferred income tax assets............       --          --
                                                              -------    --------
    Net deferred income tax assets..........................  $    --    $     --
                                                              =======    ========

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before taxes as follows:

                                                                      DECEMBER 31,
                                                         --------------------------------------
                                                           1997           1998           1999
Tax computed at federal statutory rate............        (35.0)%        (35.0)%        (35.0)%
Effects of foreign operations.....................          3.4            1.1            1.2
Other.............................................         (1.2)          (0.1)          (1.1)
Valuation allowance...............................         32.8           33.8           34.9
                                                          -----          -----          -----
    Total.........................................          --%            --%            --%
                                                          =====          =====          =====

    The Company's credits for research and development expenses, which may be carried forward for 15 or 20 years, depending on the year generated, expire in 2011 through 2019. As of December 31, 1999 the Company has net operating loss carryforwards for federal income tax purposes of $27,275, which expire in 2011 through 2019. The Company's sale of Series C preferred stock in January 1998 resulted in an "ownership change" of the Company for income tax purposes. As a result, the amount of the Company's net operating loss carryforwards available to reduce the Company's federal income tax liability in future years in which the Company has taxable income will be limited to an annual amount equal to approximately $385 per year. The Company also has net operating loss carryforwards for state tax purposes of $16,388 that expire in 2001 through 2004.

    Tax benefits arising from the disposition of certain shares of the Company's common stock issued upon exercise of stock options within two years of the date of grant or within one year of the date of exercise by the option holder provide the Company with a tax deduction equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The tax effect of the deduction, when realized, will be excluded from the provision (benefit) for income taxes and credited directly to additional paid-in capital. As of December 31, 1999 deferred income tax assets creditable directly to stockholders' equity upon realization totaled approximately $40.

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(11) SEGMENT INFORMATION

    The Company operates in one reportable segment as it has one family of broadband integrated access devices and markets its products to telecommunication equipment vendors and broadband access NSPs. In fiscal years 1997 and 1998 the Company also developed and marketed routers, switches and bridges ("Internetworking") products that are no longer sold by the Company. The Company does not disaggregate financial information by product or geographically, other than export sales by region and sales by product, for management purposes. Substantially all of the Company's assets are located within the United States. The Company does not account for, and does not report to management, its assets or capital expenditures by revenue source. All of the Company's products are produced in, and shipped from, the United States. The Company ships its products to customers located in several geographical regions in the world. Sales to Canada primarily represent the Company's shipments to Newbridge Networks Corporation ("Newbridge"). Newbridge configures the Company's products in their integration center and distributes products to their customers around the world. The following represents sales to the Company's customers located in each of the following geographical regions as a percentage of total revenues and revenues by product line:

                                                                    YEARS ENDED
                                                                    DECEMBER 31,
                                                           ------------------------------
COUNTRY                                                      1997       1998       1999
Canada...................................................     2.5%      42.6%      57.4%
United States............................................    35.4       28.6       40.8
EMEA.....................................................    50.5       22.9        1.8
Japan....................................................    10.9        5.0         --
Other....................................................     0.8        0.8         --

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                      ------------------------------
PRODUCT LINE                                            1997       1998       1999
Broadband integrated access revenues................   $  280     $4,081     $7,077
Broadband integrated access gross margin............     65.7%      53.7%      46.4%

Internetworking revenues............................   $6,062     $2,728     $   --
Internetworking gross margin........................     50.5%      57.6%        --%

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(12) RELATED PARTY TRANSACTIONS

    During 1998, the Company purchased from Retix, a non-exclusive license to incorporate Vertel's network management software within the Company's products. The total purchase price of the software license, including maintenance and integration services, was $1,000. The Company paid $890 to Retix under such license agreement in 1998 and $110 in 1999. As the expected demand for the Company's products incorporating Retix's network management software did not develop, the purchase price of this software was charged to research and development expense.

    Pursuant to a sublease between the Company and Retix dated January 1998, the Company leased approximately 15,000 square feet of office space from Retix for its corporate headquarters. The sublease expired in August 1999 and was renewed until September 2003. Sublease payments to Retix totaled $285 and $186 in 1998 and 1999, respectively.

    In December 1998, Retix sold its holding of Series B and Series C preferred stock in the Company to an entity related to Newbridge. Sales to Newbridge accounted for 3.1%, 44.5% and 60.8% of net revenues for the years ended December 31, 1997, 1998 and 1999, respectively. Additionally, approximately $770 and $508 in accounts receivable was due from Newbridge at December 31, 1998 and 1999, respectively.

(13) SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS

    On December 15, 1997, the Company sold 5,987,000 shares of preferred stock and issued 12,999 shares of common stock to Retix in exchange for the cancellation of $6,000 of debt owed to Retix under a credit line provided to the Company by Retix (see Note 1).

    During 1998, the Company issued 2,363,636 shares of Series A, 1,691,123 shares of Series B, and 3,508,877 shares of Series C Preferred Stock to its former parent in exchange for the cancellation of $2,730 of intercompany debt and the cancellation of 21,987,000 shares of preferred stock (see Notes 1 and 6).

    During 1998, the Company granted Transamerica Business Credit Corporation warrants to purchase 125,587 shares of common stock and granted Priority Capital Resources warrants to purchase 31,397 shares of common stock to secure an equipment line of credit facility. The fair value of the warrants was estimated at $20 and was reflected as an increase in deferred financing commitment fees and a credit to additional paid-in capital (see Note 5).

    During 1998 and 1999, accretion and dividends of $58 and $81, respectively, on redeemable preferred stock were reflected as an increase in redeemable preferred stock and a charge to additional paid-in capital. Dividends paid of $58 in 1999 pertained to dividends accrued in 1998 (see Note 6).

    During 1999, the Company issued stock options to purchase 20,000 shares of common stock to an individual in connection with the Series E preferred stock financing. The fair

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    value of the options was estimated at $40 and was reflected as a reduction in proceeds from issuance of preferred stock and a credit to additional paid-in capital (see Note 7).

    During 1999, the Company granted Silicon Valley Bank warrants to purchase 21,978 shares of Series E preferred stock to secure a line of credit facility. The fair value of the warrants was estimated at $36 and was reflected as an increase in deferred financing commitment fees and a credit to additional paid-in capital (see Note 5).

    During 1999, an employee exercised 86,250 common stock options by issuing to the Company a $33 promissory note payable (see Note 7).

(14) SUBSEQUENT EVENTS

    Employee Stock Purchase Plan--In February 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan (the "2000 Purchase Plan") to be effective upon completion of the Company's initial public offering. Under the 2000 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 15% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period will commence on the effective date of the Company's initial public offering. The Company has reserved 600,000 shares of common stock for issuance under the 2000 Purchase Plan.

    Preferred stock--In February 2000, the Company issued 2,335,194 shares of Series E convertible redeemable preferred stock for $3.64 per share and proceeds of approximately $8,500. The Series E convertible preferred stock carry the same rights and privileges as the Series E convertible preferred stock issued in November 1999, as described in Note 6. Each share of Series E convertible preferred stock will automatically convert into one common share of common stock upon the closing of a qualified initial public offering, as defined.

    The 2,335,194 shares of Series E convertible redeemable preferred stock were issued with a beneficial conversion feature currently estimated at $2,000. The beneficial conversion feature was calculated as the difference between the conversion price and the estimated fair value of the common stock into which the preferred stock is convertible. This amount will be accounted for as an increase in additional paid-in capital and an insubstance dividend to the preferred stockholders in the first quarter of 2000 and, accordingly, will increase the loss applicable to common stockholders by approximately $2,000.

    Asset Acquisition--In January 2000, the Company executed a Letter of Intent with a third-party to purchase its intellectual property, including all of its patents and trademarks. The total purchase price is estimated to be $11,250, $2,200 of which the Company expects to pay in cash and the balance of which the Company expects to pay by issuing up to 2,213,121 shares of common stock. The Company expects the purchase to

                              SONOMA SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    be consummated in the first quarter of 2000. The purchase price will be allocated to the assets acquired, based on their respective fair values at the acquisition date.

    Nortel OEM Agreement and Warrant--On February 10, 2000 the Company executed a 3-year OEM agreement with Nortel Networks Inc. ("Nortel"). In connection with the OEM agreement, on February 24, 2000, the Company granted Nortel a warrant to purchase 6,000,000 shares of the Company's common stock at $4.00 per share. This warrant provides that 1,500,000 shares are immediately exercisable, with the remaining 4,500,000 shares becoming exercisable in February 2005, unless accelerated under the terms of the warrant as follows:
    2,000,000 shares would become exercisable on an accelerated basis in the event that the Company recognize revenues of at least $28,000 during calendar year 2000; and, an additional 1,000,000 shares become exercisable on an accelerated basis on January 1, 2001, in the event that the Company recognize revenues of, or receives orders for sales of the Company's products or services totaling, at least $35,000 during calendar year 2000, and one additional share becomes exercisable on an accelerated basis for every ten dollars of revenue the Company recognizes over $35,000 during calendar year 2000, until all 4,500,000 additional shares become exercisable. This warrant may be exercised by means of a "cashless" exercise, and at any time such shares become exercisable on or after February 2001, may become eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144. Neither the OEM agreement nor the warrant agreement require Nortel to meet any performance commitments or prohibit Nortel from participating in other OEM programs similar to the Company's OEM arrangement with Nortel. The warrant is not subject to any forfeiture for any reason. The value of the warrant was estimated at the grant date to be $12,448 and will be reflected as a charge to sales and marketing expense in the first quarter of 2000. In connection with the issuance of the warrant the Company entered into a registration rights agreement with Nortel granting the holder of the warrant a demand registration right and certain piggyback registration rights on an equal basis with the Series B, C, D and Series E preferred stock (see Note 6).

                                   [ARTWORK]

    [Graphic depicts a circular diagram titled 'ATM-Based Broadband Network' depicting where our products are physically located within an NSP's ATM-based network backbone. The levels of an ATM-based broadband network are represented by concentric rings of clouds representing the Network Edge which surround the Core. In addition, the diagram includes various lines representing different types of mediums for the high-speed transmission of all types of traffic through the ATM-based network backbone.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             , 2000

                                     [LOGO]

                      _____________ SHARES OF COMMON STOCK

                                 -------------
                                   PROSPECTUS

                                 -------------

                               J.P. MORGAN & CO.
                          DONALDSON, LUFKIN & JENRETTE
                               CIBC WORLD MARKETS
                                 DLJDIRECT INC.

------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made pursuant to this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of Sonoma have not changed since the date hereof.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until       , 2000 (25 days after the commencement of the offering), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder, all of which will be paid by Sonoma. All of the amounts shown are estimates except for the SEC registration fee, the Nasdaq National Market application fee and the NASD filing fee.

SEC registration fee.......................................  $18,216
NASD filing fee............................................   30,500
Nasdaq application fee.....................................     *
Printing expenses..........................................     *
Legal fees and expenses....................................     *
Accounting fees and expenses...............................     *
Blue sky fees and expenses.................................     *
Miscellaneous..............................................     *
                                                             -------
  Total....................................................  $  *
                                                             =======

------------------------

*  To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    (a) As permitted by Delaware law, our certificate of incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent otherwise required by Delaware law.

    (b) Our certificate of incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by Delaware law. Our bylaws provide for a similar indemnity to our directors and officers to the fullest extent authorized by Delaware law.

    (c)  We maintain liability insurance upon our officers and directors.

    (d) Our certificate of incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with certain of our directors and officers, which provide for the indemnification of our directors or officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by us from November 1996 through the date hereof involving sales of our securities that were not registered under the Securities Act:

    - Since May 30, 1996, we have granted options to purchase an aggregate of 10,463,150 shares of common stock to employees, officers, and consultants pursuant to our 1996 Stock Option Plan.

    - Since May 30, 1996, we issued an aggregate of 466,493 shares of common stock to employees, officers, and consultants pursuant to the exercise of stock options granted under our 1996 Stock Option Plan.

    - Since November 24, 1999, we have granted options to purchase an aggregate of 1,125,900 shares of common stock to employees, officers, and consultants pursuant to our 1999 Stock Option Plan.

    - On May 31, 1996, we issued 16,000,000 shares of preferred stock to Retix in exchange for the transfer to Sonoma of certain assets and liabilities relating to Retix's former internetworking business.

    - On December 15, 1997, we issued 5,987,000 shares of preferred stock and 12,999 shares of common stock to Retix in exchange for the cancellation of $6,000,000 of debt owed to Retix.

    - On January 15, 1998, we issued to Retix 2,363,636 shares of Series A preferred stock, 1,691,123 shares of Series B convertible preferred stock, and 3,508,877 shares of Series C convertible preferred stock in exchange for the cancellation of $2,730,000 of indebtedness owed to Retix and the cancellation of 21,987,000 shares of preferred stock owned by Retix.

    - On January 15, 1998 and on March 13, 1998, we issued an aggregate of 14,299,997 shares of Series C convertible preferred stock, excluding the 3,508,877 shares of Series C convertible preferred stock issued to Retix, to 5 accredited investors for an aggregate offering price of $9,000,000.

    - On July 8, 1998, we issued warrants to purchase 125,587 shares of common stock to Transamerica Business Credit Corporation and issued warrants to purchase 31,397 shares of common stock to Priority Capital Resources in connection with an equipment line of credit.

    - On November 12, 1998 and December 14, 1998, we issued an aggregate of 6,199,095 shares of Series D convertible preferred stock to 13 accredited investors for an aggregate offering price of $10,000,000.

    - On November 24, 1999 we issued an aggregate of 2,067,248 shares of Series E convertible preferred stock to 17 accredited investors for an aggregate offering price of $7,525,000.

    - On February 24, 2000 we issued an aggregate of 2,334,049 shares of Series E convertible preferred stock to 22 accredited investors for an aggregate offering price of approximately $8,500,000.

    - On February 24, 2000, we issued warrants to purchase 6,000,000 shares of common stock to Nortel Networks Inc. in connection with the OEM Purchase and Sale Agreement entered into between us and Nortel.

We used the proceeds of these sales for working capital and other general corporate purposes. We did not employ any underwriters, brokers or finders in connection with any of the transactions set forth above.

    The sales of the securities listed above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us. We used the proceeds of the stock sales for working capital and other general corporate purposes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS

       EXHIBIT
         NO.                                    DESCRIPTION
         1.1            Form of Underwriting Agreement**
         2.1            Agreement and Plan of Reorganization and Merger, dated
                                      , 2000, between Sonoma Systems, Inc. and
                        Sonoma Systems**
         3.1            Certificate of Incorporation of Sonoma Systems, Inc.**
         3.3            Bylaws of Sonoma Systems, Inc.**
         4.1            Specimen form of stock certificate for Common Stock**
         5.1            Opinion of Stradling Yocca Carlson & Rauth, a Professional
                        Corporation**
        10.1            1999 Stock Option Plan (the "1999 Plan")**
        10.2            Form of Stock Option Agreement pertaining to the 1999 Plan**
        10.3            1996 Stock Option Plan, as amended (the "1996 Plan")**
        10.4            Form of Stock Option Agreement pertaining to the 1996 Plan**
        10.5            Form of Indemnification Agreement for Officers and Directors
                        of Sonoma Systems, Inc.**
        10.6            Master Agreement, between Vertel Corporation and Sonoma
                        Systems, dated May 31, 1996, including the form of
                        Grant-Back License Agreement, between Vertel Corporation and
                        Sonoma Systems, dated May 31, 1996 and the form of Loan
                        Agreement, between Vertel Corporation and Sonoma Systems,
                        dated May 31, 1996**
        10.7            Intercompany Loan Conversion Agreement, between Vertel
                        Corporation and Sonoma Systems, dated December 15, 1997 as evidenced by a Preferred Stock Purchase Agreement between
                        Sonoma Systems and Retix, dated December 15, 1997**

       EXHIBIT
         NO.                                    DESCRIPTION
        10.8            Amended and Restated Loan and Security Agreement, between
                        Sonoma Systems and Silicon Valley Bank, dated November 29,
                        1999**
        10.9            OEM Reseller Agreement, between Newbridge Networks
                        Corporation and Sonoma Systems, dated September 17, 1997, as amended May 29, 1998 +**
        10.10           Master Loan and Security Agreement, between Transamerica
                        Business Credit Corporation and Sonoma Systems dated July 8,
                        1998, as amended June 7, 1999**
        10.11           Stock Subscription Warrant Agreement No. 1, between
                        Transamerica Business Credit Corporation and Sonoma Systems,
                        dated July 8, 1998**
        10.12           Stock Subscription Warrant Agreement No. 2, between Priority
                        Capital Resources and Sonoma Systems, dated July 8, 1998**
        10.13           Sublease Agreement, between Olicom, Inc. and Sonoma Systems, dated December 1, 1998**
        10.14           Assignment and Assumption of Sublease and Sub-subleases,
                        between ValueOptions of California, Inc., Vertel
                        Corporation, and Sonoma Systems, dated June 15, 1999**
        10.15           Amended and Restated Rights Agreement, dated February 23,
                        2000, between Sonoma Systems and the Investors named therein
                        +**
        10.16           OEM Product Supply Agreement, dated October 22, 1999,
                        between Cabletron Systems, Inc. and Sonoma Systems +**
        10.17           OEM Purchase and Sale Agreement, dated February 10, 2000,
                        between Nortel Networks Inc. and Sonoma Systems +**
        10.18           Common Stock Purchase Warrant, dated February 24, 2000,
                        issued by Sonoma Systems to Nortel Networks Inc. +**
        10.19           OEM Agreement dated May 27, 1998 between Siemens AG and
                        Sonoma Systems Europe Ltd. +**
        10.20           OEM Agreement, dated May 18, 1998 between Maker
                        Communications, Inc. and Sonoma Systems +**
        10.21           Warrant to purchase Common Stock, dated November 29, 1999, issued by Sonoma Systems to Silicon Valley Bank**
        10.22           2000 Employee Stock Purchase Plan**
        21.1            Subsidiaries of Sonoma Sytems**
        23.1            Consent of Stradling Yocca Carlson & Rauth, a Professional
                        Corporation (to be contained in the opinion to be filed as
                        Exhibit 5.1 hereto)**
        23.2            Consent of Deloitte & Touche LLP
        24.1            Power of Attorney (contained on the signature page of this
                        Registration Statement)**
        27.1            Financial Data Schedule

------------------------

** To be filed by amendment.

+ Portions of this exhibit are omitted and are filed seperately with the Securities and Exchange Commission pursuant to Sonoma's request for confidential treatment under Rule 406 of the Securities Act of 1933, amended.

(b) Financial Statement Schedule

Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marina del Rey, State of California, on the 28th day of February, 2000.

                                                       SONOMA SYSTEMS, INC.

                                                       By:  /s/ GREGORY W. KOSS
                                                            --------------------------------------
                                                            Gregory W. Koss
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of Sonoma Systems, Inc. do hereby constitute and appoint Gregory W. Koss and Steven M. Waszak, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Sonoma Systems, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                 TITLE                    DATE
                                                       Chief Executive Officer,
/s/ GREGORY W. KOSS                                      President and Director
-------------------------------------------              (principal executive      February 28, 2000
Gregory W. Koss                                          officer)

                                                       Executive Vice
                                                         President, Chief
/s/ STEVEN M. WASZAK                                     Financial Officer and
-------------------------------------------              Chief Operating           February 28, 2000
Steven M. Waszak                                         Officer (principal
                                                         financial and
                                                         accounting officer)

                      SIGNATURE                                 TITLE                    DATE
/s/ MARK A. FLOYD                                      Director
-------------------------------------------                                        February 28, 2000
Mark A. Floyd

/s/ CLYDE HEINTZELMAN                                  Director
-------------------------------------------                                        February 28, 2000
Clyde A. Heintzelman

/s/ ROBERT A. HOFF                                     Director
-------------------------------------------                                        February 28, 2000
Robert A. Hoff

                                                       Director
-------------------------------------------                                        February 28, 2000
Robert Jenks

/s/ ANDREW KAU                                         Director
-------------------------------------------                                        February 28, 2000
Andrew Kau

/s/ WILLIAM JEFFERSON MARSHALL                         Director
-------------------------------------------                                        February 28, 2000
William Jefferson Marshall

                                 EXHIBIT INDEX

       EXHIBIT
         NO.                                    DESCRIPTION
         1.1            Form of Underwriting Agreement**
         2.1            Agreement and Plan of Reorganization and Merger, dated
                                      , 2000, between Sonoma Systems, Inc. and
                        Sonoma Systems**
         3.1            Certificate of Incorporation of Sonoma Systems, Inc.**
         3.3            Bylaws of Sonoma Systems, Inc.**
         4.1            Specimen form of stock certificate for Common Stock**
         5.1            Opinion of Stradling Yocca Carlson & Rauth, a Professional
                        Corporation**
        10.1            1999 Stock Option Plan (the "1999 Plan")**
        10.2            Form of Stock Option Agreement pertaining to the 1999 Plan**
        10.3            1996 Stock Option Plan, as amended (the "1996 Plan")**
        10.4            Form of Stock Option Agreement pertaining to the 1996 Plan**
        10.5            Form of Indemnification Agreement for Officers and Directors
                        of Sonoma Systems, Inc.**
        10.6            Master Agreement, between Vertel Corporation and Sonoma
                        Systems, dated May 31, 1996, including the form of
                        Grant-Back License Agreement, between Vertel Corporation and
                        Sonoma Systems, dated May 31, 1996 and the form of Loan
                        Agreement, between Vertel Corporation and Sonoma Systems,
                        dated May 31, 1996**
        10.7            Intercompany Loan Conversion Agreement, between Vertel
                        Corporation and Sonoma Systems, dated December 15, 1997 as evidenced by a Preferred Stock Purchase Agreement between
                        Sonoma Systems and Retix, dated December 15, 1997**
        10.8            Amended and Restated Loan and Security Agreement, between
                        Sonoma Systems and Silicon Valley Bank, dated November 29,
                        1999**
        10.9            OEM Reseller Agreement, between Newbridge Networks
                        Corporation and Sonoma Systems, dated September 17, 1997, as amended May 29, 1998 +**
        10.10           Master Loan and Security Agreement, between Transamerica
                        Business Credit Corporation and Sonoma Systems dated July 8,
                        1998, as amended June 7, 1999**
        10.11           Stock Subscription Warrant Agreement No. 1, between
                        Transamerica Business Credit Corporation and Sonoma Systems,
                        dated July 8, 1998**
        10.12           Stock Subscription Warrant Agreement No. 2, between Priority
                        Capital Resources and Sonoma Systems, dated July 8, 1998**
        10.13           Sublease Agreement, between Olicom, Inc. and Sonoma Systems, dated December 1, 1998**
        10.14           Assignment and Assumption of Sublease and Sub-subleases,
                        between ValueOptions of California, Inc., Vertel
                        Corporation, and Sonoma Systems, dated June 15, 1999**
        10.15           Amended and Restated Rights Agreement, dated February 23,
                        2000, between Sonoma Systems and the Investors named therein
                        +**
        10.16           OEM Product Supply Agreement, dated October 22, 1999,
                        between Cabletron Systems, Inc. and Sonoma Systems +**
        10.17           OEM Purchase and Sale Agreement, dated February 10, 2000,
                        between Nortel Networks Inc. and Sonoma Systems +**

       EXHIBIT
         NO.                                    DESCRIPTION
        10.18           Common Stock Purchase Warrant, dated February 24, 2000,
                        issued by Sonoma Systems to Nortel Networks Inc. +**
        10.19           OEM Agreement dated May 27, 1998 between Siemens AG and
                        Sonoma Systems Europe Ltd. +**
        10.20           OEM Agreement, dated May 18, 1998 between Maker
                        Communications, Inc. and Sonoma Systems +**
        10.21           Warrant to purchase Common Stock, dated November 29, 1999, issued by Sonoma Systems to Silicon Valley Bank**
        10.22           2000 Employee Stock Purchase Plan**
        21.1            Subsidiaries of Sonoma Sytems**
        23.1            Consent of Stradling Yocca Carlson & Rauth, a Professional
                        Corporation (to be contained in the opinion to be filed as
                        Exhibit 5.1 hereto)**
        23.2            Consent of Deloitte & Touche LLP
        24.1            Power of Attorney (contained on the signature page of this
                        Registration Statement)**
        27.1            Financial Data Schedule

------------------------

** To be filed by amendment.

+ Portions of this exhibit are omitted and are filed seperately with the Securities and Exchange Commission pursuant to Sonoma's request for confidential treatment under Rule 406 of the Securities Act of 1933, amended.

(b) Financial Statement Schedule

Schedule II--Valuation and Qualifying Accounts

                              SONOMA SYSTEMS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                ADDITIONS/
                                BALANCE AT     (DEDUCTIONS)
                                BEGINNING    CHARGED TO COSTS                 BALANCE AT
         DESCRIPTION            OF PERIOD      AND EXPENSES     DEDUCTIONS   END OF PERIOD
FOR THE YEAR ENDED DECEMBER
31, 1999
Allowances Deducted from
  Assets
  Accounts receivable.........    $  241              8             (58)        $  191
  Inventories.................       243            504            (203)           544
                                  ------          -----           -----         ------
  Total Allowances Deducted
    from Assets...............    $  484            512            (261)        $  735
                                  ======          =====           =====         ======

FOR THE YEAR ENDED DECEMBER
31, 1998
Allowances Deducted from
  Assets
  Accounts receivable.........    $  398                           (157)        $  241
  Inventories.................       984            100            (841)           243
                                  ------          -----           -----         ------
  Total Allowances Deducted
    from Assets...............    $1,382            100            (998)        $  484
                                  ======          =====           =====         ======
FOR THE YEAR ENDED DECEMBER
31, 1997
Allowances Deducted from
  Assets......................
  Accounts receivable.........    $  869           (250)           (221)        $  398
  Inventories.................     1,333            236            (585)           984
                                  ------          -----           -----         ------
  Total Allowances Deducted
    from Assets...............    $2,202            (14)           (806)        $1,382
                                  ======          =====           =====         ======